As filed with the U.S. Securities and Exchange Commission on November 27, 2023

Registration No. 333-270702

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

AMENDMENT NO. 4
to
FORM S-1
REGISTRATION STATEMENT
Under
The Securities Act of 1933

_________________

ORANCO, INC.
(Exact name of Registrant as specified in its charter)

_________________

Nevada	5180	87-0574491
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6470 East Johns Crossing, Suite 160
Johns Creek, GA 30097
Tel: (470) 567-3773
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

_________________

Peng Yang
Chief Executive Officer
6470 East Johns Crossing, Suite 160
Johns Creek, GA 30097
Tel: (770) 906-7587
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_________________

Copies to:
Lan Lou, Esq. Jun He Law Offices LLC Suite 1919, 630 Fifth Avenue New York, NY 10111 (917) 661-8175	Jason T. Simon Yangyang Jia Greenberg Traurig, LLP 1750 Tysons Blvd., Suite 1000 McLean, VA 22102 703-749-1300

_________________

Approximate date of commencement of the proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On June 8, 2023, Oranco, Inc. effected a reverse stock split at a ratio of 1-for-5 solely to decrease its issued and outstanding shares of common stock from 41,948,748 shares to 8,389,750 shares, with a par value of $0.001 each (the “Reverse Split”). On October 10, 2023, Oranco Inc. effected a stock split at a ratio of 1-to-1.5 solely to increase its issued and outstanding shares of common stock from 8,389,750 shares to 12,584,625 shares, with a par value of $0.001 each (the “Stock Split”). Information of the offering price range and the assumed offering price, share numbers, option numbers, warrant numbers, other derivative security numbers and exercise prices appearing in this registration statement has been adjusted to give effect to the Reverse Split and the Stock Split, unless otherwise indicated or unless the context suggests otherwise.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED NOVEMBER 27, 2023

2,000,000 Shares of Common Stock

Shares underlying Representative’s Warrants: 80,000 Shares of Common Stock

Oranco, Inc.

This is the initial public offering of shares of common stock of Oranco, Inc., a corporation formed under the laws of the State of Nevada (“Oranco”). Prior to this offering, there has been no public market for Oranco’s common stock. Oranco is offering 2,000,000 shares of common stock, par value $0.001 per share (the “Public Offering Shares”). The initial public offering of the Public Offering Shares is being made on a firm commitment basis. Oranco has applied to list its common stock on the Nasdaq Capital Market under the symbol “ORNC.” At this time, Nasdaq has not yet approved Oranco’s application to list its common stock. The closing of this offering is conditioned upon Nasdaq’s final approval of Oranco’s listing application. We cannot assure you that Oranco’s application will be approved, and if it is not approved by Nasdaq, we will not proceed with this offering.

Each share of Oranco’s common stock is entitled to one vote per share. See “Description of the Securities.” Oranco will register its common stock under the Securities Exchange Act of 1934, as Amended.

Oranco has agreed to issue to US Tiger Securities, Inc. (the “Representative”) warrants to purchase 4.0% of the number of Oranco’s common stock sold in this offering (the “Representative’s Warrants”). The Representative’s Warrants will have an exercise price equal to 120% of the offering price of the shares of common stock sold in this offering and may be exercised on a cashless basis. The Representative’s Warrants will be exercisable at any time and from time to time, in whole or in part, during the three-year period after the date of commencement of sales of this offering.

We are an “emerging growth company” as defined under the U.S. federal securities laws and, as such, will be subject to reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary — Emerging Growth Company.” Investing in Oranco’s common stock involves a high degree of risk. See “Risk Factors” commencing on page 17.

After the completion of this offering, Mr. Peng Yang, Oranco’s Chief Executive Officer, at an assumed initial offering price of $5.00 per share (the high-point of the estimated public offering price range), will continue to hold up to 86.29% of Oranco’s common stock. Oranco expects to be a “Controlled Company” within the meaning of the corporate governance standards of Nasdaq, because, and as long as, Mr. Peng Yang holds more than 50% of the Oranco’s voting power for the election of Oranco’s directors. For so long as Oranco remains a Controlled Company under that definition, Oranco is permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules of Nasdaq, including:

•        an exemption from the rule that a majority of Oranco’s board of directors must be independent directors;

•        an exemption from the rule that the compensation of Oranco’s chief executive officer must be determined or recommended solely by independent directors; and

•        an exemption from the rule that Oranco’s director nominees must be selected or recommended solely by independent directors.

Oranco is a holding company incorporated in Nevada. As a holding company with no material operations of its own, Oranco conducts substantially all of its operations through and receives economic benefits from its subsidiaries established in the People’s Republic of China (the “PRC” or “China”) (the “PRC Subsidiaries”). For a description of our corporate structure, see “Prospectus Summary — Business Overview” on page 5. This structure involves unique risks to investors and you may never directly hold equity interests in our Chinese operating entities. You are specifically cautioned that there are significant legal and operational risks associated with having substantially all of our business operations in China, including those changes in the legal, political and economic policies of the Chinese government, the relations between China and the United States, or Chinese or United States regulations, which may materially and adversely affect our business, financial condition, results of operations and the market price of Oranco’s securities. Moreover, the Chinese government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence the PRC Subsidiaries’ operations in China at any time. Although we believe our operating structure is legal and permissible under the Chinese law and regulations currently in effect, Chinese regulatory authorities could take a different position on the interpretation and enforcement of laws and regulations and disallow our holding company structure, which would likely result in a material adverse change in our operations and/or the value of Oranco’s common stock being offered, including that it could cause the value of such common stock to significantly decline or become worthless. For a detailed discussion of risks facing us and the offering as a result of this structure, see “Risk Factors — Risks Related to Doing Business in China” commencing on page 25.

The shares of common stock offered in this offering are shares of Oranco, the U.S. holding company, not shares of our PRC Subsidiaries. As a holding company, Oranco may rely on dividends and other distributions on equity paid by our PRC Subsidiaries for its cash and financing requirements. Our PRC Subsidiaries’ ability to distribute dividends is based upon their distributable earnings. Current PRC regulations permit our PRC Subsidiaries to pay dividends to their respective shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of our PRC Subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. These reserves are not distributable as cash dividends. In addition, if any of our PRC Subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to Oranco. If Oranco intends to distribute dividends, the PRC Subsidiaries will transfer funds to Oranco through the Hong Kong subsidiary in accordance with the laws and regulations of the PRC and Hong Kong, and the dividends will be distributed from Oranco to its shareholders in proportion to their respective shareholdings, regardless of whether the shareholders are U.S. investors or investors in other countries or regions. However, to the extent cash is transferred to our mainland China or Hong Kong subsidiaries, there can be no assurance that the PRC government will not intervene or impose restrictions or limitations on the ability of Oranco or our subsidiary in Hong Kong to transfer cash to our PRC Subsidiaries. Should transfers be made in the future, restrictions on currency exchanges in China may limit our ability to freely convert such RMB to fund any future business activities outside of China or other payments in U.S. Dollars, and capital control measures imposed by the Chinese government may limit our ability to use capital from our PRC Subsidiaries for business purposes outside of China. For more information, see “PRC Regulations — PRC Laws and Regulations on Foreign Exchange”. As a result, such funds may not be available to fund operations or for other use outside of the PRC or Hong Kong. Neither Oranco nor any of our PRC Subsidiaries has made any dividends or other distributions to U.S. investors as of the date of this prospectus. Oranco intends to retain most, if not all, of available funds and any future earnings after this offering to the development and growth of the business of Oranco and its PRC Subsidiaries in China. Oranco does not expect to pay dividends in the foreseeable future. See “Risk Factors — Risks Related to Doing Business in China — Approvals and/or other requirements by the CSRC or other PRC governmental authorities may be required in connection with an offering under PRC rules, regulations or policies, and, if required, we cannot predict whether or how soon we will be able to obtain such approvals” commencing on page 25.

Currently, other than complying with the applicable PRC laws and regulations, we do not have our own cash management policy and procedures that dictate how funds are transferred.

Within our holding company structure, the cross-border transfer of funds from Oranco to our PRC Subsidiaries is permitted by the laws and regulations of the PRC currently in effect. In the future, cash proceeds raised from financing activities, including this offering, may be transferred by Oranco to our PRC Subsidiaries via capital contribution or shareholder loans, as the case may be subject to the satisfaction of applicable government registration, approval and filing requirements in China. However, our PRC Subsidiaries may only procure shareholder loans from our subsidiary in Hong Kong to the extent of the difference between their respective registered capital and total investment amount as recorded in the Chinese Foreign Investment Comprehensive Management Information System.

Recent statements by the Chinese government indicate an intent to exert more oversight and more control over offerings conducted overseas and/or foreign investments in China based issuers. Recently, the PRC government initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement. On December 28, 2021, thirteen governmental departments of the PRC, including the Cyberspace Administration of China (the “CAC”), issued the Cybersecurity Review Measures, which became effective on February 15, 2022. The Cybersecurity Review Measures provide that an online platform operator, which possesses personal information of at least one million users, must apply for a cybersecurity review by the CAC if it intends to be listed in foreign countries. Because the current operations of our PRC Subsidiaries do not possess personal information from more than one million users, we do not believe that we are currently subject to the cybersecurity review by the CAC, although that may change in the future. In addition, as of the date of this prospectus, we have not been involved in any investigations on cybersecurity review initiated by any PRC regulatory authority, nor have we received any inquiry, notice, or sanction related to cybersecurity review under the Cybersecurity Review Measures. As of the date of this prospectus, we do not believe we are in a monopolistic position in the wine and spirits sales and distributions industry. In summary, the recent statements and regulatory actions by the Chinese government related to the use of variable interest entities, which we do not have, and data security or antimonopoly concerns, have not affected our PRC Subsidiaries’ ability to conduct their business. However, since these statements and regulatory actions by the PRC government are newly published and detailed official guidance and related implementation rules have not been issued or taken effect, it is highly uncertain how soon the regulatory bodies in China will finalize implementation measures, and the potential impact the modified or new laws and regulations will have on the daily business operations of our PRC Subsidiaries. The Standing Committee of the National People’s Congress (the “SCNPC”) or other PRC regulatory authorities may in the future promulgate laws, regulations or implementing rules that would require Oranco or its PRC Subsidiaries to obtain regulatory approval from Chinese authorities before or during Oranco’s listing in the U.S. For more information on various risks related to doing business in China, see “Risk Factors — Risks Related to Doing Business in China” commencing on page 25.

On December 24, 2021, the CSRC released the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments), or the Draft Administrative Provisions, and the Administrative Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments), together the “Overseas Listing Drafts”, both of which were open for public comments until January 23, 2022. On February 17, 2023, the CSRC issued the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises, or the “Trial Measures,” which became effective on March 31, 2023. The CSRC also circulated Supporting Guidance Rules No. 1 through No. 5, Notes on the Trial Measures, Notice on Administration Arrangements for the Filing of Overseas Listings by Domestic Enterprises and relevant CSRC Answers to Reporter Questions, collectively, the “Guidance Rules and Notice”, on CSRC’s official website, on the same day. The Trial Measures, together with the Guidance Rules and Notice, reiterate the basic principles of the Overseas Listing Drafts and impose substantially the same requirements for the overseas securities offering and listing by domestic enterprises. Under the Trial Measures and the Guidance Rules and Notice, domestic enterprises conducting overseas securities offering and listing, either directly or indirectly, shall complete filings with the CSRC pursuant to the Trial Measures’ requirements within three business days following the submission of application for an initial public offering or listing. Starting from March 31, 2023, enterprises that have been listed overseas or satisfy all of the following conditions shall be deemed as “Grandfathered Issuers,” or “Existing Companies,” and are not required to file with the CSRC immediately, but shall complete filings as required if they conduct refinancing or are involved in subsequent securities issuances that require filing with the CSRC: (i) the application for indirect overseas offering or listing shall have been approved by the relevant overseas regulatory authority or stock exchange prior to March 31, 2023 (as the SEC does not approve or disapprove of an offering, this requirement is interpreted to be the SEC’s declaration of the registration statement to be effective with respect to this offering), (ii) the enterprise is not required to reapply for the approval of the relevant overseas regulatory authority or stock exchange, and (iii) such overseas securities offering or listing shall be completed before September 30, 2023. Starting from March 31, 2023, domestic enterprises that have submitted valid applications for overseas offerings and listing but have not obtained the approval from relevant overseas regulatory authority or overseas stock exchange shall complete filings with the CSRC prior to the completion of their overseas offering and listing.

As advised by our PRC Counsel, Beijing Zhonglun W&D Taiyuan Law Firm, since Oranco’s registration statement on Form S-1 was not declared effective by the SEC prior to March 31, 2023, we are required to comply with the filing requirements under the Trial Measures in connection with this offering. As of the date of this prospectus, our PRC counsel does not expect there to be any material legal obstacle for us to comply with the filing requirements under the Trial Measures. In addition, any future securities offerings and listings outside of mainland China by Oranco, including, but not limited to, follow on offerings, secondary listings, and going private transactions, will be subject to the filing requirements with the CSRC under the Trial Measures.

As advised by our PRC Counsel, Beijing Zhonglun W&D Taiyuan Law Firm, as of the date of this prospectus, all parties involved in the transaction have not violated any obligations under the Trial Measures. We have designated our main operating entity in China, Shanxi Huaxin Wine Industry Development Co., Ltd., to submit filings to the China Securities Regulatory Commission (CSRC). The filing process is underway. We expect to comply with our obligations under the Trial Measures before we complete this offering. If we fail to comply with the filing obligations to the CSRC, according to the Trial Measures, the CSRC has the authority to order corrections, issue warnings, and impose fines. If we violate obligations other than filing requirements, relevant PRC laws governing confidentiality, foreign investment, cybersecurity, data security, and foreign exchange management may apply and may stipulate corresponding penalties.

As of the date of this prospectus, as further advised by our PRC Counsel, Beijing Zhonglun W&D Taiyuan Law Firm, none has Oranco, our Nevada holding company, or any of our PRC Subsidiaries received any inquiry, notice, warning or sanctions regarding the offering from the CSRC or any other PRC governmental authorities.

In addition, pursuant to the Holding Foreign Companies Accountable Act (the “HFCA Act”), the Public Company Accounting Oversight Board (the “PCAOB”) issued a Determination Report on December 16, 2021 (the “2021 PCAOB Report”) which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, because of a position taken by one or more authorities in such jurisdictions. The PCAOB’s report also identified individual registered public accounting firms which are subject to these determinations. The PCAOB issued a Determination Report on December 15, 2022, determining that the PCAOB secured complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong, and vacating the 2021 Determinations to the contrary. However, the PCAOB further noted that it will act immediately to consider the need to issue a new determination if the PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access. Our registered public accounting firm, PKF Littlejohn, is not headquartered in mainland China or Hong Kong and was not identified in the 2021 PCAOB Report as a firm subject to the PCAOB’s determination. PKF Littlejohn is subject to inspection by the PCAOB and the audit workpapers of Oranco, including those of its PRC Subsidiaries, are retained in the United Kingdom by PKF Littlejohn and available for the PCAOB inspection. However, if the PCAOB determines that it cannot inspect or investigate completely our auditor in the future, you may be deprived of the benefits of such inspection and such determination could result in limitation or restriction to our access to the U.S. capital markets and trading of Oranco’s securities may be prohibited under the HFCA Act or the threat of their being delisted and prohibited from being traded, may materially and adversely affect the value of your investment. On December 29, 2022, the Consolidated Appropriations Act, 2023 was signed into law, which, among other things, amended the HFCA Act to reduce from three years to two years the number of consecutive years an issuer can be identified as a Commission-Identified Issuer before the Securities and Exchange Commission must impose an initial trading prohibition on the issuer’s securities.

See “Risk Factor — Risks Related to Doing Business in China — Oranco’s common stock may be delisted and prohibited from being traded under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors for two consecutive years. The delisting and the cessation of trading of our shares, or the threat of their being delisted and prohibited from being traded, may materially and adversely affect the value of your investment” commencing on page 37.

For a detailed description of all risks relating to doing business in the PRC, see “Risk Factors — Risks Related to Doing Business in China” commencing on page 25.

	Per Share	Total without Exercise of Over-Allotment Option	Total with Full Exercise of Over-Allotment Option
Initial public offering price	$5.00	$10,000,000	$11,500,000
Underwriting discount and commissions(1)(2)	$0.35	$700,000	$805,000
Proceeds, before expenses, to us	$4.65	$9,300,000	$10,695,000

____________

(1)       Represents underwriting discounts and commissions equal to 7% per share of common stock, which is the underwriting discount we have agreed to pay on all investors in this offering. Does not include, a 1.0% non-accountable expense allowance, payable to the Representative, or the reimbursement of certain expenses of the underwriters. See “Underwriting” for additional information regarding all underwriting compensation.

(2)       Oranco has agreed to issue to the Representative warrants to purchase 4.0% of the number of Oranco’s common stock sold in this offering. The Representative’s Warrants will have an exercise price equal to 120% of the offering price of the shares of common stock sold in this offering and may be exercised on a cashless basis. The Representative’s Warrants will be exercisable at any time and from time to time, in whole or in part, during the three-year period after the date of commencement of sales of this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares against payment in New York, NY on or about _______________, 2023.

US TIGER SECURITIES, INC.

The date of this prospectus is            , 2023

i

This prospectus contains information derived from various public sources regarding our industry. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the “Risk Factors” section. These and other factors could cause results to differ materially from those expressed in these publications and reports.

Until [              ], 2023 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.

Neither we nor the Representative has authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We and the Representative take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide you. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

For investors outside of the United States: we have not, and the Representative has not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside of the United States.

All trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert their rights thereto.

USE OF CERTAIN TERMS

In this prospectus, unless otherwise noted or as the context otherwise requires, “Oranco” or the “Company” refers to Oranco, Inc., a corporation formed under the laws of Nevada.

“We,” “us,” “our,” and the “Group” refers to the combined business of (i) Oranco and its subsidiaries, including (ii) Reliant Galaxy International Limited (“Reliant”), a corporation formed under the laws of British Virgin Islands and a wholly owned subsidiary of Oranco, Inc., (iii) Sure Rich Investment (Group) Limited (“Sure Rich”), a company formed under the laws of Hong Kong and a wholly-owned subsidiary of Reliant, (iv) Fujian Jin’ou Trading Co, Ltd. (“Jin’ou”), a company formed under the laws of the PRC and a wholly-owned subsidiary of Sure Rich, (v) Shanxi Huaxin Wine Industry Development Co., Ltd. (“Huaxin”), a company formed under the laws of the PRC and a wholly-owned subsidiary of Jin’ou, (vi) Shanxi Jinqiang Wine Industry Co., Ltd. (“Jinqiang”), a company formed under the laws of the PRC and a wholly-owned subsidiary of Huaxin, and (vii) Beijing Huaxin Tianchuang Enterprise Management Consulting Co., Ltd. (“Tianchuang”), and a corporation formed under the laws of the PRC and a 51%-owned subsidiary of Huaxin, and in certain instances, Guangzhou Silicon Technology Co. Ltd. (“Guimi”), a company formed under the laws of the PRC and 20%-owned by Huaxin.

•        “Chinese Baijiu” refers to the Chinese alcoholic beverage distilled from sorghum, barley, and other grains. Chinese Baijiu has a variety of flavors, including Moutai flavor, Luzhou flavor, light aromatic flavor, and Xifeng flavor, etc.

•        “Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

•        “Fenjiu Group” refers to Shanxi Xinghuacun Fen Wine Factory Co., Ltd., the producer of Fenjiu Liquor, owning brands including “Fenjiu,” “Xinghuacun,” “Zhuyeqing,” etc.

•        “Fenjiu Liquor” refers to the light aromatic flavor Chinese Baijiu produced by Fenjiu Group and bearing Fenjiu Group’s brands.

ii

•        “HKD” refers to Hong Kong Dollar, the official currency of the Special Administrative Region of Hong Kong.

•        “PRC Subsidiaries” refers to Jin’ou, Huaxin, Jinqiang, and Tianchuang.

•        “RMB” refers to Renminbi, the official currency of the People’s Republic of China.

•        “Securities Act” refers to the Securities Act of 1933, as amended.

•        “USD,” “$,” or “US$” refers to U.S. Dollar, the official currency of the United States of America.

•        “WFOE” refers to the Company’s wholly-foreign owned entity, Jin’ou.

iii

PROSPECTUS SUMMARY

This summary highlights the information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you or that you should consider before buying shares of Oranco’s common stock. You should read the entire prospectus carefully. The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. In particular, you should read the sections entitled “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

We have commissioned BMI Appraisals Limited to prepare a report in respect of China’s Wine and Chinese Spirits Market Research. We have also relied on statistics provided by a variety of publicly available sources regarding China’s expectations of growth. These materials are not incorporated in this prospectus other than to the extent specifically cited in this prospectus.

Cautionary Statement Regarding Doing Business in China

We are subject to certain legal and operational risks associated with our operations being based in China. PRC laws and regulations governing our current business operations are sometimes vague and uncertain, and as a result these risks may result in material changes in our operations, completely hinder our ability to offer or continue to offer our securities to investors and cause the value of our securities to significantly decline or become worthless. Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Strictly Cracking Down Illegal Securities Activities”, which was made available to the public on July 6, 2021. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies. The PRC government also initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using a variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement.

On July 10, 2021, the State Internet Information Office issued the Measures of Cybersecurity Review, which requires operators with personal information of more than one million users who want to list abroad to file a cybersecurity review with the Office of Cybersecurity Review. On November 14, 2021, the Cyberspace Administration of China (the “CAC”) published the Regulations on the Administration of Network Data Security (Draft for Comment) open for public consultation, which stipulates that if a data processor proposes to be listed abroad or provide personal information outside the territory of PRC, it shall be subject to certain security assessment and filing requirements in CAC or competent authorities. On December 28, 2021, the CAC and twelve other PRC regulatory authorities jointly revised and issued the Cyber Security Review Measures (“the Review Measures”), which became effective on February 15, 2022. The Review Measures provide, among others, (i) the purchase of cyber products and services by critical information infrastructure operators (the “CIIOs”) and the network platform operators (the “Network Platform Operators”), which engage in data processing activities that affect or may affect national security, shall be subject to the cybersecurity review by the Cybersecurity Review Office, the department which is responsible for the implementation of cybersecurity review under the CAC; and (ii) the Network Platform Operators with personal information data of more than one million users that seek for listing in a foreign country are obliged to apply for a cybersecurity review by the Cybersecurity Review Office.

On July 7, 2022, the CAC promulgated the Measures on Security Assessment of Cross-border Data Transfer, which became effective on September 1, 2022. The data export measures require that any data processor, who processes or exports personal information exceeding a certain volume threshold pursuant to the measures, shall apply for a security assessment by the CAC before transferring any personal information abroad, including the following circumstances: (i) important data will be provided overseas by any data processor; (ii) personal information will be provided overseas by any operator of critical information infrastructure or any data processor who processes the personal information of more than 1,000,000 individuals; (iii) personal information will be provided overseas by any data processor who has provided the personal information of more than 100,000 individuals in the aggregate or has provided the sensitive personal information of more than 10,000 individuals in the aggregate since January 1 of last year; and (iv) other circumstances where the security assessment is required as prescribed by the CAC. A data processor shall, before applying for the security assessment of an outbound data transfer, conduct a self-assessment of the risks involved in the outbound data transfer. The security assessment of a cross-border data transfer shall focus on assessing the risks that may be brought about by the cross-border data transfer concerning national security, public interests, or the lawful rights and interests of individuals or organizations.

On December 2, 2022, the Central Committee of the Communist Party of China and the State Council issued the “Opinions on Building a Data Basic System to Facilitate Data as a Factor of Production.” The opinions aim to lower the bar for market entities to gain access to data, promote efficient use and circulation of data on the condition of protecting national data security, personal information, and business secrets.

Because our PRC Subsidiaries, in their current operations, do not possess personal information from more than one million users, we do not believe that we are subject to the cybersecurity review by the CAC. In addition, as of the date of this prospectus, we have not been involved in any investigations on cybersecurity review initiated by the CAC or any other PRC regulatory authority, nor have we received any inquiry, notice, or sanction related to cybersecurity review under the Cybersecurity Review Measures. As of the date of this prospectus, we do not believe we are in a monopolistic position in the wine and spirits sales and distributions industry.

On December 24, 2021, the CSRC released the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments), or the Draft Administrative Provisions, and the Administrative Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments), together the “Overseas Listing Drafts”, both of which were open for public comments until January 23, 2022. On February 17, 2023, the CSRC issued the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises, or the “Trial Measures,” which became effective on March 31, 2023. The CSRC also circulated Supporting Guidance Rules No. 1 through No. 5, Notes on the Trial Measures, Notice on Administration Arrangements for the Filing of Overseas Listings by Domestic Enterprises and relevant CSRC Answers to Reporter Questions, collectively, the “Guidance Rules and Notice,” on CSRC’s official website, on the same day. The Trial Measures, together with the Guidance Rules and Notice, reiterate the basic principles of the Overseas Listing Drafts and impose substantially the same requirements for the overseas securities offering and listing by domestic enterprises. Under the Trial Measures and the Guidance Rules and Notice, domestic enterprises conducting overseas securities offering and listing, either directly or indirectly, shall complete filings with the CSRC pursuant to the Trial Measures’ requirements within three business days following the submission of application for an initial public offering or listing. Starting from March 31, 2023, enterprises that have been listed overseas or satisfy all of the following conditions shall be deemed as “Grandfathered Issuers,” or “Existing Companies,” and are not required to file with the CSRC immediately, but shall complete filings as required if they conduct refinancing or are involved in subsequent securities issuances that require filing with the CSRC: (i) the application for indirect overseas offering or listing shall have been approved by the relevant overseas regulatory authority or stock exchange prior to March 31, 2023 (as the SEC does not approve or disapprove of an offering, this requirement is interpreted to be the SEC’s declaration of the registration statement to be effective with respect to this offering), (ii) the enterprise is not required to reapply for the approval of the relevant overseas regulatory authority or stock exchange, and (iii) such overseas securities offering or listing shall be completed before September 30, 2023. Starting from March 31, 2023, domestic enterprises that have submitted valid applications for overseas offerings and listing but have not obtained the approval from relevant overseas regulatory authority or overseas stock exchange shall complete filings with the CSRC prior to the completion of their overseas offering and listing.

As advised by our PRC Counsel, Beijing Zhonglun W&D Taiyuan Law Firm, since Oranco’s registration statement on Form S-1 was not declared effective by the SEC prior to March 31, 2023, we are required to comply with the filing requirements under the Trial Measures in connection with this offering. As of the date of this prospectus, our PRC counsel does not expect there to be any material legal obstacle for us to comply with the filing requirements under the Trial Measures. In addition, any future securities offerings and listings outside of mainland China by Oranco, including, but not limited to, follow on offerings, secondary listings, and going private transactions, will be subject to the filing requirements with the CSRC under the Trial Measures.

As advised by our PRC Counsel, Beijing Zhonglun W&D Taiyuan Law Firm, as of the date of this prospectus, all parties involved in the transaction have not violated any obligations under the Trial Measures. We have designated our main operating entity in China, Shanxi Huaxin Wine Industry Development Co., Ltd., to submit filings to the China Securities Regulatory Commission (CSRC). The filing process is underway. We expect to comply with our obligations under the Trial Measures before we complete this offering. If we fail to comply with the filing obligations to the CSRC, according to the Trial Measures, the CSRC has the authority to order corrections, issue warnings, and impose fines. If we violate obligations other than filing requirements, relevant PRC laws governing confidentiality, foreign investment, cybersecurity, data security, and foreign exchange management may apply and may stipulate corresponding penalties.

As of the date of this prospectus, as further advised by our PRC Counsel, Beijing Zhonglun W&D Taiyuan Law Firm, none has Oranco, our Nevada holding company, or any of our PRC Subsidiaries received any inquiry, notice, warning or sanctions regarding the offering from the CSRC or any other PRC governmental authorities.

However, all of the statements and regulatory actions referenced in this prospectus are newly published, official guidance and related implementation rules have not been issued. It is highly uncertain what potential impact such modified or new laws and regulations will have on our daily business operations, the ability to accept foreign investments and list on a U.S. securities exchange. PRC regulatory authorities may in the future promulgate laws, regulations or implementing rules that require Oranco or our PRC Subsidiaries to obtain regulatory approvals from Chinese authorities before listing in the United States. If we inadvertently conclude that such permission or approval is not required, or fail to obtain or maintain such permissions, approvals, licenses or permits required for our business or respond to changes in the applicable laws, regulations or interpretations, and we fail to obtain such permissions or approvals in the future, we could be subject to liabilities, penalties and operational disruption, which may materially and adversely affect our business, operating results, financial condition and the value of our securities, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless. If it is determined in the future that the approval of the Cyberspace Administration of China or any other PRC regulatory authority is required for this offering or we fail to complete our filings with CSRC before the completion of this offering, Oranco and its PRC Subsidiaries may face sanctions by the CSRC, the Cyberspace Administration of China or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on the operation of our PRC Subsidiaries in China, limit the ability of our PRC Subsidiaries to pay dividends outside of China, limit the operations of our PRC Subsidiaries in China, delay or restrict the repatriation of the proceeds from this offering into China or take other actions that could have a material adverse effect on our and of our PRC Subsidiaries’ business, financial condition, results of operations and prospects, as well as the trading price of Oranco’s securities. The CSRC, the Cyberspace Administration of China or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of Oranco’s shares of common stock. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur. In addition, if the CSRC, the Cyberspace Administration of China or other PRC regulatory agencies later promulgate new rules requiring that we or our PRC Subsidiaries obtain their approvals for this offering, we or our PRC Subsidiaries may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding such an approval requirement could have a material adverse effect on the trading price of Oranco’s securities. For more details, see “Risks Related to Doing Business in China — Approvals and/or other requirements by the CSRC or other PRC governmental authorities may be required in connection with an offering under PRC rules, regulations or polices, and if required, we cannot predict whether or how soon we will be able to obtain such approvals” on page 25.

Cautionary Statement Regarding Holding Foreign Companies Accountable Act

On May 20, 2020, the U.S. Senate passed the Holding Foreign Companies Accountable Act requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the Company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a U.S. stock exchange. On December 2, 2020, the U.S. House of Representatives approved the Holding Foreign Companies Accountable Act. On December 18, 2020, the Holding Foreign Companies Accountable Act was signed into law.

On June 22, 2021, the U.S. Senate passed a bill which, if passed by the U.S. House of Representatives and signed into law, would reduce the number of consecutive non-inspection years required for triggering the prohibitions under the Holding Foreign Companies Accountable Act from three years to two, and thus, would reduce the time before our securities may be prohibited from trading or delisted.

On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the Holding Foreign Companies Accountable Act. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions.

On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions.

On August 26, 2022, the PCAOB signed a Statement of Protocol with the China Securities Regulatory Commission and the Ministry of Finance of the People’s Republic of China, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. The Statement of Protocol gives the PCAOB sole discretion to select the firms, audit engagements and potential violations it inspects and investigates and puts in place procedures for PCAOB inspectors and investigators to view complete audit work papers with all information included and for the PCAOB to retain information as needed. In addition, the Statement of Protocol grants the PCAOB direct access to interview and take testimony from all personnel associated with the audits the PCAOB inspects or investigates. While significant, the Statement of Protocol is only a first step. Uncertainties still exist as to whether and how this new Statement of Protocol will be implemented. The PCAOB is required to reassess its determinations by the end of 2022 and there are uncertainties whether the PCAOB will determine it is still unable to inspect or investigate completely registered public accounting firms in mainland China and Hong Kong.

The lack of access to the PCAOB inspection in China prevents the PCAOB from fully evaluating audits and quality control procedures of the auditors based in China. As a result, the investors may be deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of these accounting firms’ audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause existing and potential investors in Oranco’s stock to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.

Our auditor, PKF Littlejohn, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws of the United States pursuant to which the PCAOB conducts regular inspections to assess our auditor’s compliance with the applicable professional standards. Our auditor is headquartered in London, U.K., and is subject to inspection by the PCAOB on a regular basis with the latest inspection report dated May 2022, and PKF Littlejohn is not subject to the determinations announced by the PCAOB on December 16, 2021.

The recent joint statement by the SEC and PCAOB proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act called for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering. Despite that we have a U.K. based auditor that is registered with the PCAOB and subject to PCAOB inspection, there are still risks to the Company and investors if it is later determined that the PCAOB is unable to inspect or investigate completely our auditor because of a position taken by an authority in a foreign jurisdiction. Such risks include, but are not limited to, that trading in our securities may be prohibited under the Holding Foreign Companies Accountable Act and as a result an exchange may determine to delist our securities.

We cannot assure you whether Nasdaq or other regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. It remains unclear what the SEC’s implementation process related to the March 2021 interim final amendments will entail or what further actions the SEC, the PCAOB or Nasdaq will take to address these issues and what impact those actions will have on U.S. companies that have significant operations in the PRC and have securities listed on a U.S. stock exchange (including a national securities exchange or over-the-counter stock market). In addition, the March 2021 interim final amendments and any additional actions, proceedings, or new rules resulting from these efforts to increase U.S. regulatory access to audit information could create some uncertainty for investors, the market price of Oranco’s common stock could be adversely affected, trading in Oranco’s securities may be prohibited and Oranco could be delisted if we and our auditor are unable to meet the PCAOB inspection requirement or being required to engage a new audit firm, which would require significant expense and management time. The PCAOB issued a Determination Report on December 15, 2022, determining that the PCAOB secured complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong, and vacating the 2021 Determinations to the contrary. However, the PCAOB further noted that it will act immediately to consider the need to issue a new determination if the PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access. For a detailed description of the risks relating to the Holding Foreign Companies Accountable Act, see “Risk Factors — Risks Related to Doing Business in China” commencing on page 25.

Business Overview

Our Mission

Our mission is to promote premium light aromatic flavor Chinese Baijiu to China’s population at reasonable prices. Chinese Baijiu is spirits distilled from sorghum, barley and other grains. We aim to achieve this purpose through our high-quality Chinese Baijiu, a wide range of price points, creative and extensive marketing strategies and innovative bottle designs.

Corporate History

Oranco was incorporated under the laws of the State of Nevada on June 16, 1977, and became registered with the Securities and Exchange Commission in 1999.

On December 26, 2017, Million Success Business Limited (“Million Success”) entered into a purchase agreement with the then largest stockholder of Oranco, Mr. Claudio Gianascio, who owned 90.4% of the total outstanding shares of Oranco. Pursuant to the terms of the purchase agreement, Mr. Claudio Gianascio sold to Million Success all of his shares of common stock of Oranco, or 38,121,530 shares of the common stock, for $340,000. The share purchase closed on December 29, 2017.

At the closing of the share purchase, Mr. Peng Yang was appointed to serve as sole director, President, Treasurer and Secretary of Oranco, with such appointment effective on January 5, 2018.

On June 29, 2018, Oranco completed and closed a share exchange under a share exchange agreement by and among (i) Oranco, Inc.; (ii) Reliant Galaxy International Limited, a British Virgin Islands company with limited liability in which Mr. Peng Yang held a majority of shares; and (iii) the stockholders of Reliant (the “Reliant Sellers”). Pursuant to the share exchange agreement, Oranco acquired from the Reliant Sellers all of the issued and outstanding equity interests of Reliant in exchange for 349,296,000 newly-issued shares of common stock of Oranco to the Reliant Sellers. As a result of the share exchange, Reliant became a wholly owned subsidiary of Oranco and Mr. Peng Yang, Oranco’s current Chief Executive Officer, became the controlling stockholder of Oranco.

Prior to the share exchange, Oranco was a “shell company” with no business operations. As a result of the share exchange, Oranco ceased to be a “shell company” and continued the business operations of Reliant and Reliant’s subsidiaries as a publicly traded company under the name “Oranco, Inc.”

On February 23, 2022, the Securities and Exchange Commission accepted an offer of settlement submitted by Oranco and revoked the registration of each class of Oranco’s registered securities because Oranco had failed to file any periodic reports with the Securities and Exchange Commission since the period ended September 30, 2020. The primary cause of this failure was the severe delays in the Company’s preparation of its financial reports due to the ongoing COVID-19 pandemic. Mr. Peng Yang was serving as the Chief Executive Officer and sole director of Oranco when Oranco failed to file the periodic reports.

On June 8, 2023, Oranco, Inc. effected a reverse stock split at a ratio of 1-for-5 solely to decrease its issued and outstanding shares of common stock from 41,948,748 shares to 8,389,750 shares, with a par value of $0.001 each (the “Reverse Split”). On October 10, 2023, Oranco Inc. effected a stock split at a ratio of 1-to-1.5 solely to increase its issued and outstanding shares of common stock from 8,389,750 shares to 12,584,625 shares, with a par value of $0.001 each (the “Stock Split”).

Our Corporate Structure

Substantially all of our business operations are located in China. Oranco is a Nevada holding company with its business operations conducted in China through its PRC wholly foreign owned enterprise Jin’ou, or WFOE, and the two operating subsidiaries of WFOE, Huaxin and Jinqiang. We maintain our principal executive offices at 6470 East Johns Crossing, Suite 160 Johns Creek, GA 30097, United States. Our telephone number is (470) 567-3773.

Below is an illustration of our corporate structure.

Our Business

We are engaged in the business of marketing, selling and distributing light aromatic flavor Chinese Baijiu with a moderate price range in China.

Since 2013, our PRC Subsidiaries focused their business on the distribution and sale of Chinese Fenjiu Liquor, which is the premium brand name for light aromatic flavor Chinese Baijiu produced by Fenjiu Group. Distribution and sale of Fenjiu Liquor presented great business opportunities for us to build up extensive distribution channels and to develop effective marketing strategies to attract Chinese Baijiu consumers while promoting light aromatic flavor Chinese Baijiu under our own brands. Collaboration with Fenjiu Group and the sale of co-branded Fenjiu Liquor have increased the name recognition of our own brands.

In October 2016, our PRC Subsidiaries established their imported wine distribution business, in which they have sold and distributed wines imported from Spain and New Zealand in China.

After years of accumulation of experience, our PRC Subsidiaries have obtained significant knowledge of Chinese Baijiu market and deep understanding of the tastes of Chinese Baijiu consumers. With such knowledge and understanding, our PRC Subsidiaries started to shift the business focus to marketing and selling light aromatic flavor

Chinese Baijiu under a series of our own brands, including Dagangjiu (translated as “Big Jar Liquor”), Xiaogangjiu (translated as “Small Jar Liquor”), Jinshuiyao (translated as “the Tale of Shanxi’s Water”) and a few other brands. At the same time, we have gradually decreased our sale of imported wines as we perceive the Chinese market for imported wines has become unfavorable to our business.

As a result of the above-described evolution of the business operations of our PRC Subsidiaries, the current business of our PRC Subsidiaries consists of three sectors in China:

•        sale of light aromatic flavor Chinese Baijiu under our own brands, which accounted for approximately 100%, 84.5% and 77.2% of our revenue for the nine months ended March 31, 2023, fiscal year ended June 30, 2022 and fiscal year ended June 30, 2021, respectively;

•        collaboration with Fenjiu Group to sell co-branded Fenjiu Liquor bearing both Fenjiu Group brands and our own brands, and to a lesser extent, Chinese Baijiu bearing Fenjiu Group brands only, which accounted for approximately 0%, 11.7% and 10.0% of our revenue for the nine months ended March 31, 2023, fiscal year ended June 30, 2022 and fiscal year ended June 30, 2021, respectively; and

•        sale of imported wines, which accounted for approximately 0%, 3.8% and 12.8% of our revenue for the nine months ended March 31, 2023, fiscal year ended June 30, 2022 and fiscal year ended June 30, 2021, respectively.

In order to reduce the risks of counterfeit products, we are exploring the potential application of blockchain technology to our products through Guimi, a PRC technology company in which Huaxin purchased 20% of ownership interests at the price of RMB 1 million (approximately US$143,000) in September 2018. Blockchain technology can be applied to trace the production and transportation of goods, therefore enhancing the certainty of authenticity of the covered goods. This offers a meaningful solution to our business, long-plagued by counterfeit and pirated products. Guimi is still developing a technology that can be applied to our products.

Business Strategy

•        Increase our market share.    We expect that consumers’ increasing awareness of our brands will lead to increasing demand for our products. Our PRC Subsidiaries intend to continue focusing on developing light aromatic flavor Chinese Baijiu and, to a lesser extent, imported wine wholesale markets. By creating new bottle designs, expanding the marketing efforts, developing closer relationships with distributors and dealers, and building stable relationships with our major suppliers, we expect to improve our brand awareness and customer loyalty to improve our PRC Subsidiaries’ sales performance and expand our product lines to meet market demands.

•        Expand our sources of supply and distribution networks.    To meet the increasing demand for light aromatic flavor Chinese Baijiu, our PRC Subsidiaries will continue working closely with major suppliers to ensure both the quantity and quality of our light aromatic flavor Chinese Baijiu. In addition to maintaining the present distribution networks of our PRC Subsidiaries, we expect to further increase the investment in training our employees, updating our website and improving our client information managing system. Our goal is to build a high-performance distribution network with a very personal approach to our business partners.

•        Focus on the development of our own brands.    We believe that our own brands, especially Dagangjiu, enjoy high brand recognition and provide us with a competitive edge. Our PRC Subsidiaries intend to fully utilize the premium and flexibility offered by such brand recognition. Although our PRC Subsidiaries currently focus on light aromatic flavor Chinese Baijiu, we believe, based on the experience of the management of our PRC Subsidiaries, that we can develop products featuring Moutai-flavor or Luzhou-flavor Chinese Baijiu under the same brands.

•        Multi-channel media marketing strategy.    Our PRC Subsidiaries plan to expand our marketing efforts on online sales channels. In recent years, the Chinese Baijiu consumer market has seen an increased portion of sales completed through online channels. To better adjust to this shift and supplement our brick-and-mortar sale channels, our PRC Subsidiaries have set up accounts at Douyin and Kuaishou, both popular short-video platforms in China, to promote brand recognition. Our PRC Subsidiaries intend to invest further efforts on the online marketing channels and online sales.

•        Products on different price levels.    We sell a variety of Chinese Baijiu products ranging from RMB30 (approximately $4) to RMB300 (approximately $40) a 500ml-bottle. This pricing strategy enables our PRC Subsidiaries to attract consumers with different needs in the moderately priced Chinese Baijiu submarket.

Competitive Strengths

Although we operate in a highly competitive industry, we believe that the following factors provide us with competitive advantages that differentiate us from our existing and potential competitors in the marketplace:

•        Our PRC Subsidiaries have gained brand recognition in the light aromatic flavor Chinese Baijiu market.    One of the most well-known brand names in light aromatic flavor Chinese Baijiu market is Fenjiu Liquor, which is exclusively produced by Fenjiu Group. Our PRC Subsidiaries sell Fenjiu Liquor bearing Fenjiu Group brands and our own brands, such as Dagangjiu and Xiaogangjiu. By leveraging the national and international fame of Fenjiu Group, our brands gradually gained strong recognition through co-branding with Fenjiu Group. Our PRC Subsidiaries have further secured the production of our own brand Chinese Baijiu with the alliances with several other distilleries in Shanxi Province. We believe that the strong recognition of our brands reinforces our existing customer goodwill in Shanxi province and beyond, providing us with a competitive advantage.

•        Our marketing team’s extensive experience and superior reputation in our industry.    Our PRC Subsidiaries have hired marketing teams who have decades of experience in effective alcohol brand building. We believe that our PRC Subsidiaries’ marketing experts’ extensive industry experience and their excellent reputation enable us to have more effective market campaigns as compared to our peer competitors. Our PRC Subsidiaries’ commercial campaigns have been well accepted by our customers and distributors. The expertise of the marketing teams helps us navigate the local cultural complexities and market demands across China and position our PRC Subsidiaries for future opportunities.

•        A flexible business model.    Our current business model is flexible. We own a portfolio of brands but not distilleries. Our PRC Subsidiaries currently outsource the production of our own brand Chinese Baijiu products to quality distilleries. Currently, our PRC Subsidiaries are in strategic partnerships with Fenjiu Group (through one of its subsidiaries, Fenjiu Group Liquor Development District Sales Limited Liability Company, “汾酒集团酒业发展区销售有限责任公司”), Shanxi Xinghuaxiang Distillery Group Co., Ltd. (“山西杏花香酒厂集团股份有限公司”), Fenyang Xinghua Haokoufu Liquor Co. Ltd. (“汾阳市杏花好口福酒业”) and Fenyang Xinxinxiangrong Commerce Co. Ltd. (“汾阳市欣欣向荣商贸有限公司”). Thus, if and when we decide to launch a new product under our brands, our PRC Subsidiaries do not need to invest in any physical liquor production facilities. Instead, our PRC Subsidiaries can approach and select quality Chinese Baijiu makers and form new collaborations pursuant to which such Chinese Baijiu makers will produce Chinese Baijiu in accordance with our specifications. Additionally, our PRC Subsidiaries can readily apply our goodwill to such new business lines. This flexible business model has contributed to the resilience of our business performance.

In addition, our current business strategy emphasizes on the marketing, packaging and distribution of the light aromatic flavor Dagangjiu series products, as well as the sales and distribution of the Fenjiu liquor produced by the Fenjiu Group. By doing so, our PRC Subsidiaries have built up considerable business goodwill, including brand recognition, distribution channels and efficient marketing strategies. Additionally, we can easily apply such business goodwill to new business lines. For example, if our PRC Subsidiaries decide to distribute and sell Luzhou-flavor Chinese Baijiu and Moutai-flavor Baijiu, which are two other major flavor Chinese Baijiu, we believe our PRC Subsidiaries will be able to take advantages of our own brand premium, existing experienced sales teams, effective marketing strategies, creative product packaging and well established distribution networks to achieve our new business goals. Our flexible business model enables us to be better positioned to adjust to the constantly evolving Chinese Baijiu market and consumer demands.

•        Service-driven and cohesive management teams.    Our talented and dedicated management teams, including both senior and mid-level, have guided our organization through its expansion and, we believe, positioned us for continued growth. Additionally, our PRC Subsidiaries’ management teams possess extensive experience across a broad range of disciplines, including Chinese Baijiu marketing, sales, e-commerce, finance, franchising and business management. Our PRC Subsidiaries’ management teams embrace our core purpose to “promote premium alcoholic beverages to the Chinese population of all legal ages”. They are the promotors of our passionate and customer-oriented business culture, which is shared by our employees throughout the Group. We believe our management teams are service-driven and cohesive, focusing on the Group’s long-term business growth. See “Management.”

•        Creative Product Designs.    We have been focusing on product designs to add a modern touch to the historical elegance of Chinese Baijiu bottles. We believe our PRC Subsidiaries’ designer packaging, symbolized by its bright coloring and prominently fat-bellied jars, are attractive to modern consumers who enjoy traditional China Baijiu culture. Our PRC Subsidiaries also customize the bottle designs to cater to special demands from certain consumers. In general, with creative designs and stylized names, our registered trademarks, such as Dagangjiu (translated as “Big Jar Liquor”), are effective in capturing the attention of Chinese consumers of all legal ages, young and old.

Dividends and Other Distributions

Oranco is a holding company with no material operations of its own and does not generate any revenue. Oranco’s current corporate structure does not contain any VIE structures in the PRC and neither Oranco nor the PRC Subsidiaries have any intention to establish any VIEs in the PRC in the future. Although currently we do not have any VIE structure, we face risks and uncertainties associated with the complex and evolving PRC laws and regulations and as to whether and how the recent PRC government statements and regulatory developments, such as those relating to VIE structures, data and cyberspace security, and anti-monopoly concerns, would be applicable to a company such as Huaxin or Jinqiang.

We currently conduct substantially all of our operations through Huaxin and Jinqiang, our indirectly wholly owned subsidiaries. We are permitted under PRC laws and regulations to provide funding to PRC Subsidiaries only through loans or capital contributions, and only if we satisfy the applicable government registration and approval requirements. See “Risk Factors — Risks Related to Doing Business in China — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering to make loans or additional capital contributions to our PRC Subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business” on page 29.

Currently, other than complying with the applicable PRC laws and regulations, we do not have our own cash management policy and procedures that dictate how funds are transferred. As of March 31, 2023, there were no cash flows and no funds transferred among Oranco and its subsidiaries. As of the date of this prospectus, there have been no funds transferred between our WFOE and our PRC Subsidiaries. As of March 31, 2023, there were no funds transferred among our PRC Subsidiaries and our Company or between our PRC Subsidiaries. In case of any transfer of funds in the future, the transfer of funds among companies will subject us to the Provisions on Private Lending Cases, which was implemented on August 20, 2020 to regulate the financing activities between natural persons, legal persons and unincorporated organizations. As advised by our PRC counsel, Beijing Zhonglun W&D Taiyuan Law Firm, the Provisions on Private Lending Cases does not prohibit using cash generated from one subsidiary to fund another subsidiary’s operations. As of the date of this prospectus, we have not been notified of any other restriction which could limit our PRC Subsidiaries’ abilities to transfer cash between subsidiaries.

Our PRC Subsidiaries are permitted to pay dividends only out of their retained earnings. However, each of our PRC Subsidiaries is required to set aside at least 10% of its after-tax profits each year, after making up for previous years’ accumulated losses, if any, to fund certain statutory reserves, until the aggregate amount of such funds reaches 50% of its registered capital. This portion of our PRC Subsidiaries’ respective net assets are prohibited from being distributed to their shareholders as dividends. See “PRC Regulations — PRC Regulations on Dividend Distribution and Transfer of Cash.” However, none of our subsidiaries has made any dividends or other distributions to Oranco, our holding company, or any U.S. investors as of the date of this prospectus. See “Risk Factors — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering to make loans or additional capital contributions to our PRC Subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

As of the date of this prospectus, none of Oranco or any of our subsidiaries has ever paid dividends or made other distributions to U.S. investors, and we do not expect to declare or pay any dividends or distributions to U.S. investors in the foreseeable future after the completion of this offering. Oranco intends to retain all of our available funds and any future earnings after this offering and cash proceeds from overseas financing activities, including this offering, to fund the development and growth of the Group’s business. As a result, Oranco does not expect to pay any cash dividends in the foreseeable future. The declaration and payment of any future dividends will be at the sole discretion of the board of directors of Oranco and will depend upon, among other things, our earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to payment of dividends, and other considerations that our board of directors deems relevant.

In addition, the PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to transfer cash out of China, and pay dividends in foreign currencies to Oranco’s shareholders. There can be no assurance that the PRC government will not intervene or impose restrictions on our ability to transfer or distribute cash within our organization or to foreign investors, which could result in an inability or prohibition on making transfers or distributions outside of China and may adversely affect our business, financial condition and results of operations. See “Risk Factors — Risks Related to Doing Business in China — Restrictions on currency exchange may limit our ability to utilize our revenues effectively” on page 35.

A 10% PRC withholding tax is applicable to dividends payable to investors that are non-resident enterprises. Any gain realized on the transfer of shares of common stock by such investors is also subject to PRC tax at a current rate of 10%, which, in the case of dividends, will be withheld at source if such gain is regarded as income derived from sources within the PRC. See also “Risk Factors — Risks Related to Doing Business in China — Dividends payable to our foreign investors and gains on the sale of our shares of common stock by our foreign investors may be subject to PRC tax” on page 32.

Summary of Risk Factors

Our ability to execute our business strategy is subject to numerous risks, as more fully described in “Risk Factors” immediately following this prospectus summary. These risks include, among others:

•        The lack of diversity of our business may exacerbate the volatilities we experience. For a detailed discussion of risks related to our business concentration, see “Risk Factors — We mainly generate our revenue from the light aromatic flavor Chinese Baijiu business, a sub-segment of the alcohol market, the lack of diversity of our business may exacerbate the volatility we experience” commencing on page 17.

•        The supply of our own brand Chinese Baijiu products relies on a few distilleries with a geographical concentration, any disruption in their production or supply chain may materially and adversely affect our business and results of operations. For a detailed discussion of risks related to the supplying distilleries, see “Risk Factors — The supply of our own brand Chinese Baijiu products relies on a few distilleries with a geographical concentration, any disruption in their production or supply chain may materially and adversely affect our business and results of operations” commencing on page 17.

•        If counterfeit products are sold under our brand names and trademarks, our reputation and financial results could be materially and adversely affected. For a detailed discussion of risks related to the reputation about our brand names, see “Risk Factors — If counterfeit products are sold under our brand names and trademarks, our reputation and financial results could be materially and adversely affected” commencing on page 17.

•        We rely on several major distributors for distribution and sales of our products, any change in our relationship with such key distributors may significantly affect our business. For a detailed discussion of risks related to our distributors, see “Risk Factors — We rely on several major distributors for distribution and sales of our products, any change in our relationship with such key distributors may significantly affect our business” commencing on page 18.

•        We face intense competition, and if we fail to compete effectively, we may lose market share and customers. For a detailed discussion of risks related to competition, see “Risk Factors — We face intense competition and, if we fail to compete effectively, we may lose market share and customers” commencing on page 18.

•        The Group derives a portion of its revenue from its strategic partnership with Fenjiu Group. Any disruptions in our relationship with Fenjiu Group may have a negative impact on our profitability and operating results. For a detailed discussion of risks related to Fenjiu Group, see “Risk Factors — The Group derives a portion of its revenue from its strategic partnership with Fenjiu Group. Any disruptions in our relationship with Fenjiu Group may have a negative impact on our profitability and operating results” commencing on page 18.

•        If we fail to manage our inventory effectively, our results of operations, financial condition and liquidity may be materially and adversely affected. For a detailed discussion of risks related to inventory management, see “Risk Factors — If we fail to manage our inventory effectively, our financial condition, results of operations, and liquidity may be materially and adversely affected” commencing on page 20.

•        Our business, financial condition, cash flows and results of operations have been and may continue to be adversely affected by the COVID-19 pandemic, or by any other novel global public health threats or fear thereof. For a detailed discussion of risks related to the COVID-19 pandemic, see “Risk Factors — Our business, financial condition, cash flows and results of operations have been and may continue to be adversely affected by the COVID-19 pandemic, or by any other novel global public health threats or fear thereof” commencing on page 20.

•        Any lack of requisite approvals, licenses or permits applicable to our business or failure to comply with PRC laws and regulations may have a material and adverse impact on our business, financial condition and results of operations. For a detailed discussion of risks related to the approvals, licenses, or permits under the PRC laws and regulations, see “Risk Factors — Any lack of requisite approvals, licenses or permits applicable to our business or failure to comply with PRC laws and regulations may have a material and adverse impact on our business, financial condition and results of operations” commencing on page 22.

•        Oranco has relied on Mr. Peng Yang, Oranco’s Chief Executive Officer, to fund its operation expenses in the U.S. and thus incurred a substantial amount of debt. If Mr. Peng Yang declares maturity and collects the debt from us, we may face liquidity or insolvency difficulties. For a detailed discussion of risks related to Oranco’s reliance on Mr. Peng Yang, see “Risk Factors — Oranco has relied on Mr. Peng Yang, Oranco’s Chief Executive Officer, to fund its operating expenses in the U.S. and has thus incurred a substantial amount of debt. If Mr. Peng Yang declares maturity and collects the debt from Oranco, Oranco may face liquidity or insolvency difficulties” commencing on page 24.

•        Oranco is a holding company incorporated in Nevada, with no material operations of its own, Oranco conducts substantially all of its operations through and receives economic benefits from the PRC Subsidiaries. You are specifically cautioned that there are significant legal and operational risks associated with having substantially all of our business operations in China, including those changes in the legal, political and economic policies of the Chinese government, the relations between China and the United States, or Chinese or United States regulations may materially and adversely affect our business, financial condition, results of operations and the market price of Oranco’s securities. Moreover, the Chinese government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our PRC Subsidiaries and their operations in China at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in our operations and/or the value of the securities that Oranco is registering for sale or could significantly limit or completely hinder Oranco’s ability to offer or continue to offer the securities to investors and could cause the value of such securities to significantly decline or be worthless. For a detailed description of risks related to the holding corporate structure, see page 66 and “Risks Related to Doing Business in China — We are currently not required to obtain approval from Chinese authorities to list on U.S exchanges, however, if our PRC Subsidiaries or Oranco were required to obtain approval in the future and were denied permission from Chinese authorities to list on U.S. securities exchanges, we will not be able to continue listing on U.S. securities exchanges, which would materially affect the interest of the investors” commencing on page 32.

•        The Chinese government exerts substantial influence over the manner in which we must conduct our business activities, which would materially affect the interest of the investors. For a detailed discussion of risks related to influences exerted by the Chinese government, see “Risk Factors — The Chinese government exerts substantial influence over the manner in which we must conduct our business activities, which would materially affect the interest of the investors” commencing on page 28.

•        PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion could materially and adversely affect our liquidity and our ability to fund and expand our business. For a detailed discussion of risks related to the PRC governmental control of currency conversion, see “Risk Factors — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering to make loans or additional capital contributions to our PRC Subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business” commencing on page 29.

•        Approvals and/or other requirements by the CSRC or other PRC governmental authorities may be required in connection with an offering under PRC rules, regulations or policies, and, if required, we cannot predict whether or how soon we will be able to obtain such approvals. For a detailed discussion of risks related to requirements by the CSRC or other PRC governmental authorities, see “Risk Factors — Substantial uncertainties and restrictions with respect to the political and economic policies of the PRC government and PRC laws and regulations could have a significant impact upon the business we may be able to conduct in the PRC and accordingly on the results of its operations and financial condition” commencing on page 31.

•        Substantial uncertainties and restrictions with respect to the political and economic policies of the PRC government and PRC laws and regulations could have a significant impact upon the business we may be able to conduct in the PRC and accordingly on the results of its operations and financial condition. For a detailed discussion of risks related to the political and economic policies of the PRC government, see “Risk Factors — Substantial uncertainties and restrictions with respect to the political and economic policies of the PRC government and PRC laws and regulations could have a significant impact upon the business we may be able to conduct in the PRC and accordingly on the results of its operations and financial condition” commencing on page 31.

•        Huaxin, Jinqiang and Jin’ou’s businesses are subject to extensive regulation and supervision by government authorities, which may negatively impact their financial results. For a detailed discussion of risks related to regulation and supervision by PRC government authorities, see “Risk Factors — Huaxin, Jinqiang and Jin’ou’s businesses are subject to extensive regulation and supervision by state, provincial and local government authorities, which may interfere with the way we conduct our business and may negatively impact their financial results” commencing on page 31.

•        You may experience difficulties in effecting service of legal process, enforcing foreign judgments, or bringing actions against our management named in this prospectus based on foreign laws, and therefore you may not be afforded the same protection as provided to investors in U.S. domestic companies. For a detailed discussion of risks related to the service of legal process or enforcing judgments, see “Risk Factors — You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions against us or our management, in China, based upon U.S. laws, including the U.S. federal securities laws, or other foreign laws” commencing on page 32.

•        Enhanced scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on potential acquisitions we may pursue in the future. For a detailed discussion of risks related to enhanced scrutiny by the PRC tax authorities, see “Risk Factors — Enhanced scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on potential acquisitions we may pursue in the future” commencing on page 34.

•        Fluctuations in the foreign currency exchange rate between U.S. Dollars and Renminbi could adversely affect our financial condition. For a detailed discussion of risks related to foreign currency exchanges, see “Risk Factors — Restrictions on currency exchange may limit our ability to utilize our revenue effectively” commencing on page 35.

•        If any dividend is declared in the future and paid in a foreign currency, you may be taxed on a larger amount in U.S. Dollars than the U.S. Dollar amount that you will actually ultimately receive. For a detailed discussion of risks related to taxation on future dividends in a foreign currency, see “Risk Factors — If any dividend is declared in the future and paid in a foreign currency, you may be taxed on a larger amount in U.S. Dollars than the U.S. Dollar amount that you will actually ultimately receive” commencing on page 35.

•        Future inflation in China may inhibit economic activity and adversely affect our operations. For a detailed discussion of risks related to inflation in China, see “Risk Factors — Future inflation in China may inhibit economic activity and adversely affect our operations” commencing on page 35.

•        PRC laws and regulations have established more complex procedures for certain acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China. For a detailed discussion of risks related to growth through acquisitions in China, see “Risk Factors — PRC laws and regulations have established more complex procedures for certain acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China” commencing on page 36.

•        Oranco’s common stock may be delisted and prohibited from being traded under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors for two consecutive years. For a detailed discussion of risks related to the Holding Foreign Companies Accountable Act, see “Risk Factors — Oranco’s common stock may be delisted and prohibited from being traded under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors for two consecutive years. The delisting and the cessation of trading of our shares, or the threat of their being delisted and prohibited from being traded, may materially and adversely affect the value of your investment” commencing on page 37.

•        Nasdaq may apply additional and more stringent criteria for our initial and continued listing because we plan to have a small public offering and insiders will hold a large portion of the Company’s listed securities. For a detailed discussion of risks related to Nasdaq’s criteria, see “Risk Factors — Nasdaq may apply additional and more stringent criteria for our initial and continued listing because we plan to have a small public offering and insiders will hold a large portion of the Company’s listed securities” commencing on page 38.

•        Oranco’s bylaws and Nevada law may discourage, delay or prevent a change of control of our company or changes in our management, which could have the result of depressing the trading price of Oranco’s common stock. For a detailed discussion of risks related to Oranco’s bylaws and Nevada law, see “Risk Factors — Oranco’s bylaws and Nevada law may discourage, delay or prevent a change of control of our company or changes in our management, which could have the result of depressing the trading price of Oranco’s common stock” commencing on page 39.

•        Certain recent initial public offerings of companies with public floats comparable to Oranco’s anticipated public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. Oranco may experience similar volatility, which may make it difficult for prospective investors to assess the value of its shares of common stock. For a detailed discussion of risks related to extreme stock price volatilities, see “Risk Factors — Certain recent initial public offerings of companies with public floats comparable to Oranco’s anticipated public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. Oranco may experience similar volatility, which may make it difficult for prospective investors to assess the value of its shares of common stock” commencing on page 44.

Corporate Information

Oranco, Inc. is a company incorporated under the laws of the State of Nevada. Our principal executive office is located at 6470 East Johns Crossing, Suite 160 Johns Creek, GA 30097 and our telephone number is (470) 567-3773. Our website address is www.orancocinc.com. The information contained on, or accessible through, our website is not incorporated by reference into this prospectus, and you should not consider any information contained in, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase Oranco’s common stock.

Legal Proceedings

Oranco has a potential litigation with its previous underwriter, Joseph Stone Capital, LLC (“JSC”), regarding the termination of JSC as the underwriter for this offering and the compensation for JSC (the “JSC Dispute”). To the best estimate of Oranco’s management, the claim amount will be at least $114,000. As of November 27, 2023, no lawsuit has been filed.

Except for the JSC Dispute, currently there are no legal proceedings pending or threatened against the Group. However, from time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise.

Smaller Reporting Company

We are a “smaller reporting company” and will remain a smaller reporting company if either (i) the market value of Oranco’s common stock held by non-affiliates is less than $250 million as of the last business day of our most recently completed second fiscal quarter, or (ii) our annual revenue is less than $100 million during our most recently completed fiscal year and the market value of Oranco’s common stock held by non-affiliates is less than $700 million as of the last business day of our most recently completed second fiscal quarter. We intend to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies, such as reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements. For so long as we remain a smaller reporting company, we are permitted and intend to rely on exemptions from certain disclosure and other requirements that are applicable to other public companies that are not smaller reporting companies.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition periods which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Oranco’s financial statements with those of another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in the accounting standards used.

Controlled Company

Oranco is a “controlled company” as defined under the Nasdaq Stock Market Rules because, and as long as, Mr. Peng Yang, Oranco’s Chief Executive Officer, controls more than 50% of the Oranco’s voting rights for the election of the Oranco’s directors. For so long as Oranco remains a controlled company under that definition, Oranco will be permitted to elect to rely, and will rely, on certain exemptions from corporate governance rules, including:

•        an exemption from the rule that a majority of Oranco’s board of directors must be independent directors;

•        an exemption from the rule that the compensation of Oranco’s chief executive officer must be determined or recommended solely by independent directors;

•        an exemption from the rule that Oranco’s director nominees must be selected or recommended solely by independent directors; and

•        an exemption from the rule that requires an annual performance evaluation of the compensation and nominating and corporate governance committees.

As a result, you will not have the same protection afforded to stockholders of companies that are subject to these corporate governance requirements.

In addition, on June 20, 2012, the SEC passed final rules implementing provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 pertaining to compensation committee independence and the role and disclosure of compensation consultants and other advisers to the compensation committee. The SEC rules direct each of the national securities exchanges to develop listing standards requiring, among other things, that:

•        compensation committees be composed of fully independent directors, as determined pursuant to new independence requirements;

•        compensation committees be explicitly charged with hiring and overseeing compensation consultants, legal counsel and other committee advisors; and

•        compensation committees be required to consider, when engaging compensation consultants, legal counsel or other advisors, certain independence factors, including factors that examine the relationship between the consultant or advisor’s employer and us.

As a “controlled company,” we will not be subject to these compensation committee independence requirements.

THE OFFERING

Common stock offered by us	2,000,000 of shares of common stock (or 2,300,000 shares if the Representative exercises in full its option to purchase additional 300,000 shares from Oranco).
Offering Price	We currently estimate that the initial public offering price will be between $4.00 and $5.00 per share.
Common stock outstanding before this offering	12,584,625 shares of common stock.
Common stock to be outstanding immediately after this offering	14,584,625 shares of common stock assuming no exercise of the Representative’s over-allotment option and excluding 80,000 shares underlying the Underwriter Warrants.
Gross Proceeds to us, net of Underwriting Discount, but before Expenses

$9,300,000 at an assumed initial public offering price of US$5.00 (the high-point of the estimated public offering price range), or US$10,695,000 if the Representative exercises in full its option to purchase additional 300,000 shares from Oranco.

Use of proceeds

We estimate that the net proceeds to us from this offering will be approximately $8.10 million (or approximately $9.49 million if the underwriter exercises in full their over-allotment option to purchase 300,000 additional shares from us) based on an assumed initial public offering price of $5.00 per share, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes of this offering are to increase our capitalization and financial flexibility, create a public market for Oranco’s common stock and facilitate our future access to the capital markets. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds we receive from this offering. However, we currently intend to use the net proceeds we receive from this offering for general corporate purposes, including working capital, operating expenses, capital expenditures, improvement of corporate facilities and other general and administrative matters. We may also use a portion of the net proceeds we receive from this offering to acquire complementary businesses, products, services, or technologies. Management will have broad discretion over how to use the net proceeds we receive from this offering. We do not intend to use a portion of the net proceeds to repay the amounts due to Mr. Peng Yang, the Chief Executive Officer and a director of the Company. See “Certain Relationships and Related Party Transactions” on page 90 for a detailed description of the loans due to Mr. Peng Yang. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus.

See “Use of Proceeds” on page 49.

Dividend policy

We do not intend to pay dividends for the foreseeable future. The declaration and payment of any future dividends will be at the sole discretion of the board of directors of Oranco and will depend upon, among other things, our earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to payment of dividends, and other considerations that our board of directors deems relevant.

Lock-up

We have agreed that (i) our directors, officers and holders of more than 5% of the Company’s outstanding shares and (ii) each of the Company and any successors of the Company, for a period of six months from the effective date of this Registration Statement, will not (a) offer, sell, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company, or (b) file or cause to be filed any registration statement with the SEC relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company. See “Shares Eligible for Future Sale” and “Underwriting” for more information.

See “Underwriting” on page 100.

Representative’s Warrants

The registration statement of which this prospectus is a part also registers for sale warrants to purchase 80,000 shares of common stock (4.0% of the shares of common stock sold in this offering) to the Representative of the underwriters, as a portion of the underwriting compensation payable in connection with this offering and the shares of common stock issuable upon exercise of the Representative’s Warrants. The Representative’s Warrants will be exercisable at an exercise price of 120% of the initial public offering price of the shares of common stock for a period of three years after the date of commencement of sales of this offering. Please see “Underwriting — Representative’s Warrants” for a description of these warrants.

Risk factors

You should read the “Risk Factors” section commencing on page 17 and the other information included in this prospectus for a discussion of the factors to consider before deciding to invest in shares of Oranco’s common stock.

Proposed listing and symbol

We have applied to list Oranco’s common stock on the Nasdaq Capital Market (“Nasdaq”) under the trading symbol “ORNC.” Final approval of the Nasdaq listing is a condition to the completion of this offering.

RISK FACTORS

An investment in Oranco’s common stock involves various risks. Before making an investment in Oranco’s common stock, you should carefully consider the following risks, as well as the other information contained in this prospectus. The risks described below are those that we believe are currently the material risks we face, but are not the only risks facing us and our business prospects. Any of the risk factors described below and elsewhere in this prospectus could materially adversely affect our business, prospects, financial condition, cash flows and results of operations. Additional risks and uncertainties not presently known to us or that we currently deem immaterial could materially adversely affect our business, prospects, financial condition, cash flows and results of operations in the future. As a result, the trading price of Oranco’s common stock could decline and you may lose all or part of your investment. Before deciding whether to invest in Oranco’s common stock, you should also refer to the other information contained in this prospectus, including our consolidated financial statements and related notes. You should read the section entitled “Cautionary Note Regarding Forward Looking Statements” below for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this prospectus.

Risks Related to Our Business

We mainly generate our revenue from the light aromatic flavor Chinese Baijiu business, a sub-segment of the alcohol market, the lack of diversity of our business may exacerbate the volatility we experience.

Since our inception, we have been focusing on the light aromatic flavor Chinese Baijiu market and have generated a substantial portion of our revenue thence. We expect that this business segment to continue representing a substantial portion of our total net revenues in the near future. We have attempted diversification of our portfolio by the launch of the imported wine business and entry into other flavor Chinese Baijiu market, however, we have yet to see success in the new ventures. Even if our future ventures in new areas succeed, the revenue generated from the new operations may not be sufficient to reduce our dependence on the light aromatic flavor Chinese Baijiu business. Any event that results in a reduction in the sales of our light aromatic flavor Chinese Baijiu products could materially and adversely affect our ability to maintain or increase our current level of net revenue and business prospects.

The supply of our own brand Chinese Baijiu products relies on a few distilleries with a geographical concentration, any disruption in their production or supply chain may materially and adversely affect our business and results of operations.

We purchase light aromatic flavor Chinese Baijiu mainly from four (4) Shanxi Distilleries, all of which are located in the vicinity of Fenyang City, Shanxi Province. Such concentration is determined by the water quality, climatic factors, grain supply, and the microorganisms in earth affecting the fermentation, all contributing to the special taste of the light aromatic flavor Chinese Baijiu. Consequently, any disruption in Fenyang City or Shanxi Province, including natural disaster, supply chain disruption, COVID-19 or other social or economic events in the geographical area can impose significant impact on us because we will have limited or no alternative source of light aromatic flavor Chinese Baijiu supply at the same cost, or at all.

If counterfeit products are sold under our brand names and trademarks, our reputation and financial results could be materially and adversely affected.

Third-party merchants and dealers are separately responsible for sourcing counterfeit products that are sold under our brand names and trademarks. Although we have adopted measures to help consumers verify the authenticity of products sold on the general Chinese Baijiu market and to remove any counterfeit products found by us, these measures may not always be successful. Counterfeit products may be defective or inferior in quality as compared to authentic products and may pose safety and health risks to our consumers. If our consumers are injured by counterfeit products sold under our brand names and trademarks, we may be subject to lawsuits, severe administrative penalties and criminal liability. We believe our brand and reputation are extremely important to our success and our competitive position. The discovery of counterfeit products sold under our brand names and trademarks may severally damage our reputation and cause our customers to refrain from making future purchases from us, which would materially and adversely affect our business operations and financial results.

If we fail to manage and expand our relationships with our suppliers, or otherwise fail to source products or services at favorable terms, our business and growth prospects may suffer.

We do not own or operate distilleries ourselves and rely on four (4) major suppliers for the products we distribute and sell. Maintaining strong relationships with key suppliers is important to the growth of our business.

In particular, we depend heavily on our ability to attract reputable Chinese Baijiu suppliers to offer their products or services on commercially attractive terms and to procure products from suppliers on favorable pricing terms. However, some of our agreements do not ensure the long-term availability of products or the continuation of particular pricing practices or payment terms beyond the end of the contractual terms. In the event that any of our major suppliers determines not to continue its business relationship with us or significantly increase its prices, we will need to incur time and monetary expense to find new suppliers and our working capital may increase. Consequently, our net revenues and gross profit as a percentage of net revenues may be materially and adversely affected. Additionally, there is no guarantee that we will be able to find replacement suppliers that will meet our standards or offer their products on acceptable terms. Any negative developments in our relationships with the suppliers could cause disruptions to our business and therefore could materially and adversely affect our business and growth prospects.

We rely on several major distributors for distribution and sales of our products, any change in our relationship with such key distributors may significantly affect our business.

Although we worked with approximately 27 distributors in 2022 and 2021, the top five distributors account for over half of our gross revenue. Our agreements with the distributors are short-termed and do not contain automatic renewal provisions. If we lose any or all of the top five distributors at the end of the contract terms, our revenue and profitability could be severely reduced. Even if we maintain good relationships with our distributors and dealers, they may be unable to remain in business due to economic conditions, labor actions, regulatory or legal decisions, natural disasters or other causes. If we fail to attract new distributors or dealers to sell our products, or new suppliers to sell their products to us due to any reason, our business and growth prospects may be materially and adversely affected. Additionally, if our distributors fail to make payments to us on time, or at all, our financial condition and results of operations could be materially and adversely affected.

We face intense competition and, if we fail to compete effectively, we may lose market share and customers.

We face intense competition in the Chinese Baijiu market. We face competition from long-established traditional Chinese Baijiu Sellers and new companies that utilize modern technology such as e-commerce platforms. The Chinese Baijiu industry is growing and changing rapidly. Our current or future competitors may have longer operating histories, greater brand recognition, better supplier relationships, larger customer bases, more cost-effective fulfillment capabilities or greater financial, technical or marketing resources than we do. Competitors may leverage their brand recognition, experience and resources to compete with us in a variety of ways, including investing more heavily in research and development and making acquisitions for the expansion of their products and services. Some of our competitors may be able to secure more favorable terms from suppliers, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or inventory policies and devote substantially more resources to their website and system development than us. Increased competition may reduce our profitability, market share, customer base and brand recognition. There can be no assurance that we will be able to compete successfully against current or future competitors, and such competitive pressures may have a material and adverse effect on our business, financial condition and results of operations.

The Group derives a portion of its revenue from its strategic partnership with Fenjiu Group. Any disruptions in our relationship with Fenjiu Group may have a negative impact on our profitability and operating results.

The sale and distribution of Fenjiu Liquor, the best-known light aromatic liquor of Chinese Baijiu in China, constitutes a portion of our business. The revenue generated from our Fenjiu Liquor wholesale business and sale of co-branded products with Fenjiu Group accounted for 0%, 11.7% and 10.0%, of the total revenue derived from our general business in the nine months ended March 31, 2023, fiscal year 2022 and 2021, respectively. We also rely on Fenjiu Group to provide and deliver our Fenjiu product inventory on a continuous basis. Selling Fenjiu Liquor helps us build business relationships and distribution channels when we expand into new markets. Selling co-branded Fenjiu Liquor also helps us build the recognition of our own brands. Our financial condition and results of operations could be adversely affected in the event of the loss of our strategic partnership with Fenjiu Group.

Our future expansion into new product categories may expose us to new challenges and more risks.

Since our inception, we primarily focused on the light aromatic flavor Chinese Baijiu market. And although we started imported wine distribution in October 2016, it has come to a halt because of unfavorable market and macro-economic conditions. Our plan to expand into new product categories, such as Luzhou-flavor Chinese Baijiu or Moutai-flavor Chinese Baijiu, may involve additional risks and challenges. Our lack of relevant customer data relating to these products may make it more difficult for us to keep pace with evolving customer demands and preferences.

We have limited experience and operating history in our own brands Chinese Baijiu products, which makes predicting our future results of operations more difficult than it otherwise would be. Therefore, our past results of operations should not be taken as indicative of our future performance. If we cannot successfully address new challenges and compete effectively, we may not be able to recover costs of our investments and eventually achieve profitability, and our future results of operations and growth prospects may be materially and adversely affected.

Our limited operating history makes it difficult to evaluate our business and prospects.

We commenced our Dagangjiu brand in 2014, our Fenjiu Liquor distribution business in 2014 and our imported wine distribution business in October 2016 which is currently suspended. Thus, we have a limited operating history. Since our inception, we have experienced continuous growth in our business. Our total net revenues increased by 10.7% from US$12,855,427 for the nine months ended March 31, 2022 to US$14,225,398 for the nine months ended March 31, 2023. Our total net revenues increased 5.0% from US$15,191,866 for the year ended June 30, 2021 to US$15,945,418 for the year ended June 30, 2022. And our total net revenues increased by 25.4% from US$12,112,360 for the year ended June 30, 2020 to US$15,191,866 for the year ended June 30, 2021. However, our historical growth rate may not be indicative of our future performance. We cannot assure you that we will be able to achieve similar results or grow at the same rate as we did in the past. Growth may slow and net revenues or net income may decline for a number of possible reasons, some of which are beyond our control, including decreasing consumer spending, increasing competition, slowing growth of our overall market, fulfillment bottlenecks, emergence of alternative business models, changes in government policies or general economic conditions. It is difficult to evaluate our prospects, as we may not have sufficient experience in addressing the risks to which companies operating in evolving markets may be exposed. You should consider our prospects in light of the risks and uncertainties that fast-growing companies with a limited operating history may encounter.

If we are unable to manage our growth or execute our strategies effectively, our business and prospects may be materially and adversely affected.

Business expansion has placed, and continues to place, significant strain on our management and resources. To accommodate our growth, we anticipate the need to implement a variety of new and upgraded operational management systems, procedures and controls, including the improvement of our accounting and other internal management systems. We will also need to continue to expand, train, manage and motivate our workforce and manage our relationships with our distributors, dealers and suppliers. As we selectively increase our product and service offerings, we will need to work with different groups of new distributors, dealers and other suppliers efficiently and establish and maintain mutually beneficial relationships with our existing distributors, dealers and suppliers. All of these endeavors involve risks, and will require substantial management effort and significant additional expenditures. We cannot assure you that we will be able to manage our growth or execute our strategies effectively, and any failure to do so may have a material adverse effect on our business and prospects.

If we are unable to offer premium products at attractive prices to meet customer needs and preferences, our business, financial condition and results of operations may be materially and adversely affected.

Our future growth depends on our ability to continue attracting new customers and raising the spending level of our existing customers. Constantly changing consumer preferences have affected and will continue to affect the general Chinese Baijiu market. We must stay abreast of emerging lifestyle and consumer preferences and anticipate product trends that will appeal to existing and potential customers. Our customers choose to purchase quality products from us due in part to the attractive prices and premium products that we offer, and they may choose to shop elsewhere if we cannot match the prices or products offered by our competitors. If our customers cannot find their desired products from us, they may lose interest in us and stop buying our products, which in turn may materially and adversely affect our business, financial condition and results of operations.

If we fail to manage our inventory effectively, our financial condition, results of operations, and liquidity may be materially and adversely affected.

Our business requires us to manage a large volume of inventory effectively. We depend on our forecasts of demand for and popularity of our products to make purchase decisions and to manage our inventory. Demand for products, however, can change significantly between the time inventory or components are ordered and the date of sale. Demand may be affected by seasonality, new product launches, rapid changes in product cycles and pricing, product defects, changes in consumer spending patterns, changes in consumer tastes with respect to our products and other factors, and our customers may not order products in the quantities that we expect. It may be difficult to accurately forecast demand, and determine appropriate product or component.

If we fail to manage our inventory effectively or negotiate favorable credit terms with suppliers, we may be subject to a decline in inventory values, and significant inventory impairment or write-offs. In addition, if we are required to lower sale prices in order to reduce inventory level or to pay higher prices to our suppliers in order to secure the right to return products to our suppliers, our profit margins might be negatively affected. Any of the above may materially and adversely affect our financial condition and results of operations.

Extreme weather conditions caused by climate change, and the regulation and governmental measures taken therewith may affect our operations and financial results.

Water supply is essential to the production of Chinese Baijiu and we rely on the water quality of the Fenhe River drainage area in Shanxi province. If Shanxi province experiences an extreme heat and draught similar to one that happened in upper stream Yangtze River in the summer of 2022, the supply of our products may suffer significant negative impact. Such impact may come from the shortage of water supply required for Chinese Baijiu production, the power shortage and power rationing imposed by governmental authorities limiting the industrial usage of power, etc. In addition, if new regulations or governmental policies relating to water supply or treatment is implemented, our production costs may increase, thereby reducing our profit margin.

Our business, financial condition, cash flows and results of operations have been and may continue to be adversely affected by the COVID-19 pandemic, or by any other novel global public health threats or fear thereof.

COVID-19 was declared a pandemic by the World Health Organization in March 2020. Since then, government responses and measures adopted by other regulatory bodies in response to the pandemic have caused and continue to cause business slowdowns as well as general economic instability and disruption to our operations. While restrictions in most countries around the world have gradually eased, China had been sticking to the “Zero-COVID policy” until the end of year 2022. On December 7, 2022, the Comprehensive Team of the Joint Prevention and Control Mechanism of the State Council of China issued the “Notice on Further Optimizing the Implementation of Covid Prevention and Control Measures,” canceling the requirement of a negative COVID test result and digital travel code for cross-region traveling and easing lock-down measures. On December 26, 2022, the Comprehensive Team of the Joint Prevention and Control Mechanism of the State Council of China issued the notice of treating COVID-19 as a Class B disease and downgrading the management from Category A to Category B, starting from January 8, 2023. On December 27, 2022, the Foreign Affairs Group of the Joint Prevention and Control Mechanism of the State Council of China issued the “Notice on Interim Measures for the International Exchange of Chinese and Foreigners” (the “Interim Measures”). Pursuant to the Interim Measures, the requirement of entry quarantine is lifted from January 8, 2023, and people are allowed entry into China with a negative COVID test result within 48 hours of entry. The Interim Measures also removed other restrictions including the COVID testing upon landing, restriction of the number of flights, restrictions on flight seats, etc.

Our management is monitoring the COVID-19 pandemic and its potential impact on our operations. Our management has taken appropriate actions in accordance with the recommendations and requirements of relevant authorities. In the period immediately following the cancellation of the “Zero-COVID policy” in December 2022 and January 2023, a large number of the Chinese population was infected by COVID-19. The business operations of our PRC Subsidiaries and their suppliers suffered material adverse disruptions because of the reduction in manpower and productivity caused by the large scale of infection in a short period of time. The large scale of infection also led to the shrinkage of retail sales of our products during the period. Although our capital resources or overall operations did not suffer significant damage because our PRC Subsidiaries maintained sufficient cash and the mass infection lasted a limited period of time, new variants of COVID-19 may cause future disruptions. Additionally, despite the loosening of control measures and the population’s fast recovery from infection, new control measures may be implemented and the longer-term impacts of the COVID-19 pandemic on our business and operations remain uncertain. It is possible that vaccinations and other preventative measures become less effective over time, particularly if new variants of the COVID-19 virus emerge, leading governments to impose new or additional restrictions, which may adversely affect its business and operations.

More specifically, the COVID-19 outbreak has negatively impacted our businesses in the following ways:

•        the closure of and/or other restrictions being placed upon on-trade channels such as retail stores, restaurants and other venues in a significant number of our markets across China as a result of government mandates and/or other factors, which have impacted the volume of our products sold to end users via those channels;

•        temporary disruptions to the production of certain of our suppliers and other facilities due to regulatory restrictions or other factors, as well as the implementation of heightened safety protocols in all of our suppliers’ facilities and offices leading to restrictions to access, reductions in activity levels, employees of ours and our suppliers and distributors not being able to work at all or work as efficiently due to home working, illness, quarantines or other factors, as well as other additional costs;

•        wider disruptions to our supply chains and/or those of our suppliers, distributors and/or customers; and

•        the imposition of travel restrictions by numerous jurisdictions combined with public concern about travel resulting in significant declines in passenger numbers, particularly for air travel.

Our capacity to commercialize our goods is critical to our accomplishment. Damage or disruption to our business, including third-party manufacturing or transportation and distribution capabilities, due to the COVID-19 pandemic and related aspects or other reasons beyond our control or the control of our suppliers and business partners, could impair our operations.

Our operations may be subject to the effects of a rising rate of inflation which may adversely impact our financial condition and results of operations.

Worldwide economies have experienced inflationary pressures. Indicatively, the U.S. consumer price index rose 9.1% in June 2022 compared to the prior year. Although it has fallen to 4% in October 2023, the inflation level remains and is expected to remain at a relatively high level for a certain time. Global inflationary pressures are attributable to causes such as trading pattern disruptions due to the armed conflict in Ukraine, supply chain and transportation problems, as well as added volatility and rising energy, food and commodity prices. The Group, through our PRC Subsidiaries, conduct our business mainly in China. Sales of imported wines used to contribute a small portion of revenue of the Group, but our PRC Subsidiaries stopped importing wines from other countries in 2022. As a result, the Group’s business and results of operations are mainly impacted by the inflation rate in China in terms of the increase in staff costs, cost of sales and selling and distribution expenses. Inflation in China is expected to be mild and the inflation rate in 2022 has remained at around 2%. The Group has been actively negotiating the purchase prices of the Chinese Baijiu Liquor with its suppliers on one hand and the sale price with its customers on the other hand with a goal to manage the inflation pressure. If the Group expanded its operations to other countries, the management would reassess the impact of inflation in respective countries on our business.

There is no assurance that our business, financial condition and results of operations will not be adversely impacted by future volatile, negative, or uncertain economic conditions and recessionary periods or periods of significant inflation in China or even globally. Such effects can be especially pronounced during periods of economic contraction or slow economic growth. To the extent that we are unable to offset such cost inflation through increased prices or increased efficiencies in our operations and cost savings, there could be a negative impact on our business, sales and margin performance, net income, cash flows and the trading price of our shares of common stock.

Our business depends on the continued efforts of our management. If we lose their services or they are unable to work together effectively or efficiently, our business may be materially and adversely affected.

Our business operations depend on the continued services of our senior management, particularly the executive officers named in this prospectus. The management team of Huaxin and Jinqiang have been working together since their inception. If they cannot work together effectively or efficiently, our business may be severely disrupted. If one or more of our executive officers were unable or unwilling to continue in their present positions, we might not be able to replace them easily or at all. Our business, financial condition and results of operations may be materially and adversely affected, and we may incur additional expenses to recruit, train and retain personnel. If any of our executive officers joins a competitor or forms a competing business, we may lose customers, suppliers, know-how and key professionals and staff members. Our executive officers have entered into employment agreements with us. However, if any dispute arises between our officers and us, we may have to incur substantial costs and expenses in order to enforce such agreements in China or we may be unable to enforce them at all.

If we are unable to recruit, train and retain qualified personnel or sufficient workforce while controlling our labor costs, our business may be materially and adversely affected.

We intend to hire additional qualified employees to support our business operations and any expansion in product categories. Our future success depends, to a significant extent, on our ability to recruit, train and retain qualified personnel, particularly technical, fulfillment, marketing and other operational personnel with experience in the online and offline retail industry. Our experienced mid-level managers are instrumental in implementing our business strategies, executing our business plans and supporting our business operations and growth. The effective operation of our managerial and operating systems, customer service center and other back-office functions also depends on the hard work and quality performance of our management and employees. Since our industry is characterized by high demand and intense competition for talent and labor, we can provide no assurance that we will be able to attract or retain qualified staff or other highly skilled employees that we will need to achieve our strategic objectives. Labor costs in China have increased with China’s economic development, particularly in the large cities where our facilities are located. Rising inflation in China, which has had a disproportionate impact on everyday essentials such as food, is also putting pressure on wages. In addition, as we are still a young company, our ability to train and integrate new employees into our operations may also be limited and may not meet the demand for our business growth on a timely fashion, or at all. If we are unable to attract, train and retain qualified personnel, our business may be materially and adversely affected.

Any lack of requisite approvals, licenses or permits applicable to our business or failure to comply with PRC laws and regulations may have a material and adverse impact on our business, financial condition and results of operations.

Our business is subject to governmental supervision and regulation by the relevant PRC governmental authorities, including the competent authorities of Ministry of Commerce and the China Food and Drug Administration. Together, these government authorities promulgate and enforce regulations that cover many aspects of the operation of retailing and distribution of food and nutritional supplements, including entry into these industries, the scope of permissible business activities, licenses and permits for various business activities, and foreign investment. We are required to hold a number of licenses and permits in connection with our business operation, including the Food Operation License. We have in the past held and currently hold all licenses and permits described above.

As of the date of this prospectus, we have not received any notice of warning or been subject to penalties or other disciplinary action from the relevant governmental authorities regarding our conducting our business without the above-mentioned approvals and permits. However, we cannot assure you that we will not be subject to any penalties in the future. As the alcohol wholesale and retail industry is still evolving in China, new laws and regulations may be adopted from time to time to require additional licenses and permits other than those we currently have, and address new issues that arise from time to time. As a result, substantial uncertainties exist regarding the interpretation and implementation of current and any future PRC laws and regulations applicable to our businesses. If the PRC government considers that we were operating without the proper approvals, licenses or permits or if it promulgates new laws and regulations that require additional approvals or licenses or imposes additional restrictions on the operation of any part of our business, it has the power, among other things, to levy fines, confiscate our income, revoke our business licenses, and require us to discontinue our relevant business or impose restrictions on the affected portion of our business. Any of these actions by the PRC government may have a material and adverse effect on our results of operations.

Failure to make adequate contributions to various employee benefits plans as required by PRC regulations may subject us to penalties.

Companies operating in China are required to participate in various government-sponsored employee benefit plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of employees up to a maximum amount specified by the local government from time to time at locations where our employees are based. The requirement of employee benefit plans has not been implemented consistently by the local governments in China given the different levels of economic development in different locations. Huaxin, Jinqiang, and Tianchuang have deposited social security premiums in full, and has opened a bank account and contributing housing provident funds as required. As for the social security premiums, Huaxin, Jinqiang, and Tianchuang may be subject to a late payment fine computed from the due date at the rate of 0.05% per day; where payment is not made within the stipulated period, the relevant administrative authorities may impose a fine ranging from one to three times the amount of the amount in arrears. As for the housing provident fund, if any of Huaxin, Jinqiang, and Tianchuang fails to go through the formalities to register or open the account within the prescribed time limit, a fine of not less than RMB 10,000 (approximately $1,400) nor more than RMB 50,000 (approximately $7,000) shall be imposed. If any of Huaxin, Jinqiang, and Tianchuang fails to make the payment and deposit within the prescribed time limit, an application may be made to the people’s court for compulsory enforcement.

Failure to renew our current leases or locate desirable alternatives for our facilities could materially and adversely affect our business.

As of the date of this prospectus, we leased an aggregate of approximately 2,600 square meters of properties for our offices used for communication and development, customer service and management and our operations in general. We may not be able to successfully extend or renew such leases upon expiration of the current term on commercially reasonable terms or at all, and may therefore be forced to relocate our affected operations. This could disrupt our operations and result in significant relocation expenses, which could adversely affect our business, financial condition and results of operations. In addition, we compete with other businesses for premises at certain locations or of desirable sizes. As a result, even though we could extend or renew our leases, rental payments may significantly increase as a result of the high demand for the leased properties. In addition, we may not be able to locate desirable alternative sites for our facilities as our business continues to grow and such failure in relocating our affected operations could affect our business and operations.

We may not be able to adequately protect our intellectual property rights, and our competitors may be able to offer similar products, which would harm our competitive position.

Our success depends in part upon our intellectual property rights. We rely primarily on trademark, copyright, trade secret laws, confidentiality procedures, license agreements and contractual provisions to establish and protect our proprietary rights over our products and procedures. Other persons could copy or otherwise obtain and use our intellectual properties without authorization, or create intellectual properties similar to ours independently. We may also pursue the registration of our domain names, trademarks, and service marks in other jurisdictions, including the United States. However, the intellectual property laws in China are not considered as strong as comparable laws of the United States or the European Union. We cannot assure you that we will be able to protect our proprietary rights. Further, our competitors may be able to independently develop similar intellectual property, duplicate our products or design around any intellectual property rights we hold. Further, our intellectual property rights may be subject to termination or expirations. The loss of intellectual property protections or the inability to timely regain intellectual property protections could harm our business and ability to compete.

We may be subject to intellectual property infringement claims, which may be expensive to defend and may disrupt our business and operations.

We cannot be certain that our operations or any aspects of our business do not or will not infringe upon or otherwise violate trademarks, patents, copyrights, know-how or other intellectual property rights held by third parties. We have not been in the past, but may be from time to time in the future, subject to legal proceedings and claims relating to the intellectual property rights of others. There may be third-party intellectual property that is infringed by our products, procedures, or other aspects of our business. There could also be existing patents or other intellectual property rights of which we are not aware that our products may inadvertently infringe. We cannot assure you that holders of the relevant intellectual property rights purportedly relating to some aspect of our technology platform or business, if any such holders exist, would not seek to enforce such intellectual property rights against us in China, the United States or any other jurisdictions. In addition, we strive to closely monitor the products offered on our internet platform, and also require suppliers and third-party merchants to indemnify us for any losses we suffer or any costs that we incur in relation to the products we source from such suppliers or the products offered by such third-party merchants on our internet platform. However, we cannot be certain that these measures would be effective in completely preventing the infringement of trademarks, patents, copyrights, know-how or other intellectual property rights held by third parties. Further, the application and interpretation of China’s intellectual property right laws and the procedures and standards for granting trademarks, patents, copyrights, know-how or other intellectual property rights in China are still evolving and are uncertain, and we cannot assure you that PRC courts or regulatory authorities would agree with our analysis. If we are found to have violated the intellectual property rights of others, we may be subject to liability for our infringement activities or may be prohibited from using such intellectual property, and we may incur licensing fees or be forced to develop alternatives of our own. In addition, we may incur significant expenses, and may be forced to divert management’s time and other resources from our business and operations to defend against these third-party infringement claims, regardless of their merits. Successful infringement or licensing claims made against us may result in significant monetary liabilities and may materially disrupt our business and operations by restricting or prohibiting our use of the intellectual property in question.

We may need additional capital, and financing may not be available on terms acceptable to us, or at all.

We believe our current cash and cash equivalents and anticipated cash flow from operations will be sufficient to meet our anticipated cash needs for the 12 months starting from March 31, 2023. We may, however, require additional cash resources due to changed business conditions or other future developments, including any marketing initiatives or investments we may decide to pursue. If the cash and cash equivalents generated from operations are insufficient to satisfy our cash requirements, we may seek to obtain a credit facility or sell additional equity or debt securities. The sale of additional equity securities could result in dilution of our existing stockholders. The incurrence of indebtedness would result in increased debt obligations and could result in operating and financing covenants that would restrict our operations. In addition, it is uncertain whether financing will be available in amounts or on terms acceptable to us, if at all.

Oranco has relied on Mr. Peng Yang, Oranco’s Chief Executive Officer, to fund its operating expenses in the U.S. and has thus incurred a substantial amount of debt. If Mr. Peng Yang declares maturity and collects the debt from Oranco, Oranco may face liquidity or insolvency difficulties.

As a holding company, Oranco has limited operations and assets in the United States. Consequently, Mr. Peng Yang, Oranco’s chief executive officer and largest shareholder, has been paying for Oranco’s operating expenses from his own funds, and thereby incurring a substantial amount of debt from Oranco. If Mr. Peng Yang declares such debt mature and collectible, Oranco may not have the funds readily available to repay such debt, and would face liquidity or insolvency difficulties.

We have limited insurance coverage which could expose us to significant costs and business disruption.

We maintain certain insurance policies to safeguard against risks and unexpected events. We have purchased cargo transportation insurance covering our inventory in transit. However, as the insurance industry in China is still in an early stage of development, insurance companies in China currently offer limited business-related insurance products. We do not maintain business interruption insurance or product liability insurance, nor do we maintain key-man life insurance. We cannot assure you that our insurance coverage is sufficient to prevent us from any loss or that we will be able to successfully claim our losses under our current insurance policy on a timely basis, or at all. If we incur any loss that is not covered by our insurance policies, or the compensated amount is significantly less than our actual loss, our business, financial condition and results of operations could be materially and adversely affected.

It may be difficult for overseas stockholders and/or regulators to conduct investigation or collect evidence within China.

Stockholder claims or regulatory investigation that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigation initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or Article 177, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator, such as the Department of Justice, the SEC, the PCAOB and other U.S. authorities, to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests.

In the event that the U.S. regulators carry out investigation on us and there is a need to conduct investigation or collect evidence within the territory of the PRC, the U.S. regulators may not be able to carry out such investigation or evidence collection directly in the PRC under the PRC laws. The U.S. regulators may consider cross-border cooperation with securities regulatory authority of the PRC by way of judicial assistance, diplomatic channels or regulatory cooperation mechanism established with the securities regulatory authority of the PRC.

Failure to comply with the United States Foreign Corrupt Practices Act and Chinese anti-corruption laws could subject us to penalties and other adverse consequences.

We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Non-U.S. companies, including some that may compete with us, may not be subject to these prohibitions. In addition, in 2012, the central government of the PRC commenced a far-reaching campaign against corruption. That ongoing campaign involves aggressive enforcement of existing Chinese anti-corruption laws. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices may occur from time-to-time in the PRC. Our employees or other agents may engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Doing Business in China

Approvals and/or other requirements by the CSRC or other PRC governmental authorities may be required in connection with an offering under PRC rules, regulations or policies, and, if required, we cannot predict whether or how soon we will be able to obtain such approvals.

The Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, purport to require offshore special purpose vehicles that are controlled by PRC companies or individuals and that have been formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of PRC domestic companies or assets to obtain CSRC approval prior to publicly listing their securities on an overseas stock exchange. The interpretation and application of the regulations remain unclear. If a governmental approval is required, it is uncertain how long it will take for us to obtain such approval, and, even if we obtain such approval, the approval could be rescinded. Any failure to obtain or a delay in obtaining the requisite governmental approval for an offering, or a rescission of such CSRC approval is obtained by us, may subject us to sanctions imposed by the relevant PRC regulatory authority, which could include fines and penalties on the PRC Subsidiaries’ operations in China, restrictions or limitations on our ability to pay dividends outside of China, and other forms of sanctions that may materially and adversely affect our business, financial condition, and results of operations.

Our PRC counsel, Beijing Zhonglun W&D Taiyuan Law Firm, has advised us that, based on its understanding of the current PRC laws and regulations, we will not be required to submit an application to the CSRC for the approval under the M&A Rules for an offering. However, our PRC counsel has further advised us that there are substantial uncertainties regarding the interpretation and application of PRC laws and future PRC laws and regulations, and there can be no assurance that the China’s governmental authorities in the future will take a view that is not contrary to or otherwise different from the opinion stated above or make an expansive interpretation to the M&A Rules. We cannot assure you that relevant PRC governmental authorities, including the CSRC, would reach the same conclusion as our PRC counsel, and hence, we may face regulatory actions or other sanctions from them. Furthermore, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council promulgated the Opinions on Strictly Cracking Down Illegal Securities Activities, which provided that the administration and supervision of overseas-listed China-based companies will be strengthened, and the special provisions of the State Council on overseas issuance and listing of shares by such companies will be revised, clarifying the responsibilities of domestic industry competent authorities and regulatory authorities. However, the Opinions on Strictly Cracking Down Illegal Securities Activities were only issued on July 6, 2021, leaving uncertainties regarding the interpretation and implementation of these opinions. It is possible that any new rules or regulations may impose additional requirements on us. In addition, on July 10, 2021, the Cyberspace Administration of China issued a revised draft of the Measures for Cybersecurity Review for public comments, according to which, among others, operators of “critical information infrastructure” or data processors holding over one million users’ personal information shall apply to the Cybersecurity Review Office for a cybersecurity review before any listing on a foreign stock exchange. On December 28, 2021, the CAC and twelve other PRC regulatory authorities jointly revised and issued the Cyber Security Review Measures (“the Review Measures”), which became effective on February 15, 2022. The Review Measures provides, among others, (i) the purchase of cyber products and services by critical information infrastructure operators (the “CIIOs”) and the network platform operators (the “Network Platform Operators”), which engage in data processing activities that affect or may affect national security shall be subject to the cybersecurity review by the Cybersecurity Review Office, the department which is responsible for the implementation of cybersecurity review under the CAC; and (ii) the Network Platform Operators with personal information data of more than one million users that seek for listing in a foreign country are obliged to apply for a cybersecurity review by the Cybersecurity Review Office. It is uncertain how the measures will be enacted, interpreted or implemented, and whether they will affect us. If it is determined in the future that CSRC approval or other procedural requirements are required to be met for and prior to an offering, it is uncertain whether we can or how long it will take us to obtain such approval or complete such procedures and any such approval could be rescinded. Any failure to obtain or delay in obtaining such approval or completing such procedures for an offering, or a rescission of any such approval, could subject us to sanctions by the relevant PRC governmental authorities. The governmental authorities may impose restrictions and penalties on our operations in China, such as the revocation of our licenses, or shutting down part or all of our operations, limit our ability to pay dividends outside of China, delay or restrict the repatriation of the proceeds from an overseas offering into China or take other actions that could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as the trading price of our shares of common stock. The PRC governmental authorities may also take actions requiring us, or making it advisable for us, to halt an offering before settlement and delivery of the shares of common stock offered hereby. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur. In addition, if the PRC governmental authorities later promulgate new rules or explanations requiring that we obtain their approvals for filings, registrations or other kinds of authorizations for an offering, we cannot assure you that we can obtain the approval, authorizations, or complete required procedures or other requirements in a timely manner, or at all, or obtain a waiver of the requisite requirements if and when procedures are established to obtain such a waiver.

On December 24, 2021, the State Council promulgated the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comment) (the “State Council Provisions Draft”), and the CSRC published two newly-drafted regulations including the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comment) (the “Administration  Provisions Draft”) and the Administrative Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comment) (the “Administrative Measures Draft,” together with the State Council Provisions Draft and the Administration  Provisions Draft, including those notes to such drafts, the “Overseas Listing Drafts”), which provide principles and guidelines for direct and indirect issuance of securities overseas by a Chinese domestic enterprise. Although such Overseas Issuance and Listing Regulations Drafts are still subject to public comments and formal adoption and promulgation by Chinese authorities, and some provisions leave room for further interpretations by additional future rules and regulations, they have provided and revealed certain examination and filing mechanisms with respect to a Chinese domestic enterprise’s offering of securities overseas.

On July 10, 2021, the State Internet Information Office issued the Measures of Cybersecurity Review, which requires operators with personal information of more than one million users who want to list abroad to file a cybersecurity review with the Office of Cybersecurity Review. As of the date of this prospectus, we have not been involved in any investigations on cybersecurity review initiated by any PRC regulatory authority, nor have we received any inquiry, notice or sanction. On November 14, 2021, the Cyberspace Administration of China (the “CAC”) published the Regulations on the Administration of Network Data Security (Draft for Comment) to open for public consultation, which stipulates that if a data processor proposes to be listed abroad or provide personal information outside the territory of PRC, it shall be subject to certain security assessment and filing requirements in CAC or competent authorities. On December 28, 2021, the CAC and twelve other PRC regulatory authorities jointly revised and issued the Cyber

Security Review Measures (“the Review Measures”), which became effective on February 15, 2022. The Review Measures provides, among others, (i) the purchase of cyber products and services by critical information infrastructure operators (the “CIIOs”) and the network platform operators (the “Network Platform Operators”), which engage in data processing activities that affect or may affect national security shall be subject to the cybersecurity review by the Cybersecurity Review Office, the department which is responsible for the implementation of cybersecurity review under the CAC; and (ii) the Network Platform Operators with personal information data of more than one million users that seek for listing in a foreign country are obliged to apply for a cybersecurity review by the Cybersecurity Review Office.

On July 7, 2022, the CAC promulgated the Measures on Security Assessment of Cross-border Data Transfer, which became effective on September 1, 2022. The data export measures require that any data processor who processes or exports personal information exceeding a certain volume threshold pursuant to the measures shall apply for a security assessment by the CAC before transferring any personal information abroad, including the following circumstances: (i) important data will be provided overseas by any data processor; (ii) personal information will be provided overseas by any operator of critical information infrastructure or any data processor who processes the personal information of more than 1,000,000 individuals; (iii) personal information will be provided overseas by any data processor who has provided the personal information of more than 100,000 individuals in aggregate or has provided the sensitive personal information of more than 10,000 individuals in aggregate since January 1 of last year; and (iv) other circumstances where the security assessment is required as prescribed by the CAC. A data processor shall, before applying for the security assessment of an outbound data transfer, conduct a self-assessment of the risks involved in the outbound data transfer. The security assessment of a cross-border data transfer shall focus on assessing the risks that may be brought about by the cross-border data transfer concerning national security, public interests, or the lawful rights and interests of individuals or organizations.

On December 2, 2022, the Central Committee of the Communist Party of China and the State Council issued the “Opinions on Building a Data Basic System to Facilitate Data as a Factor of Production.” The opinions aim to lower the bar for market entities to gain access to data, promote efficient use and circulation of data on the condition of protecting national data security, personal information, and business secrets.

On February 17, 2023, the CSRC issued the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises, or the Trial Measures, which became effective on March 31, 2023. The CSRC also circulated Supporting Guidance Rules No. 1 through No. 5, Notes on the Trial Measures, Notice on Administration Arrangements for the Filing of Overseas Listings by Domestic Enterprises and relevant CSRC Answers to Reporter Questions, collectively, the Guidance Rules and Notice, on CSRC’s official website, on the same day. The Trial Measures, together with the Guidance Rules and Notice, reiterate the basic principles of the Overseas Listing Drafts and impose substantially the same requirements for the overseas securities offering and listing by domestic enterprises. Under the Trial Measures and the Guidance Rules and Notice, domestic enterprises conducting overseas securities offering and listing, either directly or indirectly, shall complete filings with the CSRC pursuant to the Trial Measures’ requirements within three business days following the submission of application for an initial public offering or listing. Starting from March 31, 2023, enterprises that have been listed overseas or satisfy all of the following conditions shall be deemed as “Grandfathered Issuers,” or “Existing Companies,” and are not required to file with the CSRC immediately, but shall complete filings as required if they conduct refinancing, or are involved in subsequent securities issuances that require filing with the CSRC: (i) the application for indirect overseas offering or listing shall have been approved by the relevant overseas regulatory authority or stock exchange prior to March 31, 2023 (as the SEC does not approve or disapprove of an offering, this requirement is interpreted to be the SEC’s declaration of the registration statement to be effective with respect to this offering), (ii) the enterprise is not required to reapply for the approval of the relevant overseas regulatory authority or stock exchange, and (iii) such overseas securities offering or listing shall be completed before September 30, 2023. Starting from March 31, 2023, domestic enterprises that have submitted valid applications for overseas offerings and listing but have not obtained the approval from relevant overseas regulatory authority or overseas stock exchange shall complete filings with the CSRC prior to the completion of their overseas offering and listings.

As advised by our PRC Counsel, Beijing Zhonglun W&D Taiyuan Law Firm, since Oranco’s registration statement on Form S-1 was not declared effective by the SEC prior to March 31, 2023, we are required to comply with the filing requirements under the Trial Measures in connection with this offering. As of the date of this prospectus, our PRC counsel does not expect there to be any material legal obstacle for us to comply with the filing requirements under the Trial Measures. Additionally, any future securities offerings and listings outside of mainland China by our company, including but not limited to follow on offerings, secondary listings, and going private transactions, will be subject to the filing requirements with the CSRC under the Trial Measures. As advised by our PRC Counsel, Beijing Zhonglun W&D Taiyuan Law Firm, as of the date of this prospectus, all parties involved in the transaction have not violated any obligations under the Trial Measures. We have designated our main operating entity in China, Shanxi Huaxin Wine Industry Development Co., Ltd., to submit filings to the China Securities Regulatory Commission (CSRC). The filing process is underway. We expect to comply with our obligations under the Trial Measures before we complete this offering.

If we fail to comply with the filing obligations to the CSRC, according to the Trial Measures, the CSRC has the authority to order corrections, issue warnings, and impose fines. If we violate obligations other than filing requirements, relevant PRC laws governing confidentiality, foreign investment, cybersecurity, data security, and foreign exchange management may apply and may stipulate corresponding penalties.

Also, as of the date of this prospectus, as further advised by our PRC Counsel, Beijing Zhonglun W&D Taiyuan Law Firm, neither has Oranco, Inc., our Nevada holding company, nor any of our PRC Subsidiaries, received any inquiry, notice, warning or sanctions regarding the offering from the CSRC or any other PRC governmental authorities.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities, which would materially affect the interest of the investors.

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision to not continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

Our PRC Subsidiaries’ business operations may be subject to various government and regulatory interference in the provinces in which they operate. Our PRC Subsidiaries’ business operations could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. The Group may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. The Chinese government may intervene or influence our operations at any time with little or no advance notice, which could result in a material adverse change in our operations and in the value of our common stock.

Recently, the PRC government initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement. Recent statements by the Chinese government indicate an intent to exert more oversight and more control over offerings conducted overseas and/or foreign investments in China based issuers. The General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Severe and Lawful Crackdown on Illegal Securities Activities, which was available to the public on July 6, 2021. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies. These opinions proposed to take effective measures, such as promoting the construction of relevant regulatory systems, to deal with the risks and incidents facing China-based overseas-listed companies and the demand for cybersecurity and data privacy protection. Moreover, the State Internet Information Office issued the Measures of Cybersecurity Review (Revised Draft for Comments) on July 10, 2021, which requires operators with personal information of more than one million users who want to list abroad to file a cybersecurity review with the Office of Cybersecurity Review.

On December 28, 2021, thirteen governmental departments of the PRC, including the Cyberspace Administration of China (the “CAC”), issued the Cybersecurity Review Measures, which became effective on February 15, 2022. The Cybersecurity Review Measures provide that an online platform operator, which possesses personal information of at least one million users, must apply for a cybersecurity review by the CAC if it intends to be listed in foreign countries.

Because the current operations of our PRC Subsidiaries do not possess personal information from more than one million users, we do not believe that we are subject to the cybersecurity review by the CAC. In addition, as of the date of this prospectus, we have not been involved in any investigations on cybersecurity review initiated by any PRC regulatory authority, nor have we received any inquiry, notice, or sanction related to cybersecurity review under the Cybersecurity Review Measures. As of the date of this prospectus, we do not believe we are in a monopolistic position in the wine and spirits sales and distributions industry.

On February 17, 2023, the CSRC promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”), which became effective on March 31, 2023. Under the Trial Measures, Chinese companies and companies with the majority of their operations or assets located in China are required to submit certain materials to the CSRC for recordation before an overseas offering. The required materials include the recordation report, the approval or opinion from the applicable governmental authorities, legal opinions, the prospectus, and other applicable materials. Oranco is required by the Trial Measures to submit materials to the CSRC for recordation because substantially all of its operations are conducted in China. Oranco will complete the recordation process with the CSRC by the time of the effective date of this prospectus. Also, as of the date of this prospectus, as further advised by our PRC Counsel, Beijing Zhonglun W&D Taiyuan Law Firm, no relevant laws or regulations in the PRC explicitly require Oranco, Inc. or its PRC Subsidiaries to seek approval from the China Securities Regulatory Commission (the “CSRC”) or any other PRC governmental authorities for the offering, nor has Oranco, Inc., our Nevada holding company, or any of the PRC Subsidiaries received any inquiry, notice, warning or sanctions regarding the offering from the CSRC or any other PRC governmental authorities.

In summary, the recent statements and regulatory actions by China’s government related to the use of variable interest entities and data security or antimonopoly concerns, have not affected our ability to conduct our business. However, since these statements and regulatory actions by the PRC government are newly published and detailed official guidance and related implementation rules have not been issued or taken effect, it is highly uncertain how soon the regulatory bodies in China will finalize implementation measures, and the potential impact the modified or new laws and regulations will have on the daily business operations of our PRC Subsidiaries, our ability to accept foreign investments and list on an U.S. or other foreign exchange. The Standing Committee of the National People’s Congress (the “SCNPC”) or other PRC regulatory authorities may in the future promulgate laws, regulations or implementing rules that would require Oranco Inc. or its PRC Subsidiaries to obtain regulatory approval from Chinese authorities before Oranco’ listing in the U.S. Any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or become worthless.

The aforementioned policies and any related implementation rules to be enacted may subject us to additional compliance requirement in the future. Therefore, we cannot assure you that we will remain fully compliant with all new regulatory requirements of these opinions or any future implementation rules on a timely basis, or at all. As a result, Oranco’s securities may decline in value dramatically or even become worthless should we become subject to new requirement to obtain permission from the PRC government to list on U.S. securities exchanges in the future.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering to make loans or additional capital contributions to our PRC Subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

According to the Foreign Investment Law of the People’s Republic of China and its implementing rules, which jointly established the legal framework for the administration of foreign-invested companies, a foreign investor may, in accordance with other applicable laws, freely transfer into or out of China its contributions, profits, capital earnings, income from asset disposal, intellectual property rights, royalties acquired, compensation or indemnity legally obtained, and income from liquidation, made or derived within the territory of China in RMB or any foreign currency, and any entity or individual shall not illegally restrict such transfer in terms of the currency, amount and frequency. According to the Company Law of the People’s Republic of China and other Chinese laws and regulations, our PRC Subsidiaries may pay dividends only out of their respective accumulated profits as determined in accordance with Chinese accounting standards and regulations. In addition, each of our PRC Subsidiaries is required to set aside at least 10% of its accumulated after-tax profits, if any, each year to fund a certain statutory reserve fund, until the aggregate amount of such fund reaches 50% of its registered capital. Where the statutory reserve fund is insufficient to cover any loss a PRC subsidiary incurred in the previous financial year, its current financial year’s accumulated after-tax profits shall first be used to cover the loss before any statutory reserve fund is drawn therefrom. Such statutory reserve funds and the accumulated after-tax profits that are used for covering the loss cannot be distributed to us as dividends. At their discretion, our PRC Subsidiaries may allocate a portion of their after-tax profits based on Chinese accounting standards to a discretionary reserve fund.

Our PRC Subsidiaries receive substantially all of their revenue in Renminbi. Renminbi is not freely convertible into other currencies. As result, any restriction on currency exchange may limit the ability of our PRC Subsidiaries to use their potential future Renminbi revenues to pay dividends to us. The Chinese government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. Shortages in availability of foreign currency may then restrict the ability of our PRC Subsidiaries to remit sufficient foreign currency to our offshore entities for our offshore entities to pay dividends or make other payments or otherwise to satisfy our foreign-currency-denominated obligations. The Renminbi is currently convertible under the “current account,” which includes dividends, trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and foreign currency debt. Currently, our PRC Subsidiaries may purchase foreign currency for settlement of “current account transactions,” including payment of dividends to us, without the approval of the State Administration of Foreign Exchange of China (“SAFE”) by complying with certain procedural requirements. However, the relevant Chinese governmental authorities may limit or eliminate our ability to purchase foreign currencies in the future for current account transactions. The Chinese government may continue to strengthen its capital controls, and additional restrictions and substantial vetting processes may be instituted by SAFE for cross-border transactions falling under both the current account and the capital account. Any existing and future restrictions on currency exchange may limit our ability to utilize revenue generated in renminbi to fund our business activities outside of China or pay dividends in foreign currencies to holders of our securities. Foreign exchange transactions under the capital account remain subject to limitations and require approvals from, or registration with, SAFE and other relevant Chinese governmental authorities. This could affect our ability to obtain foreign currency through debt or equity financing for our subsidiaries.

In response to the persistent capital outflow in China and Renminbi’s depreciation against the U.S. dollar in the fourth quarter of 2016, the People’s Bank of China (“PBOC”) and the SAFE have promulgated a series of capital controls in early 2017, including stricter vetting procedures for domestic companies to remit foreign currency for overseas investments, dividends payments and shareholder loan repayments.

The Chinese government may continue to strengthen its capital controls, and more restrictions and substantial vetting processes may be put forward by SAFE for cross-border transactions falling under both the current account and the capital account. Any limitation on the ability of our Chinese subsidiaries to pay dividends or make other kinds of payments to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends or otherwise fund and conduct our business.

A slowdown of the Chinese economy or adverse changes in the economic and political policies of the PRC and the effects of COVID-19 government could negatively impact China’s overall economic growth, which could materially adversely affect our business.

We are a holding company and substantially all of our operations are conducted in the PRC. Although the PRC economy has grown in recent years, the pace of growth has slowed, and even that rate of growth may not continue. The annual rate of growth in the PRC declined from 6.9% in 2015 to 6.7% in 2016, 6.8% in 2017 and 6.6% in 2018. The annual rate of growth further declined to 6.1% in 2019, the lowest since 1990. The annual rate of growth was 2.3% in 2020. Although the growth reached 8.1% in 2021, the growth rate of the first three quarters of 2022 declined to 3.0%. A slowdown in overall economic growth, an economic downturn or recession, the effects of COVID-19 or other adverse economic developments in the PRC may materially reduce the demand for the Group’s products and may have a material and adverse effect on its business.

China’s economy differs from the economies of most other countries in many respects, including the amount of government involvement in the economy, the general level of economic development, growth rates and government control of foreign exchange and the allocation of resources. While the PRC economy has grown significantly over the past few decades, this growth has remained uneven across different periods, regions and economic sectors.

The PRC government also exercises significant control over China’s economic growth by allocating resources, controlling the payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Any actions and policies adopted by the PRC government could negatively impact the Chinese economy or the economy of the region our serves, which could materially adversely affect our business.

Substantial uncertainties and restrictions with respect to the political and economic policies of the PRC government and PRC laws and regulations could have a significant impact upon the business we may be able to conduct in the PRC and accordingly on the results of its operations and financial condition.

Our business operations may be adversely affected by the current and future political environment in the PRC. The Chinese government exerts substantial influence and control over the manner in which we must conduct our business activities. Our ability to operate in China may be adversely affected by changes in Chinese laws and regulations. Under the current government leadership, the government of the PRC has been pursuing economic reform policies that encourage private economic activities and greater economic decentralization. However, the government of the PRC may not continue to pursue these policies, or may significantly alter these policies from time to time without notice. The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China’s economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, the laws and regulations governing our business, or the enforcement and performance of our arrangements with borrowers in the event of the imposition of statutory liens, death, bankruptcy or criminal proceedings. Only after 1979 did the Chinese government begin to promulgate a comprehensive system of laws that regulate economic affairs in general, deal with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade, as well as encourage foreign investment in China. Although the influence of the law has been increasing, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. Also, because these laws and regulations are relatively new, and because of the limited volume of published cases and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. In addition, there have been constant changes and amendments of laws and regulations over the past 40 years in order to keep up with the rapidly changing society and economy in China. Because government agencies and courts provide interpretations of laws and regulations and decide contractual disputes and issues, their inexperience in adjudicating new business and new polices or regulations in certain less developed areas causes uncertainty and may affect our business. Consequently, we cannot predict the future direction of Chinese legislative activities with respect to either businesses with foreign investment or the effectiveness on enforcement of laws and regulations in China. The uncertainties, including new laws and regulations and changes of existing laws, as well as judicial interpretation by inexperienced officials in the agencies and courts in certain areas, may cause possible problems to foreign investors.

Huaxin, Jinqiang and Jin’ou’s businesses are subject to extensive regulation and supervision by state, provincial and local government authorities, which may interfere with the way we conduct our business and may negatively impact their financial results.

Huaxin, Jinqiang and Jin’ou are subject to extensive and complex state, provincial and local laws, rules and regulations with regard to their loan operations, capital structure, maximum interest rates, allowance for loan losses, among other things, as set out in “PRC Regulations.” These laws, rules and regulations are issued by different central government ministries and departments, provincial and local governments and are enforced by different local authorities. As a result of the complexity, uncertainties and constant changes in these laws, rules and regulation, including changes in interpretation and implementation of such, both Huaxin, Jinqiang and Jin’ou’s business activities and growth may be adversely affected if they do not respond to the changes in a timely manner or are found to be in violation of the applicable laws, regulations and policies as a result of a different position from theirs taken by the competent authority in the interpretation of such applicable laws, regulations and policies. If Huaxin, Jinqiang and Jin’ou are found to be not in compliance with these laws and regulations, they may be subject to sanctions by regulatory authorities, monetary penalties and/or reputation damage, which could have a material adverse effect on our business operations and profitability.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions against us or our management, in China, based upon U.S. laws, including the U.S. federal securities laws, or other foreign laws.

We are a holding company incorporated in Nevada. Substantially all of our operations are conducted in China, and substantially all of our assets are located in China. As a result, Beijing Zhonglun W&D Taiyuan Law Firm, our counsel as to PRC law, has advised us that it may be difficult for a stockholder to effect service of process within the United States upon these persons, or to enforce judgments against us which are obtained in U.S. courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

Beijing Zhonglun W&D Taiyuan Law Firm has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States providing for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors or officers if they decide that the judgment violates the basic principles of PRC laws, national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

Beijing Zhonglun W&D Taiyuan Law Firm has also advised us that in the event stockholders originate an action against a company without domicile in China for disputes related to contracts or other property interests, the PRC courts may accept a cause of action if (a) the disputed contract is concluded or performed in the PRC or the disputed subject matter is located in the PRC, (b) the company (as defendant) has properties that can be seized within the PRC, (c) the company has a representative organization within the PRC, or (d) the parties chose to submit to the jurisdiction of the PRC courts in the contract on the condition that such submission does not violate the requirements of jurisdiction under the PRC Civil Procedures Law. The action may be initiated by the stockholder by filing a complaint with the PRC courts. The PRC courts would determine whether to accept the complaint in accordance with the PRC Civil Procedures Law. The stockholder may participate in the action by itself or entrust any other person or PRC legal counsel to participate on behalf of such stockholder. Foreign citizens and companies will have the same rights as PRC citizens and companies in such an action unless such foreign country restricts the rights of PRC citizens and companies.

Dividends payable to our foreign investors and gains on the sale of our shares of common stock by our foreign investors may become subject to tax by the PRC.

Under the PRC Enterprise Income Tax Law and its implementation regulations issued by the State Council of the PRC, a 10% PRC withholding tax is applicable to dividends payable to investors that are non-resident enterprises, which do not have an establishment or place of business in the PRC or which have such establishment or place of business but the dividends are not effectively connected with such establishment or place of business, to the extent such dividends are derived from sources within the PRC. Similarly, any gain realized on the transfer of shares by such investors is also subject to PRC tax at a current rate of 10%, subject to any reduction or exemption set forth in relevant tax treaties, if such gain is regarded as income derived from sources within the PRC. If we are deemed a PRC resident enterprise, dividends paid on our shares, and any gain realized from the transfer of our shares, would be treated as income derived from sources within the PRC and would as a result be subject to PRC taxation. Furthermore, if we are deemed a PRC resident enterprise, dividends payable to individual investors who are non-PRC residents and any gain realized on the transfer shares by such investors may be subject to PRC tax at a current rate of 25%, subject to any reduction or exemption set forth in applicable tax treaties. Pursuant to the current PRC laws and regulations, neither Oranco, Inc. nor our subsidiaries established outside of China are considered a PRC resident enterprise, however, it is unclear whether Oranco, Inc. or any of our subsidiaries established outside of China will be considered a PRC resident enterprise in the future. It is unclear whether the holders of shares would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas. If dividends payable to our non-PRC investors, or gains from the transfer of our shares by such investors are subject to PRC tax, the value of your investment in our shares may decline significantly.

Our global income may be subject to PRC taxes under the PRC Enterprise Income Tax Law, which could have a material adverse effect on our results of operations.

Under the PRC Enterprise Income Tax Law, or the New EIT Law, and its amendment and implementation rules, which became effective in January 2008, an enterprise established outside of the PRC with a “de facto management body” located within the PRC is considered a PRC resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its global income. The implementation rules define the term “de facto management bodies” as “establishments that carry out substantial and overall management and control over the manufacturing and business operations, personnel and human resources, finance and treasury, and Business Combination and disposition of properties and other assets of an enterprise.” On April 22, 2009, the State Administration of Taxation (the “SAT”), issued a circular, or SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although the SAT Circular 82 only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the determining criteria set forth in the SAT Circular 82 may reflect the SAT’s general position on how the “de facto management body” text should be applied in determining the resident status of all offshore enterprises for the purpose of PRC tax, regardless of whether they are controlled by PRC enterprises or individuals. Although we do not believe that our legal entities organized outside of the PRC constitute PRC resident enterprises, it is possible that the PRC tax authorities could reach a different conclusion. In such case, we may be considered a PRC resident enterprise and may therefore be subject to the 25% enterprise income tax on our global income, which could significantly increase our tax burden and materially and adversely affect our cash flow and profitability. In addition to the uncertainty regarding how the new PRC resident enterprise classification for tax purposes may apply, it is also possible that the rules may change in the future, possibly with retroactive effect.

We and Oranco’s stockholders face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

On February 3, 2015, the State Administration of Taxation issued an Announcement on Several Issues Concerning Enterprise Income Tax on Income Arising from Indirect Transfers of Property by Non-PRC Resident Enterprises, or Circular 7, with the same effective date. Under Circular 7, an “indirect transfer” refers to a transaction where a non-resident enterprise transfers its equity interest and other similar interest in an offshore holding company, which directly or indirectly holds Chinese taxable assets (the assets of an “establishment or place” situated in China; real property situated in China and equity interest in Chinese resident enterprises) and any indirect transfer without reasonable commercial purposes are subject to the PRC taxation. In addition, Circular 7 specifies the conditions under which an indirect transfer is deemed to lack a reasonable commercial purpose which include: (1) 75% or more of the value of the offshore holding company’s equity is derived from Chinese taxable assets, (2) anytime in the year prior to the occurrence of the indirect transfer of Chinese taxable assets, 90% or more of the total assets (excluding cash) of the offshore holding company are direct or indirect investment in China, or 90% or more of the revenue of the offshore holding company was sourced from China; (3) the functions performed and risks assumed by the offshore holding company(ies), although incorporated in an offshore jurisdiction to conform to the corporate law requirements there, are insufficient to substantiate their corporate existence and (4) the foreign income tax payable in respect of the indirect transfer is lower than the Chinese tax which would otherwise be payable in respect of the direct transfer if such transfer were treated as a direct transfer. As a result, gains derived from such indirect transfer will be subject to PRC enterprise income tax, currently at a rate of 10%.

Circular 7 grants a safe harbor under certain qualifying circumstances, including transfers in the public securities market and certain intragroup restricting transactions, however, there is uncertainty as to the implementation of Circular 7. For example, Circular 7 requires the buyer to withhold the applicable taxes without specifying how to obtain the information necessary to calculate taxes and when the applicable tax shall be submitted. Circular 7 may be determined by the tax authorities to be applicable to our offshore restructuring transactions or sale of the shares of our offshore subsidiaries where non-resident enterprises, being the transferors, were involved. Though Circular 7 does not impose a mandatory obligation of filing the report of taxable events, the transferring party shall be subject to PRC withholding tax if the certain tax filing conditions are met. Non-filing may result in an administrative penalty varying from 50% to 300% of unpaid taxes. As a result, we and our non-resident enterprises in such transactions may become at risk of being subject to taxation under Circular 7, and may be required to expend valuable resources to comply with Circular 7 or to establish that we and our non-resident enterprises should not be taxed under Circular 7, for any restructuring or disposal of shares of our offshore subsidiaries, which may have a material adverse effect on our financial condition and results of operations.

Enhanced scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on potential acquisitions we may pursue in the future.

The PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of certain taxable assets, including, in particular, equity interests in a PRC resident enterprise, by a non-resident enterprise by promulgating and implementing SAT Circular 59 and Circular 698, which became effective in January 2008, and a Circular 7 in replacement of some of the existing rules in Circular 698, which became effective in February 2015.

Under Circular 698, where a non-resident enterprise conducts an “indirect transfer” by transferring the equity interests of a PRC “resident enterprise” indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise, being the transferor, may be subject to PRC enterprise income tax, if the indirect transfer is considered to be an abusive use of company structure without reasonable commercial purposes. As a result, gains derived from such indirect transfer may be subject to PRC tax at a rate of up to 10%. Circular 698 also provides that, where a non-PRC resident enterprise transfers its equity interests in a PRC resident enterprise to its related parties at a price lower than the fair market value, the relevant tax authority has the power to make a reasonable adjustment to the taxable income of the transaction.

In February 2015, the SAT issued Circular 7 to replace the rules relating to indirect transfers in Circular 698. Circular 7 has introduced a new tax regime that is significantly different from that under Circular 698. Circular 7 extends its tax jurisdiction to not only indirect transfers set forth under Circular 698 but also transactions involving transfer of other taxable assets, through the offshore transfer of a foreign intermediate holding company. In addition, Circular 7 provides clearer criteria than Circular 698 on how to assess reasonable commercial purposes and has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. Circular 7 also brings challenges to both the foreign transferor and transferee (or other person who is obligated to pay for the transfer) of the taxable assets. Where a non-resident enterprise conducts an “indirect transfer” by transferring the taxable assets indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise being the transferor, or the transferee, or the PRC entity which directly owned the taxable assets may report to the relevant tax authority such indirect transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise.

On October 17, 2017, the SAT issued a Notice Concerning Withholding Income Tax of Non-Resident Enterprise, or SAT Notice No. 37, which abolishes Circular 698 and certain provisions of Circular 7. SAT Notice No. 37 further reduces the burden of the withholding obligator, such as revocation of contract filing requirements and tax liquidation procedures, strengthens the cooperation of tax authorities in different places, and clarifies the calculation of tax payable and mechanism of foreign exchange.

We face uncertainties on the reporting and consequences on future private equity financing transactions, share exchange or other transactions involving the transfer of shares in our company by investors that are non-PRC resident enterprises. The PRC tax authorities may pursue such non-resident enterprises with respect to a filing or the transferees with respect to withholding obligation, and request the PRC Subsidiaries to assist in the filing. As a result, we and non-resident enterprises in such transactions may become at risk of being subject to filing obligations or being taxed, under Circular 59 or Circular 7 and SAT Notice No. 37, and may be required to expend valuable resources to comply with Circular 59, Circular 7 and SAT Notice No. 37 or to establish that we and our non-resident enterprises should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

The PRC tax authorities have the discretion under SAT Circular 59, Circular 7 and SAT Notice No. 37 to make adjustments to the taxable capital gains based on the difference between the fair value of the taxable assets transferred and the cost of investment. Although we currently have no plans to pursue any acquisitions in China or elsewhere in the world, we may pursue acquisitions in the future that may involve complex corporate structures. If we are considered a non-resident enterprise under the PRC Enterprise Income Tax Law and if the PRC tax authorities make adjustments to the taxable income of the transactions under SAT Circular 59 or and SAT Notice No. 37 and Circular 7, our income tax costs associated with such potential acquisitions will be increased, which may have an adverse effect on our financial condition and results of operations.

Restrictions on currency exchange may limit our ability to utilize our revenue effectively.

Substantially all of our revenue is denominated in Renminbi. The Renminbi is currently convertible under the “current account,” which includes dividends, trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans. Currently, the PRC Subsidiaries, which are wholly-foreign owned enterprises, may purchase foreign currency for settlement of “current account transactions,” including payment of dividends to us, without the approval of SAFE by complying with certain procedural requirements. However, the relevant PRC governmental authorities may limit or eliminate our ability to purchase foreign currencies in the future for current account transactions. Since a significant amount of our future revenue will be denominated in Renminbi, any existing and future restrictions on currency exchange may limit our ability to utilize revenue generated in Renminbi to fund our business activities outside of the PRC or pay dividends in foreign currencies to Oranco’s stockholders. Foreign exchange transactions under the capital account remain subject to limitations and require approvals from, or registration with, SAFE or banks and other relevant PRC governmental authorities. This could affect our ability to obtain foreign currency through debt or equity financing for all of the PRC Subsidiaries.

Fluctuations in the foreign currency exchange rate between U.S. Dollars and Renminbi could adversely affect our financial condition.

Our business is conducted in the PRC, our books and records are maintained in RMB, which is the currency of the PRC, and the financial statements that we file with the SEC and provide to our shareholders are presented in U.S. Dollars. Changes in the exchange rate between the RMB and dollar affect the value of our assets and the results of our operations in U.S. Dollars. The value of the RMB against the U.S. Dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions and perceived changes in the economy of the PRC and the United States. Any significant revaluation of the RMB may materially and adversely affect our cash flows, revenue and financial condition. Further, our shares offered by this prospectus are offered in U.S. Dollars, and we will need to convert the net proceeds we receive into RMB in order to use the funds for our business. Changes in the conversion rate between the U.S. Dollar and the RMB will affect that amount of proceeds we will have available for our business.

If any dividend is declared in the future and paid in a foreign currency, you may be taxed on a larger amount in U.S. Dollars than the U.S. Dollar amount that you will actually ultimately receive.

If you are a U.S. holder of our shares of common stock, you will be taxed on the U.S. Dollar value of your dividends, if any, at the time you receive them, even if you actually receive a smaller amount of U.S. Dollars when the payment is in fact converted into U.S. Dollars. Specifically, if a dividend is declared and paid in a foreign currency such as the RMB, the amount of the dividend distribution that you must include in your income as a U.S. holder will be the U.S. Dollar value of the payments made in the foreign currency, determined at the spot rate of the foreign currency to the U.S. Dollar on the date the dividend distribution is includible in your income, regardless of whether the payment is in fact converted into U.S. Dollars. Thus, if the value of the foreign currency decreases before you actually convert the currency into U.S. Dollars, you will be taxed on a larger amount in U.S. Dollars than the U.S. Dollar amount that you will actually ultimately receive.

Future inflation in China may inhibit economic activity and adversely affect our operations.

The Chinese economy has experienced periods of rapid expansion in recent years which can lead to high rates of inflation or deflation. This has caused the PRC government to, from time to time, enact various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the PRC government to once again impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China. Any action on the part of the PRC government that seeks to control credit and/or prices may adversely affect our business operations.

PRC laws and regulations have established more complex procedures for certain acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

Further to the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the New M&A Rules, the Anti-monopoly Law of the PRC, the Rules of Ministry of Commerce on Implementation of Security Review System of Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated by MOFCOM or the MOFCOM Security Review Rules, were issued in August 2011, which established additional procedures and requirements that are expected to make merger and acquisition activities in China by foreign investors more time-consuming and complex, including requirements in some instances that MOFCOM be notified in advance of any change of control transaction in which a foreign investor takes control of a PRC enterprise, or that the approval from MOFCOM be obtained in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies. PRC laws and regulations also require certain merger and acquisition transactions to be subject to merger control review and or security review.

The MOFCOM Security Review Rules, effective from September 1, 2011, which implement the Notice of the General Office of the State Council on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated on February 3, 2011, further provide that, when deciding whether a specific merger or acquisition of a domestic enterprise by foreign investors is subject to the security review by MOFCOM, the principle of substance over form should be applied and foreign investors are prohibited from bypassing the security review requirement by structuring transactions through proxies, trusts, indirect investments, leases, loans, control through agreements control or offshore transactions.

Further, if the business of any target company that we seek to acquire falls into the scope of security review, we may not be able to successfully acquire such company either by equity or asset acquisition, capital contribution or through any contractual agreements. We may grow its business in part by acquiring other companies operating in its industry. Complying with the requirements of the relevant regulations to complete such transactions could be time consuming, and any required approval processes, including approval from MOFCOM, may delay or inhibit its ability to complete such transactions, which could affect its ability to maintain or expand its market share.

In addition, SAFE promulgated the Circular on the Settlement of Foreign Currency Capital of Foreign-invested Enterprises, or Circular 19, on June 1, 2015. Under Circular 19, registered capital of a foreign-invested company settled in RMB converted from foreign currencies may only be used within the business scope approved by the applicable governmental authority and the equity investments in the PRC made by the foreign-invested company shall be subject to the relevant laws and regulations about the foreign-invested company’s reinvestment in the PRC. In addition, foreign-invested companies cannot use such capital to make the investments on securities, and cannot use such capital to issue the entrusted RMB loans (except approved in its business scope), repay the RMB loans between the enterprises and the ones which have been transferred to the third party. Circular 19 may significantly limit our ability to effectively use the proceeds from future financing activities as the Chinese subsidiaries may not convert the funds received from us in foreign currencies into RMB, which may adversely affect their liquidity and our ability to fund and expand our business in the PRC.

SAFE issued the Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts (“Circular 16”), on June 9, 2016, which became effective simultaneously. Pursuant to Circular 16, enterprises registered in the PRC may also convert their foreign debts from foreign currency to RMB on self-discretionary basis. Circular 16 provides an integrated standard for conversion of foreign exchange under capital account items (including but not limited to foreign currency capital and foreign debts) on self-discretionary basis which applies to all enterprises registered in the PRC. Circular 16 reiterates the principle that RMB converted from foreign currency-denominated capital of a company may not be directly or indirectly used for purpose beyond its business scope or prohibited by PRC Laws or regulations, while such converted RMB shall not be provide as loans to its non-affiliated entities. As Circular 16 is newly issued and SAFE has not provided detailed guidelines with respect to its interpretation or implementation, it is uncertain how these rules will be interpreted and implemented.

Risks Relating to Oranco’s common stock and this Offering

Oranco’s common stock may be delisted and prohibited from being traded under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors for two consecutive years. The delisting and the cessation of trading of our shares, or the threat of their being delisted and prohibited from being traded, may materially and adversely affect the value of your investment.

The Holding Foreign Companies Accountable Act, or the HFCA Act, was enacted on December 18, 2020. The HFCA Act states if the SEC determines that a company has filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit such shares from being traded on a national securities exchange or in the over the counter trading market in the U.S.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. A company will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCA Act, including the listing and trading prohibition requirements described above.

On June 22, 2021, the U.S. Senate passed a bill which, if passed by the U.S. House of Representatives and signed into law, would reduce the number of consecutive noninspection years required for triggering the prohibitions under the HFCA Act from three years to two.

On November 5, 2021, the SEC approved Rule 6100 adopted by the PCAOB to establish a framework for the PCAOB’s determinations under the HFCA Act that the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by an authority in that jurisdiction.

On December 2, 2021, the SEC issued amendments to finalize the interim final rules previously adopted in March 2021 to implement the submission and disclosure requirements in the HFCA Act, which requires a company to identify in its annual report, (1) the auditors that provided opinions to the financial statements presented in the annual report, (2) the location where the auditors’ report was issued, and (3) the PCAOB ID number of the audit firm or branch that performed the audit work. After we become a public company, if the SEC determines that we have three consecutive non-inspection years, the SEC will issue a stop order to prohibit the trading of our shares.

On December 16, 2021, the PCAOB issued a Determination Report which reported that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China of the People’s Republic of China, because of a position taken by one or more authorities in mainland China; and (2) Hong Kong, a Special Administrative Region of the PRC, because of a position taken by one or more authorities in Hong Kong.

On August 26, 2022, the PCAOB signed a Statement of Protocol with the China Securities Regulatory Commission and the Ministry of Finance of the People’s Republic of China, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. Uncertainties still exist as to whether and how this new Statement of Protocol will be implemented. The PCAOB is required to reassess its determinations by the end of 2022 and there are uncertainties whether the PCAOB will determine it is still unable to inspect or investigate completely registered public accounting firms in mainland China and Hong Kong.

On December 15, 2022, the PCAOB issued a Determination Report determining that the PCAOB secured complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong, and vacating the 2021 Determinations to the contrary. However, the PCAOB further noted that it will act immediately to consider the need to issue a new determination if the PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access.

Our current auditor, PKF Littlejohn LLP, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws of the United States pursuant to which the PCAOB conducts regular inspections to assess their compliance with the applicable professional standards. PKF Littlejohn LLP is not among the PCAOB-registered public accounting firms registered in mainland China or Hong Kong that are subject to PCAOB’s determination on December 16, 2021 of having been unable to inspect or investigate completely. We are not aware of any reasons to believe or conclude that PKF Littlejohn LLP would not permit an inspection by the PCAOB or that it may not be subject to such inspection. However, given the recent developments, we cannot assure you whether PCAOB or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. Our shares could still be delisted and prohibited from being traded over-the-counter under the HFCA Act PCAOB determines in the future that it is unable to fully inspect or investigate our auditor which has a presence in China. Furthermore, there is no guarantee that future audit reports will be prepared by auditors that are completely inspected by the PCAOB, and, as such, future investors may be deprived of such inspections, which could result in limitations or restrictions to our access of the U.S. capital markets.

On December 29, 2022, the Consolidated Appropriations Act, 2023 was signed into law, which, among other things, amended the HFCA Act to reduce from three years to two years the number of consecutive years an issuer can be identified as a Commission-Identified Issuer before the Securities and Exchange Commission must impose an initial trading prohibition on the issuer’s securities.

Nasdaq may apply additional and more stringent criteria for our initial and continued listing because we plan to have a small public offering and insiders will hold a large portion of the Company’s listed securities.

Nasdaq Listing Rule 5101 provides Nasdaq with broad discretionary authority over the initial and continued listing of securities in Nasdaq and Nasdaq may use such discretion to deny initial listing, apply additional or more stringent criteria for the initial or continued listing of particular securities, or suspend or delist particular securities based on any event, condition, or circumstance that exists or occurs that makes initial or continued listing of the securities on Nasdaq inadvisable or unwarranted in the opinion of Nasdaq, even though the securities meet all enumerated criteria for initial or continued listing on Nasdaq. In addition, Nasdaq has used its discretion to deny initial or continued listing or to apply additional and more stringent criteria in the instances, including but not limited to: (i) where the company engaged an auditor that has not been subject to an inspection by the PCAOB, an auditor that PCAOB cannot inspect, or an auditor that has not demonstrated sufficient resources, geographic reach, or experience to adequately perform the company’s audit; (ii) where the company planned a small public offering, which would result in insiders holding a large portion of the company’s listed securities, Nasdaq was concerned that the offering size was insufficient to establish the company’s initial valuation, and there would not be sufficient liquidity to support a public market for the company, and (iii) where the company did not demonstrate sufficient nexus to the U.S. capital market, including having no U.S. shareholders, operations, or members of the board of directors or management. Our public offering will be relatively small and the insiders of our Company will hold a large portion of the Company’s listed securities. Nasdaq might apply the additional and more stringent criteria for our initial and continued listing, which might cause delay or even denial of our listing application.

It is not possible to predict the extent, liquidity and duration of any public trading market for our securities.

The trading market for our securities was previously sporadic and subject to fluctuations in the over-the-counter market. We have applied to list our securities on the Nasdaq Capital Market, which is a condition to completing this offering. There can be no assurance that an active market for the common stock will develop, or if one should develop, there is no assurance that it will be sustained. This could severely limit the liquidity of our shares of common stock and have a material adverse effect on the market price of Oranco’s common stock and on our ability to raise additional capital.

The ability of any such market to provide liquidity for the holders of such shares and to establish a reasonable and rational pricing mechanism, will likely depend on many variables. These may include both Chinese and general economic conditions, public evaluation of our business model, our revenues, earnings and growth potential, the reputation of our management, the impact of competition and regulation, and the like.

Limitation of liability and indemnification of officers and directors could adversely impact investors’ ability to bring claims against them.

Our officers and directors are required to exercise good faith and high integrity in the management of our affairs. Our amended and restated articles of incorporation (“Articles of Incorporation”) provide, however, that our officers and directors shall have no personal liability to us or Oranco’s stockholders for damages for any breach of duty owed to us or Oranco’s stockholders, unless they breached their duty of loyalty, did not act in good faith, knowingly violated a law, or received an improper personal benefit. Our Articles of Incorporation and our bylaws, as amended, (“Bylaws”), provide for the indemnification by us of our officers and directors against any losses or liabilities they may incur by reason of their serving in such capacities, provided that they do not breach their duty of loyalty, act in good faith, do not knowingly violate a law, and do not receive an improper personal benefit. Additionally, we have entered into employment agreements with our officers, which specify the indemnification provisions provided by the Bylaws and provide, among other things, that to the fullest extent permitted by applicable law, the Company will indemnify such officer against any and all losses, expenses and liabilities arising out of such officer’s service as an officer of the Company.

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us under the above provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The resale of shares of Oranco’s common stock could adversely affect the market price of Oranco’s common stock and our ability to raise additional equity capital.

As of the date of this prospectus, there are 12,584,625 shares of common stock issued and outstanding. Of the outstanding shares of common stock, 6,441,589 shares will be subject to lock-up agreements described below.

If Oranco’s stockholders sell substantial amounts of Oranco’s common stock in the public market, including shares issuable upon the effectiveness of a registration statement, upon the expiration of any statutory holding period under Rule 144, any lock-up agreement or shares issued upon the exercise of outstanding options, warrants or restricted stock awards, it could create a circumstance commonly referred to as an “overhang” and, in anticipation of which, the market price of our shares of common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

In general, commencing ninety (90) days after the effective date of this prospectus, a non-affiliated person who has held restricted shares for a period of six months, under Rule 144, may sell into the market our shares of common stock all of their shares, subject to the Company being current in its periodic reports filed with the SEC. An affiliate may sell an amount equal to the greater of 1% of the then issued and outstanding shares, or the average weekly number of shares sold on the Nasdaq Capital Market in the last four weeks prior to such sale. Such sales may be repeated once every three months, and any of the restricted shares may be sold by a non-affiliate without any restrictions after they have been held one year.

Oranco’s bylaws and Nevada law may discourage, delay or prevent a change of control of our company or changes in our management, which could have the result of depressing the trading price of Oranco’s common stock.

Certain anti-takeover provisions of Nevada law could have the effect of delaying or preventing a third-party from acquiring us, even if the acquisition arguably could benefit Oranco’s stockholders. Nevada’s “combinations with interested stockholders” statutes, NRS 78.411 through 78.444, inclusive, prohibit specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” for two years after such person first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination, or the transaction by which such person becomes an “interested stockholder”, in advance, or unless the combination is approved by the board of directors and sixty percent of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Further, in the absence of prior approval certain restrictions may apply even after such two-year period. However, these statutes do not apply to any combination of a corporation and an interested stockholder after the expiration of four years after the person first became an interested stockholder. For purposes of these statutes, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder.” These statutes generally apply to Nevada corporations with 200 or more stockholders of record. However, a Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws, but if such election is not made in the corporation’s original articles of incorporation, the amendment (1) must be approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power of the corporation not beneficially owned by interested stockholders or their affiliates and associates, and (2) is not effective until 18 months after the vote approving the amendment and does not apply to any combination with a person who first became an interested stockholder on or before the effective date of the amendment. We did not make such an election in our original articles of incorporation and have not amended our articles of incorporation to so elect. Nevada’s “acquisition of controlling interest” statutes, NRS 78.378 through 78.3793, inclusive, contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. Our bylaws provide that these statutes do not apply to us or any acquisition of Oranco’s common stock. Absent such provision in our bylaws, these laws would apply to us as of a particular date if we were to have 200 or more stockholders of record (at least 100 of whom have addresses in Nevada appearing on Oranco’s stock ledger at all times during the 90 days immediately preceding that date) and do business in the State of Nevada directly or through an affiliated corporation, unless our articles of incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one fifth or more, but less than one third, (2) one third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply. Various provisions of our bylaws may delay, defer or prevent a tender offer or takeover attempt of us that a stockholder might consider in his or her best interest. Our bylaws may be adopted, amended or repealed by the affirmative vote of the holders of at least a majority of our outstanding shares of capital stock entitled to vote for the election of directors, and except as provided by Nevada law, our board of directors shall have the power to adopt, amend or repeal the bylaws by a vote of not less than a majority of our directors. The interests of these stockholders and directors may not be consistent with your interests, and they may make changes to the bylaws that are not in line with your concerns.

Nevada law also provides that directors may resist a change or potential change in control if the directors determine that the change is opposed to, or not in the best interests of, the corporation. The existence of the foregoing provisions and other potential anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of Oranco’s common stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that you could receive a premium for Oranco’s common stock in an acquisition.

We may become subject to “penny stock” rules, which could damage our reputation and the ability of investors to sell their shares.

In the event that our securities fail to maintain their listing on Nasdaq, stockholders should be aware that, according to the Securities and Exchange Commission Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. These patterns include: control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; manipulation of prices through prearranged matching of purchases and ales and false and misleading press releases; “boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons; excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Furthermore, the penny stock designation may adversely affect the development of any public market for our shares of common stock or, if such a market develops, its continuation. Broker-dealers are required to personally determine whether an investment in penny stock is suitable for customers. Penny stocks are securities (i) with a price of less than five dollars ($5.00) per share; (ii) that are not traded on a “recognized” national exchange; and (iii) of an issuer with net tangible assets less than $2,000,000 (if the issuer has been in continuous operation for at least three years) or $5,000,000 (if in continuous operation for less than three years), or with average annual revenues of less than $6,000,000 for the last three years. Section 15(g) of the Exchange Act and Rule 15g-2 of the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor’s account. Potential investors in Oranco’s common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be penny stock. Rule 15g-9 of the SEC requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor.

This procedure requires the broker-dealer to (i) obtain from the investor information concerning his financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for the Company’s stockholders to resell their shares to third parties or to otherwise dispose of them.

We do not anticipate paying cash dividends on Oranco’s common stock, and accordingly, stockholders must rely on stock appreciation for any return on their investment.

We have not declared or paid any cash dividends on Oranco’s common stock and do not currently intend to do so for the foreseeable future. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Therefore, the success of an investment in shares of Oranco’s common stock will depend upon any future appreciation in their value. There is no guarantee that shares of Oranco’s common stock will appreciate in value or even maintain the price at which Oranco’s stockholders have purchased their shares.

Our compliance with the Sarbanes-Oxley Act of 2002 and other federal securities law reporting requirements are expensive and could distract management’s attention from our business affairs.

As a public reporting company, we will be subject to the Sarbanes-Oxley Act of 2002, as well as the information and reporting requirements of the Exchange Act and other federal securities laws. The costs of compliance with the Sarbanes-Oxley Act of 2002 and of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC, and furnishing audited reports to stockholders, are significant and may increase in the future. Our securities registration with the SEC was revoked in February 2022, as a result of our failure to file with the SEC required periodic reports since the filing of its Form 10-K in September 2020. Mr. Peng Yang was serving as the Chief Executive Officer and sole director of Oranco when Oranco failed to file the periodic reports. Our securities will be registered with the SEC. However, there can be no assurance we will be able to report on a timely basis in the future. Any subsequent revocation will be expected to have an adverse effect on the market price of our securities. Moreover, compliance with the complex laws, rules and regulations applicable to public companies could distract our management’s attention from our business affairs, which could have an adverse impact on our results of operations.

Failure to build our finance infrastructure and improve our accounting systems and controls could impair our ability to comply with the financial reporting and internal controls requirements for publicly traded companies.

As a public company, we will operate in an increasingly demanding regulatory environment, which requires us to comply with the Sarbanes-Oxley Act. Company responsibilities required by the Sarbanes-Oxley Act include establishing corporate oversight and adequate internal controls over financial reporting and disclosure controls and procedures. Effective internal controls are necessary for us to produce reliable financial reports and are important to help prevent financial fraud. Commencing with our fiscal year ending June 30, 2023, we must perform system and process evaluation and testing of our internal controls over financial reporting to allow management to report on the effectiveness of our internal controls over financial reporting in our Form 10-K filing for that year, as required by Section 404 of the Sarbanes-Oxley Act.

Prior to this offering, we have never been required to test our internal controls within a specified period. However, our management had evaluated the effectiveness of our internal controls in a management report for the period ended June 30, 2020.

Prior to the revocation of Oranco’s securities registration with the SEC in February 2022, the effectiveness of the Company’s group-wide internal control over financial reporting was negatively impacted by COVID-19 imposed restrictions. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. Oranco’s Chief Executive Officer and Chief Financial Officer concluded that the Company’s internal controls over financial reporting and disclosure were not effective as of June 30, 2020 to ensure that information required to be disclosed by the Company in the reports that the Company files or submits under the

Exchange Act, was recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms, and that such information was accumulated and communicated to Oranco’s management, as appropriate, to allow timely decisions regarding required disclosure. The principal bases for this conclusion are that Oranco had only one (1) director, and no operating audit committee. As a result, Oranco’s board lacked the segregation of duties within its financial functions, failed to engage sufficient resources regarding Oranco’s accounting and reporting obligations, and there was no formal procedure approving or recording the related party transactions.

The internal controls over financial reporting and disclosure were not effective for the year ended June 30, 2020 partially due to the outbreak of COVID-19 pandemic. Governmental measures in response to COVID-19, such as travel bans and lock downs, caused severe delays and disruption in the Company’s financial reporting and procedures. The Company was not able to produce relevant financial documents in a timely manner, which resulted in delays to the response to its auditor’s request, to assist the auditor to conduct on-site audit or to communicate any issues or problems to the Company’s management effectively. There was insufficient time for the Company’s management team to prepare for the disruptions caused by COVID-19 outbreak in terms of the Company’s financial reporting procedures.

In the past two years, we have initiated remediation efforts focused on continuing to make efforts to strengthen our internal control over financial reporting and to specifically address the control deficiencies that led to our material weakness. These efforts include the following:

•        Implemented an internal review process over financial reporting to continue to improve our ongoing review and supervision of our internal control over financial reporting;

•        Establishment of additional internal control procedures over financial reporting;

•        An ongoing initiative and training in the Company to ensure the importance of internal controls and compliance with the established policies and procedures are fully understood throughout the organization, and we plan to provide continuous U.S. GAAP knowledge training to relevant employees involved to ensure the performance of and the compliance with those procedures and policies;

•        Reorganized the Company’s finance function and established an internal control department since early 2022;

•        Employment of several new experienced staff with relevant experience to review and monitor the internal control policies and procedures in 2022.

In addition, upon the closing of this offering, Oranco will have a five-member board of directors, of which three (3) are independent directors. The board will also have an audit committee, a compensation committee, and a nominating and corporate governance committee, all comprised of independent directors.

As the COVID-19 emergency then eased and due to the remediation measures described above, the material weakness in internal controls that caused the delay in the Company’s financial reporting has been addressed since 2022.

We anticipate that the process of building our accounting and financial functions and infrastructure will continue to require significant additional professional fees, internal costs and management efforts. As a public company, we will be required to maintain adequate internal control over financial reporting and to report any material weakness in our internal control over financial reporting. SEC Regulation S-K requires that we evaluate and determine the effectiveness of our internal control over financial reporting and provide a management report on internal control over financial reporting. Regulation S-K also requires that our management report on internal control over financial reporting be attested to by our independent registered public accounting firm, to the extent we are no longer an emerging growth company. Our independent registered public accounting firm is not required to attest to our management report on internal control over financial reporting while we are an emerging growth company.

A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected. Any current or future evaluation of effectiveness is subject to subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. Because of the inherent limitations of internal control, there is a risk that material misstatements may not be prevented or detected on a timely basis by internal control over financial reporting. However, these inherent limitations are known features of the financial reporting process. Therefore, it is possible to design into the process safeguards to reduce, though not eliminate, this risk.

If we are not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, or if we are unable to maintain proper and effective internal controls, we may not be able to produce timely and accurate financial statements. If we cannot provide reliable financial reports or prevent fraud, our business and results of operations could be harmed, investors could lose confidence in our reported financial information and we could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities.

The trading price of our common stock may continue to be volatile, which could lead to losses by investors and costly securities litigation.

There has been no public market for Oranco’s securities since February 2022. The public offering price of Oranco’s securities will be determined through negotiation between us and the Representative. This price does not necessarily reflect the price at which investors in the market will be willing to buy and sell shares of our common stock following this offering. In addition, the volatility of the trading price of Oranco’s securities, including any stock-run up, could be in response to various factors, some of which may be unrelated to our actual or expected operating performance and financial conditions or prospects, and are beyond our control, making it difficult for prospective investors to assess the rapidly changing value of your stock. These fluctuations could cause you to lose all or part of your investment in our common stock as you might be unable to sell your shares at or above the price you paid in this offering. Factors that could cause fluctuations in the trading price of our common stock include the risk factors set forth in this section as well as the following:

•        price and volume fluctuations in the overall stock market from time to time;

•        volatility in the trading prices and trading volumes of small-cap stocks;

•        changes in operating performance and stock market valuations of other small-cap companies generally, or those in our industry in particular;

•        actual or anticipated variations in our operating results;

•        announcements of new products or developments by us or our competitors;

•        regulatory actions regarding our products;

•        announcements by us or our competitors of significant results of operations;

•        additions or departures of key personnel;

•        continuing slowdown in the Chinese economy and/or adverse changes in economic and political policies of the PRC government;

•        sales of Oranco’s common stock or other securities in the open market; and

•        other events or factors, many of which are beyond our control.

The stock market is subject to significant price and volume fluctuations. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been initiated against such a company.

Litigation initiated against us, whether or not successful, could result in substantial costs and diversion of our management’s attention and resources, which could harm our business and financial condition.

Certain recent initial public offerings of companies with public floats comparable to Oranco’s anticipated public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. Oranco may experience similar volatility, which may make it difficult for prospective investors to assess the value of its shares of common stock.

In addition to the risks addressed above in the preceding risk factor, Oranco’s common stock may be subject to extreme volatility that is seemingly unrelated to the underlying performance of our business. Recently, companies with comparable public floats and initial public offering sizes have experienced instances of extreme stock price run-ups followed by rapid price declines, and such stock price volatility was seemingly unrelated to the respective company’s underlying performance. Upon the consummation of this offering, Oranco will have a relatively small public float due to the relatively small size of this offering, the ownership percentage of its executive officers and directors, and greater than 5% shareholders. As a result of its small public float, Oranco’s shares of common stock may be less liquid and have greater stock price volatility than the shares of companies with broader public ownership. The rapid and substantial price volatility, including any stock run-up, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of Oranco’s common stock. This volatility may prevent you from being able to sell your securities at or above the price you paid for your securities. In addition, you may experience losses, which may be material, if the price of Oranco’s common stock declines after this offering or if you purchase Oranco’s common stock prior to any price decline.

Oranco’s Chief Executive Officer will continue to have substantial control over Oranco, which could delay or prevent a change in corporate control or result in the entrenchment of management or Oranco’s Board of Directors.

After the completion of this offering, Mr. Peng Yang, Oranco’s Chief Executive Officer, at an assumed initial offering price of $5.00 per share (the high-point of the estimated public offering price range), will continue to hold up to 86.29% of Oranco’s common stock when the 2,000,000 shares of common stock are sold, assuming no exercise of over-allotment option or Representative’s Warrants. Oranco expects to be a “controlled company” within the meaning of Nasdaq corporate governance standards. Mr. Peng Yang may have the ability to influence the outcome of matters submitted to Oranco’s stockholders for approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of Oranco’s assets. Mr. Yang and his affiliates may have the ability to influence the management and affairs of the Oranco in the foreseeable future. The foregoing could have the effect of:

•        delaying, deferring or preventing a change in control;

•        entrenching or changing our management or Oranco’s Board of Directors;

•        impeding a merger, consolidation, takeover or other potential transaction affecting our business or the control of Oranco.

The financial and operational projections that we may make from time to time are subject to inherent risks.

The projections that our management may provide from time to time (including, but not limited to, financial or operational matters) reflect numerous assumptions made by management, including assumptions with respect to our specific as well as general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond our control. Accordingly, there is a risk that the assumptions made in preparing the projections, or the projections themselves, will prove inaccurate. There will be differences between actual and projected results, and actual results may be materially different from those contained in the projections. The inclusion of the projections in (or incorporated by reference in) this prospectus should not be regarded as an indication that we or our management or representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such.

If we were to dissolve, the holders of our securities may lose all or substantial amounts of their investments.

If we were to dissolve as a corporation, as part of ceasing to do business or otherwise, we may be required to pay all amounts owed to any creditors and/or preferred stockholders before distributing any assets to the investors and/or preferred stockholders. There is a risk that in the event of such a dissolution, there will be insufficient funds to repay amounts owed to holders of any of our indebtedness and insufficient assets to distribute to our other investors, in which case investors could lose their entire investment.

An investment in our Company may involve tax implications, and you are encouraged to consult your own advisors as neither we nor any related party is offering any tax assurances or guidance regarding our Company or your investment.

Our prior financings, as well as an investment in our Company generally, involves complex federal, state and local income tax considerations. Neither the Internal Revenue Service nor any state or local taxing authority has reviewed the transactions described herein and may take different positions than the ones contemplated by management. You are strongly urged to consult your own tax and other advisors prior to investing, as neither we nor any of our officers, directors or related parties is offering you tax or similar advice, nor are any such persons making any representations and warranties regarding such matters.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding Oranco’s common stock adversely, the price of Oranco’s common stock and trading volume could decline.

The trading market for Oranco’s common stock may be influenced by the research and reports that securities or industry analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding Oranco’s common stock adversely, or provide more favorable relative recommendations about our competitors, the price of Oranco’s common stock would likely decline. If any analyst who may cover us was to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the price of Oranco’s common stock or trading volume to decline.

In making your investment decision, you should understand that we have not authorized any other party to provide you with information concerning us or this offering.

You should carefully evaluate all of the information in this prospectus before investing in our company. We may receive media coverage regarding our company, including coverage that is not directly attributable to statements made by our officers, that incorrectly reports on statements made by our officers or employees, or that is misleading as a result of omitting information provided by us, our officers or employees. We have not authorized any other party to provide you with information concerning us or this offering, and you should not rely on this information in making an investment decision.

Risks Relating to Capital Structure

Applicable regulatory requirements may make it difficult for us to retain or attract qualified officers and directors, which could adversely affect the management of its business and its ability to obtain or retain listing of Oranco’s common stock.

We may be unable to attract and retain those qualified officers, directors and members of Board committees required to provide for effective management because of the rules and regulations that govern publicly held companies, including, but not limited to, certifications by principal executive officers. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in the issuance of a series of related rules and regulations and the strengthening of existing rules and regulations by the SEC, as well as the adoption of new and more stringent rules by the stock exchanges. The perceived increased personal risk associated with these changes may deter qualified individuals from accepting roles as directors and executive officers.

Further, some of these changes heighten the requirements for Board or committee membership, particularly with respect to an individual’s independence from the corporation and level of experience in finance and accounting matters. We may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified officers and directors, the management of our business and our ability to obtain or retain listing of our shares of common stock on the Nasdaq Capital Market or any other stock exchange could be adversely affected.

Provisions of our Articles of Incorporation, Bylaws, and Nevada law may make an acquisition of us or a change in our management more difficult.

Certain provisions of our Articles of Incorporation and Bylaws that are in effect could discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares of common stock. These provisions also could limit the price that investors might be willing to pay in the future for shares of Oranco’s common stock. Stockholders who wish to participate in these transactions may not have the opportunity to do so.

Furthermore, these provisions could prevent or frustrate attempts by Oranco’s stockholders to replace or remove our management. These provisions:

•        allow the authorized number of directors to be changed only by resolution of our Board of Directors;

•        authorize our Board of Directors to issue without stockholder approval blank check preferred stock that, if issued, could operate as a “poison pill” to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that is not approved by our Board of Directors;

•        establish advance notice requirements for stockholder nominations to our Board of Directors or for stockholder proposals that can be acted on at stockholder meetings;

•        authorize the Board of Directors to amend the By-laws;

•        limit who may call stockholder meetings; and

•        require the approval of the holders of a majority of the outstanding shares of our capital stock entitled to vote in order to amend certain provisions of our Articles of Incorporation.

Section 78.438 of the Nevada Revised Statutes (“NRS”) prohibits a publicly held Nevada corporation from engaging in a business combination with an interested stockholder, generally a person that together with its affiliates owns or within the last two years has owned 10% of voting stock, for a period of two years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner, or falls within certain exemptions under the NRS. As a result of these provisions in our charter documents under Nevada law, the price investors may be willing to pay in the future for shares of Oranco’s common stock may be limited.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties, principally in the sections entitled “Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” All statements other than statements of historical fact contained in this prospectus, including statements regarding future events, our future financial performance, business strategy and plans and objectives of management for future operations, are forward-looking statements. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” or elsewhere in this prospectus, which may cause our or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time and it is not possible for us to predict all risk factors, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements included in this document are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements.

You should not place undue reliance on any forward-looking statement, each of which applies only as of the date of this prospectus. Before you invest in our securities, you should be aware that the occurrence of the events described in the section entitled “Risk Factors” and elsewhere in this prospectus could negatively affect our business, operating results, financial condition and stock price. Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this prospectus to conform our statements to actual results or changed expectations.

ENFORCEABILITY OF CIVIL LIABILITIES

Oranco, Inc. is a company incorporated under the laws of the State of Nevada. As a holding company with no material operations of its own, Oranco conducts substantially all of its operations through its subsidiaries in the People’s Republic of China.

Mr. Peng Yang, Oranco’s Chief Executive Officer and Chairman of the Board, resides in the U.S. However, Mr. Tat Fai (Eric) Chung, Oranco’s director nominee and Chief Financial Officer, and Ms. Mei Chi, Oranco’s independent director nominee, are Hong Kong citizens and reside in Hong Kong, China. Mr. Cha Hwa (Brandson) Chong, Oranco’s independent director nominee, is a Malaysian citizen and resides in Hong Kong, China. Their residence in China makes it difficult to enforce any judgments obtained from foreign courts against such persons compared to other non-U.S. jurisdictions.

Most of our assets are located in China, and substantially all of our assets are located outside of the United States. In addition, a majority of our senior management reside within China for a significant portion of the time and are PRC nationals. Substantially all of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for investors to bring an action against us or against these individuals in the United States in the event that investors believe that their rights have been infringed under the U.S. federal securities laws or otherwise. Even if investors are successful in bringing an action of this kind, the laws of the United States and of China may render them unable to enforce a judgment against our assets located in China or the assets of our directors and officers who reside in China.

Beijing Zhonglun W&D Taiyuan Law Firm, our counsel with respect to PRC law, has advised us that there is uncertainty as to whether the courts of the PRC would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in the PRC against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Our PRC counsel, Beijing Zhonglun W&D Taiyuan Law Firm, has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. Additionally, Beijing Zhonglun W&D Taiyuan Law Firm has advised us that there are no treaties or other forms of reciprocity between China and the United States for the mutual recognition and enforcement of court judgments, thus making the recognition and enforcement of a U.S. court judgment in China difficult.

USE OF PROCEEDS

We estimate that the net proceeds to us from our issuance and sale of 2,000,000 shares of common stock in this offering will be approximately $8.10 million, assuming an initial public offering price of $5.00 per share, which is the high-point of the price range listed on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriter’s over-allotment option to purchase additional shares in this offering is exercised in full, we estimate that our net proceeds will be approximately $9.49 million.

A $1.00 increase (decrease) in the assumed initial public offering price of $5.00 per share would increase (decrease) our net proceeds from this offering by approximately $1.62 million, or $1.90 million if the underwriter’s over-allotment option to purchase additional shares in this offering is exercised in full, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, a one million share increase (decrease) in the number of shares offered by us, as set forth on the cover of this prospectus, would increase (decrease) the net proceeds to us from this offering by $4.05 million, assuming the assumed initial public offering price of $5.00 per share, the high-point of the price range set forth on the cover page of this prospectus, remained the same and after deducting the underwriting discount and estimated offering expenses payable by us.

The principal purposes of this offering are to increase our capitalization and financial flexibility, create a public market for Oranco’s common stock and facilitate our future access to the capital markets. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds we receive from this offering. However, we currently intend to use the net proceeds we receive from this offering for general corporate purposes, including working capital, operating expenses, capital expenditures, improvement of corporate facilities and other general and administrative matters. We may also use a portion of the net proceeds we receive from this offering to acquire complementary businesses, products, services, or technologies. Accordingly, our management will have flexibility in applying the net proceeds from this offering and will have broad discretion over how to use the net proceeds we receive from this offering. We do not intend to use a portion of the net proceeds to repay the amounts due to Mr. Peng Yang, the Chief Executive Officer and a director of the Company. See “Certain Relationships and Related Party Transactions” on page 90 for a detailed description of the loans due to Mr. Peng Yang. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus.

Pending our application of the net proceeds from this offering, we plan to invest such proceeds in short-term, investment-grade, interest-bearing securities and depository institutions.

DIVIDEND POLICY

Oranco does not intend to pay dividends for the foreseeable future. The declaration and payment of any future dividends will be at the sole discretion of the board of directors of Oranco and will depend upon, among other things, our earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to payment of dividends, and other considerations that the board of directors of Oranco deems relevant.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2023:

•        on an actual basis;

•        on a pro forma basis, giving effect to our sale and issuance of 2,000,000 shares of Oranco’s common stock in this offering at an assumed initial public offering price per share of $5.00, which is the high-point of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

Our capitalization following the closing of this offering will depend on the actual initial public offering price and other terms of this offering determined at pricing. You should read this information in conjunction with our financial statements and the related notes appearing at the end of this prospectus, the section of this prospectus titled “Selected Consolidated Financial and Other Data”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information contained in this prospectus.

	As of March 31, 2023
	Actual	Pro Forma As Adjusted(1)
	US$	US$
Cash and cash equivalents	14,514,749	20,668,888

Liabilities	16,515,513	16,002,721
Total Non-Current Liabilities:	11,908,353	11,278,227
Total Current Liabilities:	4,607,160	4,724,494
Stockholders’ Equity:
Share capital	39,139	39,139
Shares to be issued	—	—
Additional paid-in capital(2)	377,538	8,477,776
Retained earnings	19,945,180	19,344,772
Accumulated other comprehensive income	(230,013)	(1,262,097)
Total stockholders’ equity	20,131,844	26,599,590

Total capitalization	32,040,197	37,877,817

____________

(1)      At an assumed public offering price of $5.00 per share (the high-point of the estimated public offering price range) and to reflect the application of the proceeds after deducting our estimated offering expenses.

(2)      Pro forma as adjusted for additional paid-in capital reflects the net proceeds we expect to receive, after deducting the underwriting discounts and commissions, Representative’s non-accountable expense allowance and other expenses. We expect to receive net proceeds of approximately $8,100,328 ($10,000,000 offering, less underwriting fee of $700,000 and non-accountable expenses of $100,000 and other offering expenses of approximately $1,099,672).

DILUTION

If you invest in Oranco’s common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share of common stock and the pro forma as adjusted net tangible book value per share of Oranco’s common stock after this offering. Dilution results from the fact that the public offering price per share of common stock is in excess of the net tangible book value per share of common stock. As of March 31, 2023, we had a historical net tangible book value of $20,131,844, or $0.48 per share of common stock. Our net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding on March 31, 2023. After giving effect to the Stock Split, our net tangible book value per share is $1.60.

The issuance and sale of our shares of common stock offered in this offering and, after deducting the underwriting discounts, non-accountable expenses and estimated offering expenses payable by us, the application of the estimated net proceeds of the offering received by us, as described in “Use of Proceeds,” based upon an assumed public offering price of $5.00, which is the high-point of the price range set forth on the cover of this prospectus, our post offering pro-forma net tangible book value will be approximately $26,599,590, or $1.82 per share of common stock. This represents an immediate increase in net tangible book value to our existing stockholders of $3.18 per share and an immediate dilution to new investors in this offering of $0.22 per share.

The following table illustrates this dilution on a per share of common stock basis:

Assumed public offering price per share	$5.00
Net tangible book value per share as of March 31, 2023	$1.60
Increase in net tangible book value per share attributable to new investors	$0.22
As adjusted net tangible book value per share after this offering	$1.82
Dilution per share to new investors	$3.18

The following tables present the differences between the number of shares purchased from us, the total consideration paid to us, assuming no exercise of over-allotment option or Representative Warrants, and the average price per share paid by existing stockholders and by new investors purchasing common stock at the assumed initial offering price of $4.50 per share.

	Shares purchased		Total Consideration		Average Price Share of Common Stock
	Number	Percent	Amount	Percent
Existing stockholders	12,584,625	86.29%	$416,677	4.00%	$0.05
New investors	2,000,000	13.71%	$10,000,000	96.00%	$5.00
Total	14,584,625	100%	$10,416,677	100%

The dilution information above is for illustrative purposes only. Our net tangible book value following the consummation of this offering is subject to adjustment based on the actual public offering price of our shares of common stock and other terms of this offering determined at pricing.

SELECTED HISTORICAL FINANCIAL AND OTHER DATA

The following table sets forth selected historical statements of the comprehensive income for the years ended June 30, 2022 and June 30, 2021, and balance sheets data as of June 30, 2022 and June 30, 2021, which have been derived from our audited financial statements for those periods; and statements of the comprehensive income for the nine months ended March 31, 2023 and March 31, 2022, and balance sheets data as of March 31, 2023 and March 31, 2022, which have been derived from our unaudited financial statements for those periods. Our historical results are not necessarily indicative of the results that may be expected in the future. You should read this data together with our consolidated financial statements and related notes as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” appearing elsewhere in the prospectus.

CONSOLIDATED BALANCE SHEETS

	As of June 30,		As of March 31,
	2022	2021	2023	2022
	(audited)	(audited)	(unaudited)	(unaudited)
	US$	US$	US$	US$
ASSETS
Current assets:
Cash and cash equivalents	8,994,340	20,314,035	14,514,749	13,597,758
Accounts receivable	4,430,883	4,565,305	6,249,885	5,822,064
Other current assets	318,319	112,865	11,773	109,012
Prepayments	7,091,645	4,307,852	3,185,207	6,510,368
Prepaid land lease and other leases	91,023	94,427	234,388	96,175
Inventories	11,046,837	1,916,573	10,100,041	8,002,385
Total current assets	31,973,047	31,311,057	34,296,043	34,137,762
Property, plant and equipment	365,054	411,531	310,799	361,425
Investment	149,296	154,880	145,611	157,746
Prepaid land lease and other leases	1,127,788	1,264,399	1,894,904	1,215,663
Total non-current assets	1,642,138	1,830,810	2,351,314	1,734,834
Total Assets	33,615,185	33,141,867	36,647,357	35,872,596

LIABILITIES
Current liabilities:
Accounts payable	108,561	112,621	23,851	114,705
Accrued expenses and other current liabilities	667,925	885,583	779,927	777,375
Contract liabilities	—	57,147	—	—
Amount due to Director	3,322,862	3,033,028	3,613,282	3,468,214
Current tax liabilities	163,976	514,834	190,100	292,539
Total current liabilities	4,263,324	4,603,213	4,607,160	4,652,833
Amount due to Director	12,209,702	12,666,389	11,908,353	12,900,763
Total non-current liabilities	12,209,702	12,666,389	11,908,353	12,900,763
Total liabilities	16,473,026	17,269,602	16,515,513	17,553,596

Stockholders’ equity
Capital Stock
Share capital	39,139	39,139	39,139	39,139
Additional paid-in capital	377,538	377,538	377,538	377,538
Retained earnings	16,570,445	14,656,735	19,945,180	16,790,624
Foreign exchange reserve	155,037	798,853	(230,013)	1,111,699
Total shareholders’ equity	17,142,159	15,872,265	20,131,844	18,319,000
Total liabilities and shareholders’ equity	33,615,185	33,141,867	36,647,357	35,872,596

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Years Ended June 30,		Nine Months Ended March 31,
	2022	2021	2023	2022
	(audited) US$	(audited) US$	(unaudited) US$	(unaudited) US$
Revenues	15,945,418	15,191,866	14,225,398	12,855,427
Cost of sales	7,671,428	5,299,465	5,750,793	6,314,207
Selling and distribution expenses	3,768,329	879,083	3,116,044	2,733,940
Administrative expenses	1,224,720	1,442,203	874,071	837,909
Other income	40,775	44,763	22,297	31,754
Income tax expense	1,408,006	2,507,617	1,132,052	867,236
Net income	1,913,710	5,108,261	3,374,735	2,133,889
Other comprehensive income:
Net change in foreign currency translation adjustment	(643,816)	1,046,451	(385,050)	312,846
Total comprehensive income	1,269,894	6,154,712	2,989,685	2,446,735
Earnings per share
Basic and diluted earnings per share (Note (i))	0.23	0.61	0.40	0.25

____________

Note:

(i)      Giving retroactive effect to the Reverse Split and the Stock Split.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the results of operations and financial condition for the fiscal years ended June 30, 2022 and 2021, and the nine months ended March 31, 2023 and 2022, should be read in conjunction with our financial statements and the notes to those financial statements that are included elsewhere in this Report. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors. See “Cautionary Note Regarding Forward-looking Statements” on page 47.

Business Overview

Oranco was incorporated under the laws of the State of Nevada on June 16, 1977, and became registered with the Securities and Exchange Commission in 1999.

On December 26, 2017, Million Success entered into a purchase agreement with the then largest stockholder of Oranco, Mr. Claudio Gianascio, who owned 90.4% of the total outstanding shares of Oranco, Inc. Pursuant to the terms of the purchase agreement, Mr. Claudio Gianascio sold to Million Success all of his shares of common stock of Oranco, or 38,121,530 shares of the common stock, for $340,000. The share purchase closed on December 29, 2017.

At the closing of the share purchase, Mr. Peng Yang was appointed to serve as sole director, President, Treasurer and Secretary of Oranco, with such appointment effective on January 5, 2018.

On June 29, 2018, Oranco, Inc. completed and closed a share exchange under a share exchange agreement by and among (i) Oranco, Inc.; (ii) Reliant Galaxy International Limited, a British Virgin Islands company with limited liability in which Mr. Peng Yang held a majority of shares; and (iii) the Reliant Sellers. Pursuant to the share exchange agreement, Oranco acquired from the Reliant Sellers all of the issued and outstanding equity interests of Reliant in exchange for 349,296,000 newly-issued shares of common stock of Oranco to the Reliant Sellers. As a result of the share exchange, Reliant became a wholly owned subsidiary of Oranco and Mr. Peng Yang, Oranco’s current Chief Executive Officer, became the controlling stockholder of Oranco.

Prior to the share exchange, Oranco was a “shell company” with no business operations. As a result of the share exchange, Oranco ceased to be a “shell company” and continued the business operations of Reliant and Reliant’s subsidiaries as a publicly traded company under the name “Oranco, Inc.” Our PRC Subsidiaries had begun the business of marketing, selling and distributing Chinese Baijiu prior to the closing of the share exchange.

On February 23, 2022, the Securities and Exchange Commission accepted an offer of settlement submitted by Oranco and revoked the registration of each class of Oranco’s registered securities because Oranco, Inc. had failed to file any periodic reports with the Securities and Exchange Commission since the period ended September 30, 2020. The primary cause of this failure was the severe delays in Oranco’s preparation of its financial reports due to the ongoing COVID-19 pandemic. Mr. Peng Yang was serving as the Chief Executive Officer and sole director of Oranco when Oranco failed to file the periodic reports.

Our PRC Subsidiaries are engaged in the business of marketing, selling and distributing light aromatic flavor Chinese Baijiu with a moderate price range in China since 2013.

Our PRC Subsidiaries’ current business consists of three sectors in China:

•        sale of light aromatic flavor Chinese Baijiu under our own brands, which accounted for approximately 100%, 84.5% and 77.2% of our revenue for the nine months ended March 31, 2023, fiscal year ended June 30, 2022 and fiscal year ended June 30, 2021, respectively;

•        collaboration with Fenjiu Group to sell co-branded Fenjiu Liquor bearing both Fenjiu Group brands and our own brands, and to a lesser extent, Chinese Baijiu bearing Fenjiu Group brand only, which accounted for approximately 0%, 11.7% and 10.0% of our revenue for the nine months ended March 31, 2023, fiscal year ended June 30, 2022 and fiscal year ended June 30, 2021, respectively; and

•        sale of imported wines, which accounted for approximately 0%, 3.8% and 12.8% of our revenue for the nine months ended March 31, 2023, fiscal year ended June 30, 2022 and fiscal year ended June 30, 2021, respectively.

Impact of COVID-19 on Our Business

We have been actively monitoring the impact of the COVID-19 pandemic on our business. To date, we have not experienced a material financial impact, as a result of the COVID-19 pandemic. Such relative stableness is mainly attributable to the positioning of our products — our products are on the economy, not luxury, level, and is therefore less susceptible to fluctuations in demand suffered by products consumed with higher discretion in bad economies. In late 2022, China canceled the “Zero-COVID policy”, after which a large number of the Chinese population was infected by COVID-19 in a short period of time. The business operations of our PRC Subsidiaries and our suppliers suffered material adverse disruptions because of the reduction in manpower and productivity caused by the mass infection in a short period of time. However, our capital resources or overall operations did not suffer significant damage because our PRC Subsidiaries maintained sufficient cash and the mass infection lasted a limited period of time. Additionally, the Chinese New Year, which took place in late January in 2023, boosted the sales of our product, further helping our business’s recovery to the normal. But we cannot, at this time, predict the specific extent, duration or full impact that the COVID-19 pandemic will have on our financial conditions and operations. The extent of the impact of the COVID-19 pandemic on our business and operations remains uncertain and will depend on certain developments, including the duration and spread of the pandemic and its impact on third-party manufacturers, and other third parties with which we do business. To the extent possible, we are conducting business as usual, with necessary or government-advised modifications to employee travel. We will continue to actively monitor the rapidly evolving situation related to COVID-19 pandemic and may take further actions that alter our operations, including those that may be required by federal, state or local authorities, or that we determine are in the best interests of our employees and other third parties with which we do business. If we or any of the third parties with whom we engage were to experience shutdowns or other prolonged business disruptions due to the COVID-19 pandemic, our inability to conduct our business in the manner and on the timelines presently planned could have a material adverse impact on our business, results of operation and financial condition.

Inflationary Pressure on Our Business

Worldwide economies have experienced inflationary pressures. Indicatively, the U.S. consumer price index rose 9.1% in June 2022 compared to the prior year. Although it has fallen to 7.1% in June 2023, the inflation level remains and is expected to remain at a relatively high level for a certain time. Global inflationary pressures are attributable to causes such as trading pattern disruptions due to the armed conflict in Ukraine, supply chain and transportation problems, as well as added volatility and rising energy, food and commodity prices. The Group, through its PRC Subsidiaries, conduct its business mainly in China. Sales of imported wines used to contribute a small portion of revenue of the Group, but our PRC Subsidiaries stopped importing wines from other countries in 2022. As a result, our business and results of operations are mainly impacted by the inflation rate in China in terms of the increase in staff costs, cost of sales and selling and distribution expenses. Inflation in China is expected to be mild and the inflation rate in 2022 has remained at around 2%. The Group has been actively negotiating the purchase prices of the Chinese Baijiu Liquor with its suppliers on one hand and the sale price with its customers on the other hand with a goal to manage the inflation pressure. If the Group expanded its operations to other countries, the management would reassess the impact of inflation in respective countries on our business.

Results of Operations

Due to the fluctuations in the exchange rate between U.S. Dollar and RMB, the Company believes that presenting its results of operations and financial conditions in both U.S. Dollar and RMB provides a more accurate and complete description of the Group’s business.

For the Nine Months Ended March 31, 2023 Compared to the Nine Months Ended March 31, 2022

Overview

Amounts in USD or US$ are presented and are converted from our consolidated balance sheets as of March 31, 2023 and March 31, 2022 at the rate of US$1.00 to RMB 6.8676 and US$1.00 to RMB 6.3393, respectively, representing the noon buying rate set forth in the H.10 statistical release of the U.S. Federal Reserve Board. Amounts in USD or US$ are presented and converted from our consolidated statements of comprehensive income and consolidated statements of cash flows for the nine months ended March 31, 2023 and March 31, 2022 at the rate of US$1.00 to RMB 6.945 and US$1.00 to RMB 6.3962, respectively. No representation is made that the RMB amounts could have been, or could be converted, realized or settled into US$ at such rate or at any other rate.

	Nine Months Ended March 31, 2023	Nine Months Ended March 31, 2021	Variance
	USD	USD	USD	%
Revenues	14,225,398	12,855,427	1,369,971	10.7%
Cost of sales	5,750,793	6,314,207	(563,414)	(8.9)%
Gross profit	8,474,605	6,541,220	1,933,385	29.6%
Selling and distribution expenses	3,116,044	2,733,940	382,104	14.0%
Administrative expenses	874,071	837,909	36,162	4.3%
Income from operations	4,484,490	2,969,371	1,515,119	51.0%
Other income	22,297	31,754	(9,457)	(29.8)%
Income before income taxes	4,506,787	3,001,125	1,505,662	50.2%
Income taxes	1,132,052	867,236	264,816	30.5%
Net income	3,374,735	2,133,889	1,240,846	58.1%

Revenues

	Nine Months Ended March 31, 2023		Nine Months Ended March 31, 2022		Variance
	USD	%	USD	%	USD	%
Sales of our own brand Chinese Baijiu	14,225,398	100.0%	8,755,748	68.1%	5,469,650	62.5%
Sales of other Chinese liquor products	—	0%	3,489,544	27.1%	(3,489,544)	(100.0)%
Sales of imported wine products	—	0%	610,135	4.8%	(610,135)	(100.0)%
Total Amount	14,225,398	100.0%	12,855,427	100.0%	1,369,971	10.7%

For the nine months ended March 31, 2023, revenue generated from our own brand Chinese Baijiu business was USD14,225,398, representing an increase of USD5,469,650 or 62.5%, as compared to that of USD8,755,748 for the nine months ended March 31, 2022. The Group has continued to launch new advertising campaigns to promote its own brand Chinese Baijiu. The increase in revenue is mainly contributed by the increase in sales in the Fujian province and some new customers with higher unit selling price.

For the nine months ended March 31, 2022, revenue generated from other brand Chinese liquor business was USD3,489,544. The number of other Chinese liquor products is limited and the Group has rather focused on developing and promoting its own brand products. The Group had no sales of other Chinese liquor products during the nine months ended March 31, 2023.

For the nine months ended March 31, 2022, revenue generated from our imported wine business was USD610,135. No revenue was generated from the imported wine business for the nine months ended March 31, 2023. The Group has not promoted the imported wine products but mainly focused on the local Chinese liquor products since July 2021. The Group has reported no sales of imported wine products since January 2022.

The overall increase in total revenue of USD1,369,971 or 10.7% was primarily because of the increase in revenue from own brand Chinese Baijiu, whose business outweighs the drop in revenue from other Chinese liquor business and imported wine business.

Cost of Sales

	Nine Months Ended March 31, 2023		Nine Months Ended March 31, 2022		Variance
	USD	%	USD	%	USD	%
Sales of our own brand Chinese Baijiu	5,750,793	100.0%	4,712,360	74.6%	1,038,433	22.0%
Sales of other Chinese liquor products	—	0%	1,262,482	20.0%	(1,262,482)	(100.0)%
Sales of imported wine products	—	0%	339,365	5.4%	(339,365)	(100.0)%
Total Amount	5,750,793	100.0%	6,314,207	100.0%	(563,414)	(8.9)%

For the nine months ended March 31, 2023, cost of sales from our own brand Chinese Baijiu business was USD5,750,793, representing an increase of USD1,038,433 or 22.0%, as compared to that of USD4,712,360 for the nine months ended March 31, 2022. The increase was mainly due to the increase in sales volume of our own brand Chinese Baijiu in the current period.

For the nine months ended March 31, 2022, cost of sales from our other Chinese liquor business was USD1,262,482. No cost of sales for our other Chinese liquor products was recorded for the nine months ended March 31, 2022 as the Group had no sales of other Chinese liquor products during the period.

For the nine months ended March 31, 2022, cost of sales from our imported wine business was USD339,365. No cost of sales for imported wine products was recorded for the nine months ended March 31, 2023 as the Group has had no sales of imported wine products since January 2022.

Gross Profit

	Nine Months Ended March 31, 2023		Nine Months Ended March 31, 2022		Variance
	USD	%	USD	%	USD	%
Sales of our own brand Chinese Baijiu	8,474,605	100.0%	4,043,388	61.8%	4,431,217	109.6%
Sales of other Chinese liquor products	—	0%	2,227,062	34.1%	(2,227,062)	(100.0)%
Sales of imported wine products	—	0%	270,770	4.1%	(270,770)	(100.0)%
Total Amount	8,474,605	100.0%	6,541,220	100.0%	1,933,385	29.6%

Gross profit from our own brand Chinese Baijiu business increased by USD4,431,217 or 109.6% for the nine months ended March 31, 2023, as compared to that of the same period of 2022. The gross profit contribution percentage of our own brand Chinese Baijiu business was 59.6% for the nine months ended March 31, 2023, as compared to that of 46.2% for the same period of 2022. The rise in gross profit contribution percentage of local own brand Chinese Baijiu is mainly because the Group has negotiated better sales terms with some customers. On the other hand, the Group could better control its cost on production of its own brand products. Furthermore, there were more sales of products with higher gross profit contribution percentage during the nine months ended March 31, 2023, as compared to that of the same period of 2022.

Gross profit from our other Chinese liquor business was USD2,227,062 for the nine months ended March 31, 2022. The gross profit contribution percentage of other Chinese liquor business was 63.8% for the period. The Group had no sales of other Chinese liquor products for the nine months ended March 31, 2022.

Gross profit from our imported wine business was USD270,770 for the nine months ended March 31, 2022. The gross profit contribution percentage of imported wine business was 44.4% for the period. The Group has no sales of imported wine products since January 2022.

Selling and Distribution Expenses

For the nine months ended March 31, 2023, our selling and distribution expenses were USD3,116,044, representing an increase of USD382,104, or 14.0%, as compared to those of the same period of 2022. The increase was primarily due to the significant increase in advertising expenses as the Group had engaged in a new advertising campaign across the PRC in the year 2022. The advertising expenses incurred by the Group for the nine months ended March 31, 2023 and 2022 were USD3,044,219 and USD2,411,938, respectively.

Administrative Expenses

For the nine months ended March 31, 2023, our administrative expenses were USD874,071, representing an increase of USD36,162 or 4.3%, as compared to those of the same period of 2022. The increase was primarily due to the increased professional fees incurred by the Group during the nine months ended March 31, 2023 for preparation of initial public offering in the United States.

Other Income

For the nine months ended March 31, 2023, our other income was USD22,297, representing a decrease of USD9,457 or 29.8%, as compared to that of the same period of 2022. The decrease was primarily due to the decreased income from bank interest as a result of lower average balances in banks for the nine months ended March 31, 2023.

Income Taxes

For the nine months ended March 31, 2023, our income taxes were USD1,132,052, as compared to those of USD867,236 for the same period of 2022. The increase of USD264,816 or 30.5% in income taxes was primarily due to the Group’s increased taxable income for the nine months ended March 31, 2023.

For the nine months ended March 31, 2023, the effective tax rate was 25.1%, as compared to that of 28.9% for the same period of 2022. Income taxes were charged solely on the results of our operation in the PRC. The decrease in effective interest rate is mainly impacted by the decrease in administrative expenses which are not tax deductible.

Net Income

For the nine months ended March 31, 2023, our net income was USD3,374,735, as compared to that of USD2,133,889 for the same period of 2022. The increase in net income was the combined effect of the increase in gross profit, selling and distribution expenses, administrative expenses, income taxes and the decrease in other income.

Liquidity and Capital Resources

Operating Activities

Operating activities generated cash of USD6,664,023 for the nine months ended March 31, 2023, compared to cash used of USD7,060,826 for the nine months ended March 31, 2022.

Net income was USD3,374,735 for the nine months ended March 31, 2023, compared to USD2,133,889 for the nine months ended March 31, 2022.

Movement in activities from inventories was an increase of USD666,635 for the nine months ended March 31, 2023, compared to a decrease of USD5,996,525 for the same period of 2022. The Group increased the purchases of inventories during the nine months ended March 31, 2022 and has maintained a higher stock level as management considered that Chinese Baijiu products increase in value as they age. The decrease of inventories during the nine months ended March 31, 2023 is the result of increased consumption of stock due to the increase in sales for the period.

Movement in activities from accounts receivable was a decrease of USD1,906,871 for the nine months ended March 31, 2023, compared to USD1,161,855 for the same period of 2022. The turnover of accounts receivable is normally ranging from 90 to 150 days. The increase in accounts receivable was mainly due to the increase in sales for the nine months ended March 31, 2023 compared to the same period of 2022.

Movement in activities from prepayments was an increase of USD2,681,904 for the nine months ended March 31, 2023, as compared to a decrease of USD2,103,922 for the same period of 2022. The significant decrease in prepayments as of March 31, 2023 compared to June 30, 2022 was mainly due to the utilization of prepayments for purchase of inventories and warehouse lease as well as the repayment of RMB3,000,000 previously made for a lease of a warehouse in the PRC during the nine months ended March 31, 2023.

Movement in activities from amount due to Director was an increase of USD368,281 for the nine months ended March 31, 2023, as compared to that of USD375,692 for the same period in 2022. The increase in amount due to Director during the period was mainly because certain expenses incurred by the Group were settled on behalf of the Company by the Director.

Investing Activities

No net cash was used in investing activities during the nine months ended March 31, 2023 and March 31, 2022.

Financing Activities

Financing activities generated cash of USD22,297 for the nine months ended March 31, 2023, when compared with cash of USD31,754 for the nine months ended March 31, 2022. Financing activities solely represent interest income received on bank deposits for the periods.

Sources of Liquidity

We finance our operations with internally generated cash flows and funding from the major shareholder. As of March 31, 2023, our cash and cash equivalents stood at USD14,514,749 and we had no external borrowings.

Cash Flows

Comparison of Nine Months Ended March 31, 2023 and 2022

A summary of our changes in cash flows for the nine months ended March 31, 2023 and 2022 is provided below:

	Nine Months Ended
	March 31, 2023 (unaudited)	March 31, 2022 (unaudited)
	US$	US$
Net cash flows provided by (used in):
Cash generated from (used in) operating activities	5,656,104	(7,060,826)
Cash generated from (used in) financing activities	22,297	31,754
Effect of exchange rate	(157,992)	312,795

Net increase (decrease) in cash and restricted cash	5,678,401	(7,029,072)
Cash and cash equivalents, beginning of the period	8,994,340	20,314,035
Cash and restricted cash, end of period	14,514,749	13,597,758

Funding Requirements

As of March 31, 2023, we do not have any material cash requirements, including commitments for capital expenditures. There is also no material change in trends in our capital resources.

Contractual Obligations and Commitments

As of March 31, 2023, neither we nor our subsidiaries had any significant contingent liabilities, capital and other commitments.

Off-balance Sheet Commitments and Arrangements

As of March 31, 2023, the Company did not have any material off-balance sheet arrangements that had or were reasonably likely to have any effect on their respective financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies and Significant Judgments and Estimates

The preparation of the Consolidated Financial Statements, attached herein, requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets and liabilities, income and expenses. Actual results may differ from those estimates. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised and in any future periods affected. Areas requiring a significant degree of estimation include useful lives of property and equipment, allowance for doubtful debts and obsolete inventories, contingent liabilities and fair value of investment.

Years Ended June 30, 2022 and 2021

Overview

Amounts in USD or US$ are presented and converted from our consolidated balance sheets as of June 30, 2022 and June 30, 2021 at the rate of US$1.00 to RMB 6.6981 and US$1.00 to RMB 6.4566, respectively, representing the noon buying rate set forth in the H.10 statistical release of the U.S. Federal Reserve Board. Amounts in USD or US$ are presented and converted from our consolidated statements of comprehensive income and consolidated statements of cash flows for the years ended June 30, 2022 and June 30, 2021 at the rate of US$1.00 to RMB 6.4477 and US$1.00 to RMB 6.6217, respectively. No representation is made that the RMB amounts could have been, or could be converted, realized or settled into US$ at such rate or at any other rate.

The following table summarizes our results of operation for each of the periods presented:

	Year Ended June 30, 2022	Year Ended June 30, 2021	Variance
	US$	US$	US$	%
Revenues	15,945,418	15,191,866	753,552	5.0%
Cost of sales	7,671,428	5,299,465	2,371,963	44.8%
Gross profit	8,273,990	9,892,401	(1,618,411)	(16.4)%
Selling and distribution expenses	3,768,329	879,083	2,889,246	328.7%
Administrative expenses	1,224,720	1,442,203	(217,483)	(15.1)%
Income from operations	3,280,941	7,571,115	(4,290,174)	(56.7)%
Other income	40,775	44,763	(3,988)	(8.9)%
Income before income taxes	3,321,716	7,615,878	(4,294,162)	(56.4)%
Income taxes	1,408,006	2,507,617	(1,099,611)	(43.9)%
Net income	1,913,710	5,108,261	(3,194,551)	(62.5)%

Revenues

	Year Ended June 30, 2022		Year Ended June 30, 2021		Variance
	US$	%	US$	%	US$	%
Sales of our own brand Chinese Baijiu products	13,477,137	84.5%	11,744,273	77.2%	1,732,864	14.8%
Sales of Fenjiu Liquor products	1,863,019	11.7%	1,504,452	10.0%	358,567	23.8%
Sales of imported wine products	605,262	3.8%	1,943,141	12.8%	(1,337,879)	(68.9)%
Total Amount	15,945,418	100.0%	15,191,866	100.0%	753,552	5.0%

For the year ended June 30, 2022, revenue generated from our own brand Chinese Baijiu business was US$13,477,137, representing an increase of US$1,732,864 or 14.8%, as compared to that of US$11,744,273 for the year ended June 30, 2021. For the year ended June 30, 2022, revenue generated from our Fenjiu Liquor business was US$1,863,019, representing an increase of US$358,567 or 23.8%, as compared to that of US$1,504,452 for the year ended June 30, 2021. We launched new advertising campaign to promote our own brand Chinese Baijiu and our Fenjiu Liquor products in the fiscal year ended June 30, 2022. The increase in revenue is mainly contributed by the increase in sales in the Fujian province and some new customers.

For the year ended June 30, 2022, revenue generated from our imported wine business was US$605,262, representing a decrease of US$1,337,879 or 68.9%, as compared to that of US$1,943,141 for the year ended June 30, 2021. We have put less effort on promoting the imported wine products but mainly focused on the local Chinese Baijiu products during the year so that the revenue from imported wine products dropped significantly.

The overall increase in total revenue of US$753,552 or 5.0%, was primarily because the increase in revenue from our own brand Chinese Baijiu and our Fenjiu Liquor business outweighs the drop in revenue from imported wine business.

Cost of Sales

	Year Ended June 30, 2022		Year Ended June 30, 2021		Variance
	US$	%	US$	%	US$	%
Sales of our own brand Chinese Baijiu products	6,579,245	85.8%	4,285,399	80.9%	2,293,846	53.5%
Sales of Fenjiu Liquor products	755,529	9.8%	446,102	8.4%	309,427	69.4%
Sales of imported wine products	336,654	4.4%	567,964	10.7%	(231,310)	(40.7)%
Total Amount	7,671,428	100.0%	5,299,465	100.0%	2,371,963	44.8%

For the year ended June 30, 2022, cost of sales from our own brand Chinese Baijiu business was US$6,579,245, representing an increase of US$2,293,846 or 53.5%, as compared to that of US$4,285,399 for the year ended June 30, 2021. For the year ended June 30, 2022, cost of sales from our Fenjiu Liquor business was US$755,529, representing an increase of US$309,427 or 69.4%, as compared to that of US$446,102 for the year ended June 30, 2021. The increase was mainly due to the increase in sales volume of our own brand Chinese Baijiu and our Fenjiu Liquor products and the higher unit prices charged by the suppliers in the current year.

For the year ended June 30, 2022, cost of sales from our imported wine business was US$336,654, representing a decrease of US$231,310 or 40.7%, as compared to that of US$567,964 for the year ended June 30, 2021. The decrease in cost of sales of imported wine products was mainly due to the decrease in sales volume and the higher unit prices charged by the suppliers in the current year.

Gross Profit

	Year Ended June 30, 2022		Year Ended June 30, 2021		Variance
	US$	%	US$	%	US$	%
Sales of our own brand Chinese Baijiu products	6,897,892	83.4%	7,458,874	75.4%	(560,982)	(7.5)%
Sales of Fenjiu Liquor products	1,107,490	13.4%	1,058,350	10.7%	49,140	4.6%
Sales of imported wine products	268,608	3.2%	1,375,177	13.9%	(1,106,569)	(80.5)%
Total Amount	8,273,990	100.0%	9,892,401	100.0%	(1,618,411)	(16.4)%

Gross profit from our own brand Chinese Baijiu business decreased by US$560,982 or 7.5% for the year ended June 30, 2022, as compared to that of the same period of 2021. The gross profit margin of our own brand Chinese Baijiu business was 51.2% for the year ended June 30, 2022, as compared to that of 63.5% for the same period of 2021. Gross profit from Fenjiu Liquor business slightly increased by US$49,140 or 4.6% for the year ended June 30, 2022, as compared to that of the same period of 2021. The gross profit margin of our Fenjiu Liquor business was 59.4% for the year ended June 30, 2022, as compared to that of 70.3% for the same period of 2021. Since the types of our Fenjiu Liquor products are limited, change in sales of different product mix could have large impact on gross profit margin. Overall, the gross profit margin of our own brand Chinese Baijiu and our Fenjiu Liquor business was 52.2% for the year ended June 30, 2022, as compared to that of 64.3% for the same period of 2021.

Gross profit from our imported wine business decreased by US$1,106,569 or 80.5% for the year ended June 30, 2022, as compared to that of the same period of 2021. The gross profit margin of imported wine business was 44.4% for the year ended June 30, 2022, as compared to that of 70.8% for the same period of 2021.

The drop in gross profit margin was mainly due to that the increase in cost of sales was larger than the increase in revenue as we could not promptly switch the rise in purchase price charged by the suppliers to its customers due to the keen market competition. We are currently in negotiation with certain customers for price increase to compensate the increase in cost of sales.

Selling and Distribution Expenses

For the year ended June 30, 2022, our selling and distribution expenses were US$3,768,329, representing an increase of US$2,889,246 or 328.7%, as compared to those of the same period of 2021. The increase was primarily due to the significant increase in advertising expenses as we had engaged in new advertising campaign across the PRC in the current year. The advertising expenses incurred by us for the years ended June 30, 2022 and June 30, 2021 were US$3,192,596 and US$550,769, respectively.

Administrative Expenses

For the year ended June 30, 2022, our administrative expenses were US$1,224,720, representing a decrease of US$217,483 or 15.1%, as compared to those of the same period of 2021. The decrease was mainly because we incurred lower consulting fees for maintaining a public company status during the year ended June 30, 2022.

Other Income

For the year ended June 30, 2022, our other income was US$40,775, representing a decrease of US$3,988 or 8.9%, as compared to that of the same period of 2021. The decrease was primarily due to the decreased income from bank interests as a result of lower average balances in banks for the year ended June 30, 2022.

Income Taxes

For the year ended June 30, 2022, our income taxes were US$1,408,006, as compared to those of US$2,507,617 for the same period of 2021. The decrease of US$1,099,611 or 43.9% in income taxes was primarily due to our decreased taxable income for the year ended June 30, 2022.

For the year ended June 30, 2022, the effective tax rate was 42.4%, as compared to that of 32.9% for the same period of 2021. Income taxes were charged solely on the results of our operation in the PRC. The increase in effective interest rate is mainly impacted by the increase in administrative expenses, including certain advertising expenses, which are tax deductible and the decrease in the amount over-provided for prior year.

Net income

For the year ended June 30, 2022, our net income was US$1,913,710 for the year ended June 30, 2022, as compared to that of US$5,108,261 for the same period of 2021. The net profit margin was 12.0% for the year ended June 30, 2022, as compared to that of 33.6% for the same period of 2021. The decrease of US$3,194,551 or 62.5% on net income and the drop in net profit margin was the combined effect of the decrease in gross profit, increase in selling and distribution expenses, and decrease in administrative expenses and income taxes.

Liquidity and Capital Resources

Operating Activities

Operating activities used cash of US$10,551,742 for the year ended June 30, 2022, when comparing with cash generated of US$6,653,029 for the year ended June 30, 2021.

Net income was US$1,913,710 for the year ended June 30, 2022, as compared to US$5,108,261 for the year ended June 30, 2021.

Movement in activities from inventories were a decrease in cash of US$9,199,366 for the year ended June 30, 2022, as compared to an increase in cash of US$55,978 for the year ended June 30, 2021. We decided to purchase more inventories during the year ended June 30, 2022 and to keep a higher inventories level as it is considered that Chinese Baijiu products increase in value as they age.

Movement in activities from accounts receivable was a decrease in cash of US$30,180 for the year ended June 30, 2022, as compared to that of US$18,242 for the year ended June 30, 2021.

Movement in activities from prepayments was a net decrease in cash of US$2,939,113 for the year ended June 30, 2022, as compared to a net increase in cash of US$1,135,345 for year ended June 30, 2021. The significant increase in prepayments as of June 30, 2022 was mainly due to the increase in prepayments made to the suppliers as we decided to increase purchases of inventories and to increase the stock level, increase in prepayments made to advertising companies and the prepayment of US$1,492,961 made for a lease of a warehouse in the PRC.

Movement in activities from accrued expenses and other current liabilities was a net decrease in cash of US$240,815 for the year ended June 30, 2022, as compared to a net increase in cash of US$46,437 for the year ended June 30, 2021.

Movement in activities from amount due to the Director was an increase in cash of US$399,190 for the year ended June 30, 2022, as compared to that of US$ 148,252 for the same period in 2021. The increase in amount due to the Director during the year was mainly because certain expenses incurred by us were settled on behalf of the Company by the Director.

Investing Activities

No net cash was used in investing activities during the year ended June 30, 2022 and 2021.

Financing Activities

Financing activities generated cash of US$40,775 for the year ended June 30, 2022, when compared with cash of US$44,763 for the year ended June 30, 2021. Financing activities solely represent interest income received on bank deposits the years.

Sources of Liquidity

We finance our operations with internally generated cash flows and funding from the major shareholder. As of June 30, 2022, our cash and cash equivalents stood at US$8,994,340 and we had no external borrowings.

Cash Flows

Comparison of Years Ended June 30, 2022 and 2021

A summary of our cash flows for the years ended June 30, 2022 and 2021 is provided below:

	Years Ended
	June 30, 2022 (audited)	June 30, 2021 (audited)
	US$	US$
Net cash flows provided by (used in):
Cash generated from (used in) operating activities	(10,551,742)	6,653,029
Cash generated from (used in) financing activities	40,775	44,763
Effect of exchange rate	(808,728)	1,295,083

Net increase (decrease) in cash and restricted cash	(11,319,695)	7,992,875
Cash and cash equivalents, beginning of the year	20,314,035	12,321,160
Cash and restricted cash, end of year	8,994,340	20,314,035

Funding Requirements

As of June 30, 2022, we do not have any material cash requirements, including commitments for capital expenditures. There is also no material change in trends in our capital resources.

Contractual Obligations and Commitments

As of June 30, 2022, neither we nor our PRC Subsidiaries had any significant contingent liabilities, capital and other commitments.

Off-balance Sheet Commitments and Arrangements

As of June 30, 2022, the Company did not have any material off-balance sheet arrangements that had or were reasonably likely to have any effect on their respective financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

BUSINESS

Our Mission

Our mission is to promote premium light aromatic flavor Chinese Baijiu to China’s population at reasonable prices. Chinese Baijiu is spirits distilled from sorghum, barley, and other grains. We aim to achieve this purpose through our high quality Chinese Baijiu, a wide range of price points, creative and extensive marketing strategies and innovative bottle designs.

Corporate History

Oranco was incorporated under the laws of the State of Nevada on June 16, 1977, and became registered with the Securities and Exchange Commission in 1999.

On December 26, 2017, Million Success entered into a purchase agreement with the then largest stockholder of Oranco, Mr. Claudio Gianascio, who owned 90.4% of the total outstanding shares of Oranco Pursuant to the terms of the purchase agreement, Mr. Claudio Gianascio sold to Million Success all of his shares of common stock of Oranco, or 38,121,530 shares of the common stock, for $340,000. The share purchase closed on December 29, 2017.

At the closing of the share purchase, Mr. Peng Yang was appointed to serve as sole director, President, Treasurer and Secretary of Oranco, with such appointment effective on January 5, 2018.

On June 29, 2018, Oranco, Inc. completed and closed a share exchange under a share exchange agreement by and among (i) Oranco, Inc.; (ii) Reliant Galaxy International Limited, a British Virgin Islands company with limited liability in which Mr. Peng Yang holds a majority of shares; and (iii) the Reliant Sellers. Pursuant to the share exchange agreement, Oranco acquired from the Reliant Sellers all of the issued and outstanding equity interests of Reliant in exchange for 349,296,000 newly-issued shares of common stock of Oranco to the Reliant Sellers. As a result of the share exchange, Reliant became a wholly owned subsidiary of Oranco and Mr. Peng Yang, Oranco’s current Chief Executive Officer, became the controlling stockholder of Oranco.

Prior to the share exchange, Oranco was a “shell company” with no business operations. As a result of the share exchange, Oranco ceased to be a “shell company” and continued the business operations of Reliant and Reliant’s subsidiaries as a publicly traded company under the name “Oranco, Inc.” Our PRC Subsidiaries had begun the business of marketing, selling and distributing Chinese Baijiu prior to the closing of the share exchange.

On February 23, 2022 the Securities and Exchange Commission accepted an offer of settlement submitted by Oranco and revoked the registration of each class of Oranco’s registered securities because Oranco had failed to file any periodic reports with the Securities and Exchange Commission since the period ended September 30, 2020. Mr. Peng Yang was serving as the Chief Executive Officer and sole director of Oranco when Oranco failed to file the periodic reports.

Our Corporate Structure

Substantially all of our business operations are located in China. Oranco, Inc. is a Nevada holding company with its business operations conducted in China through its PRC wholly foreign owned enterprise Jin’ou, or WFOE, and the two operating subsidiaries of WFOE, Huaxin and Jinqiang. We maintain our principal executive offices at 6470 East Johns Crossing, Suite 160 Johns Creek, GA 30097, United States. Our telephone number is (470) 567-3773.

Below is an illustration of our corporate structure.

Our Business

Our PRC Subsidiaries are engaged in the business of marketing, selling and distributing light aromatic flavor Chinese Baijiu with a moderate price range in China.

Since 2013, our PRC Subsidiaries focused their business on the distribution and sale of Chinese Fenjiu Liquor, which is the premium brand name for light aromatic flavor Chinese Baijiu produced by Fenjiu Group. Distribution and sale of Fenjiu Liquor presented great business opportunities for us to build up extensive distribution channels and to develop effective marketing strategies to attract Chinese Baijiu consumers while promoting light aromatic flavor Chinese Baijiu under our own brands. Collaboration with Fenjiu Group and the sale of co-branded Fenjiu Liquor have increased the name recognition of our own brands.

In October 2016, our PRC Subsidiaries established their imported wine distribution business, in which they have sold and distributed wines imported from Spain and New Zealand in China.

After years of accumulation of experience, our PRC Subsidiaries have obtained significant knowledge of Chinese Baijiu market and deep understanding of the tastes of Chinese Baijiu consumers. With such knowledge and understanding, our PRC Subsidiaries started to shift the business focus to marketing and selling light aromatic flavor Chinese Baijiu under a series of our own brands, including Dagangjiu (translated as “Big Jar Liquor”), Xiaogangjiu (translated as “Small Jar Liquor”), Jinshuiyao (translated as “the Tale of Shanxi’s Water”) and a few other brands. At the same time, our PRC Subsidiaries have gradually decreased the sale of imported wines as we perceive the Chinese market for imported wines has become unfavorable to our business.

As a result of the above-described evolution of the business operations of our PRC Subsidiaries, the current business or our PRC Subsidiaries consists of three sectors in China:

•        sale of light aromatic flavor Chinese Baijiu under our own brands, which accounted for approximately 100%, 84.5% and 77.2% of our revenue for the nine months ended March 31, 2023, fiscal year ended June 30, 2022 and fiscal year ended June 30, 2021, respectively;

•        collaboration with Fenjiu Group to sell co-branded Fenjiu Liquor bearing both Fenjiu Group brands and our own brands, and to a lesser extent, Chinese Baijiu bearing Fenjiu Group brands only, which accounted for approximately 0%, 11.7% and 10.0% of our revenue for the nine months ended March 31, 2023, fiscal year ended June 30, 2022 and fiscal year ended June 30, 2021, respectively; and

•        sale of imported wines, which accounted for approximately 0%, 3.8% and 12.8% of our revenue for the nine months ended March 31, 2023, fiscal year ended June 30, 2022 and fiscal year ended June 30, 2021, respectively.

Our own brand Chinese Baijiu

For products under our own brands, our PRC Subsidiaries purchase high quality light aromatic flavor Chinese Baijiu produced by selected Chinese Baijiu distilleries and design quaint jars to bottle such premium Chinese Baijiu. With our PRC Subsidiaries’ established downstream distribution expertise and marketing efforts, we deliver our own brand Chinese Baijiu products to our customers with different price points. Most of our Chinese Baijiu products are priced between RMB 30 (approximately US$4) to RMB 300 (approximately US$40) a 500ml-bottle, which are considered to be moderately priced. Our customers choose our own brand Chinese Baijiu products for various purposes, including personal enjoyment, as gifts for family and friends, and for special celebrations and festivities. Among all our own brands, Dagangjiu is the most popular and widely known. We believe that our Dagangjiu series products enjoy considerable goodwill in Shanxi province and beyond.

To better promote our own brand products, our PRC Subsidiaries have hired marketing talents who have decades of experience in effective alcohol brand building. They have made advertisement materials designed for different geographical regions and for different product types, and organized various promotion events. With their help, we have gained name recognition in the Chinese Baijiu industry and believe we are well positioned for future opportunities.

Below is a picture of one of our Dagangjiu light aromatic flavor Chinese Baijiu:

We cherish our relationships with our PRC Subsidiaries’ highly experienced and qualified distributors, who are our PRC Subsidiaries’ key business partners promoting our own brand Chinese Baijiu products to Chinese markets. To build strong relationships with our PRC Subsidiaries’ distributors, our sales department helps them develop sales strategies and explore potential opportunities to achieve profitability. Our PRC Subsidiaries’ support includes holding tasting events to promote our products, providing training for the salespersons, providing resources needed for promotions in communities and developing customized advertisement materials. Our PRC Subsidiaries also have arrangements with the distributors sharing approximately 15% of profits generated by their sales.

Below is a diagram illustrating the interactions amongst key participants in our PRC Subsidiaries’ sales of the light aromatic flavor Chinese Baijiu under our own brands:

Collaboration with Fenjiu Group

While our PRC Subsidiaries have significantly increased our marketing and sales efforts for our own brand Chinese Baijiu products, our PRC Subsidiaries continue to maintain our long term business partnership with Fenjiu Group, one of the most renowned producers of light aromatic flavor Chinese Baijiu in China. Our PRC Subsidiaries sell Fenjiu Liquor bearing both Fenjiu brands and our own brands, mostly Dagangjiu. Our PRC Subsidiaries also distribute Fenjiu Liquor bearing Fenjiu brands only. Our PRC Subsidiaries sell Fenjiu Liquor to wholesale distributors, retail stores and outlets. As our PRC Subsidiaries are expanding our businesses, selling Fenjiu Liquor and co-brand Fenjiu Liquor will increase recognition of our own brands and help our PRC Subsidiaries establish distribution networks in new markets and regions.

Below is a diagram illustrating the interactions amongst key participants in our PRC Subsidiaries’ collaboration with Fenjiu Group:

Imported wine wholesale

Our PRC Subsidiaries distribute imported wines from Spain and New Zealand in 750ml-bottles with an average price above RMB 200 (approximately US$30). In 2016, our PRC Subsidiaries commenced the imported wine business to exploit the market growth and as a hedge against the fluctuations of the Chinese Baijiu business. However, the imported wine market in China, in our opinion, lacks market standards for price and quality, creating unfair competition. Therefore, our PRC Subsidiaries have made a strategic business decision to reduce the scale of our imported wine distribution business and are only selling the wines already in stock. If our PRC Subsidiaries come to perceive the market conditions turn more favorable, our PRC Subsidiaries may resume the imported wine distribution business utilizing the previous experience and the already established distribution channels.

Below is a diagram illustrating the interactions amongst key participants in our PRC Subsidiaries’ imported wine distribution business:

Blockchain Technology

In order to reduce the risks of counterfeit products, we are exploring the potential application of blockchain technology to our products through Guimi, a technology company in which Huaxin purchased 20% of ownership interests at the price of RMB 1 million (approximately US$143,000) in September 2018. The blockchain technology can be applied to trace the production and transportation of goods, therefore enhancing the certainty of authenticity of the covered goods. This offers a meaningful solution to our business, long-plagued by counterfeit and pirate products. Guimi is still developing a technology that can be specifically applied to our products.

Industry Overview

The Chinese Baijiu Market

We believe that demand for Chinese Baijiu, especially light aromatic flavor Chinese Baijiu, will continue to grow in China in the long term. According to a market analysis report prepared by BMI Appraisals for us in 2022, (the “BMI Report”), the Chinese Baijiu market grew from RMB 49.6 billion in 2002 to RMB 374.7 billion in 2011; although the market saw a cool-down and adjustment between 2012 and 2016 caused by the anti-corruption campaign, it started to recover from 2017, led by the sales of high-end Chinese spirits brands such as Moutai and Wuliangye. The Chinese spirits industry achieved annual revenue of RMB 603.3 billion, and RMB 583.6 billion in 2021 and 2020, respectively, and the industry’s profit was RMB 170.1 billion and 158.5 billion in 2021 and 2020, respectively. According to the BMI Report, the Chinese Baijiu industry is estimated to experience approximately a 1.6% annual increase in its annual production volume and reach approximately 8.26 million kiloliters in 2027, and the revenue is expected to reach approximately RMB 1,153.7 billion.

Although the total revenue is expected to continue to grow, the volume of production is going in the opposite direction. According to a report published by Chinese Business Industry Research Institute (“中商产业研究院”)(the “CBIRI Report,” https://www.weihengag.com/home/article/detail/id/13538.html), in 2017, the total production of Chinese Baijiu was 11.98 million kiloliter, and the total production of Chinese Baijiu decreased to 7.4 million kiloliter in 2020. The CBIRI Report expects this downward trend to continue, shaving the annual Chinese Baijiu production to 6.89 million kiloliters by 2022.

In addition, according to the CBIRI Report, the Chinese Baijiu industry has other trends worth noting: there is huge potential in the consumption by the younger generation, and more and more companies are utilizing e-commerce and multi-channel online media to promote their brands.

With products mostly sold under RMB 300 per 500ml-bottle, our PRC Subsidiaries compete in the moderately priced Chinese Baijiu submarket. Though there is a high level of competition, this submarket boasts a large market capacity and robustness. Per the Qianzhan Report (https://www.qianzhan.com/analyst/detail/220/210730-06c08441.html), this submarket account for about 75% of the total Chinese Baijiu market in 2020, generating an estimated annual revenue of RMB 438.4 billion (or approximately US$64 billion). The demand in the moderately priced Chinese Baijiu submarket has proven robust and has not been adversely affected by the anti-corruption campaigns since 2012. The anti-corruption campaigns significantly reduced public and business receptions, where high-end Chinese Baijiu are usually consumed. On the contrary, the demand for moderately priced Chinese Baijiu is driven by daily consumption. Therefore, while consumers may explore higher-end products as their income grows, the moderately priced Chinese Baijiu submarket is expected to remain stable, and reach a market value of approximately RMB 543 billion as of 2026, according to the Qianzhan Report.

Business Strategy

•        Increase our market share.    We expect that consumers’ increasing awareness of our brands will lead to increasing demand for our products. Our PRC Subsidiaries intend to continue focusing on developing light aromatic flavor Chinese Baijiu and, to a lesser extent, imported wine wholesale markets. By creating new bottle designs, expanding the marketing efforts, developing closer relationships with distributors and dealers, and building stable relationships with our major suppliers, we expect to improve our brand awareness and customer loyalty to improve our PRC Subsidiaries’ sales performance and expand our PRC Subsidiaries’ product lines to meet market demands.

•        Expand our sources of supply and distribution networks.    To meet the increasing demand for light aromatic flavor Chinese Baijiu, our PRC Subsidiaries will continue working closely with major suppliers to ensure both the quantity and quality of our light aromatic flavor Chinese Baijiu. In addition to maintaining the present distribution networks, our PRC Subsidiaries expect to further increase the investment in training our employees, updating our website and improving our client information managing system. Our goal is to build a high-performance distribution network with a very personal approach to our business partners.

•        Focus on the development of our own brands.    We believe that our own brands, especially Dagangjiu, enjoy high brand recognition and provide us with a competitive edge. Our PRC Subsidiaries intend to fully utilize the premium and flexibility offered by such brand recognition. Although our PRC Subsidiaries currently focus on light aromatic flavor Chinese Baijiu, we believe, based on the experience of the management of our PRC Subsidiaries, that our PRC Subsidiaries can develop products featuring Moutai-flavor or Luzhou-flavor Chinese Baijiu under the same brands.

•        Multi-channel media marketing strategy.    Our PRC Subsidiaries plan to expand their marketing efforts on online sales channels. In recent years, the Chinese Baijiu consumer market has seen an increased portion of sales completed through online channels. To better adjust to this shift and supplement the brick-and-mortar sale channels, our PRC Subsidiaries have set up accounts at Douyin and Kuaishou, both popular short-video platforms in China, to promote brand recognition. Our PRC Subsidiaries intend to invest further efforts on the online marketing channels and online sales.

•        Products on different price levels.    We sell a variety of Chinese Baijiu products ranging from RMB 30 (approximately $4) to RMB 300 (approximately $40) a 500ml-bottle. This pricing strategy enables our PRC Subsidiaries to attract consumers with different needs in the moderately priced Chinese Baijiu submarket.

Our Strengths

Although we operate in a highly competitive industry, we believe that the following factors provide us with competitive advantages that differentiate us from our existing and potential competitors in the marketplace:

•        Our PRC Subsidiaries have gained brand recognition in the light aromatic flavor Chinese Baijiu market.    One of the most well-known brand names in light aromatic flavor Chinese Baijiu market is Fenjiu Liquor, which is exclusively produced by Fenjiu Group. Our PRC Subsidiaries sell Fenjiu Liquor bearing Fenjiu Group brands and our own brands, such as Dagangjiu and Xiaogangjiu. By leveraging the national and international fame of Fenjiu Group, our brands gradually gained strong recognition through co-branding with Fenjiu Group. Our PRC Subsidiaries have further secured the production of our own brand Chinese Baijiu with the alliances with several other distilleries in Shanxi Province. We believe that the strong recognition of our brands reinforces our existing customer goodwill in Shanxi province and beyond, providing us with a competitive advantage.

•        Our PRC Subsidiaries’ marketing team’s extensive experience and superior reputation in our industry.    Our PRC Subsidiaries have hired marketing teams who have decades of experience in effective alcohol brand building. We believe that our PRC Subsidiaries’ marketing experts’ extensive industry experience and their excellent reputation enable us to have more effective market campaigns as compared to our PRC Subsidiaries’ peer competitors. Our PRC Subsidiaries’ commercial campaigns have been well accepted by the customers and distributors. The expertise of the marketing teams helps us navigate the local cultural complexities and market demands across China and position our PRC Subsidiaries for future opportunities.

•        A flexible business model.    Our current business model is flexible. We own a portfolio of brands but not distilleries. Our PRC Subsidiaries currently outsource the production of our own brand Chinese Baijiu products to quality distilleries. Currently, our PRC Subsidiaries are in strategic partnerships with Fenjiu Group (through one of its subsidiaries, Fenjiu Group Liquor Development District Sales Limited Liability Company, “汾酒集团酒业发展区销售有限责任公司”), Shanxi Xinghuaxiang Distillery Group Co., Ltd. (“山西杏花香酒厂集团股份有限公司”), Fenyang Xinghua Haokoufu Liquor Co. Ltd. (“汾阳市杏花好口福酒业”) and Fenyang Xinxinxiangrong Commerce Co. Ltd. (“汾阳市欣欣向荣商贸有限公司”). Thus if and when we decide to launch a new product under our brands, our PRC Subsidiaries do not need to invest in any physical liquor production facilities. Instead, our PRC Subsidiaries can approach and select quality Chinese Baijiu makers and form new collaborations pursuant to which such Chinese Baijiu makers will produce Chinese Baijiu in accordance with our specifications. Additionally, our PRC Subsidiaries can readily apply our goodwill to such new business lines. This flexible business model has contributed to the resilience of our business performance.

In addition, our current business strategy emphasizes on the marketing, packaging and distribution of the light aromatic flavor Dagangjiu series products, as well as the sales and distribution of the Fenjiu liquor produced by the Fenjiu Group. By doing so, our PRC Subsidiaries have built up considerable business goodwill, including brand recognition, distribution channels and efficient marketing strategies. And we can easily apply such business goodwill to new business lines. For example, if our PRC Subsidiaries decide to distribute and sell Luzhou-flavor Chinese Baijiu and Moutai-flavor Baijiu, two other major flavor Chinese Baijiu, we believe our PRC Subsidiaries will be able to take advantages of our own brand premium, existing experienced sales teams, effective marketing strategies, creative product packaging and well established distribution networks to achieve our new business goals. Our flexible business model enables us to be better positioned to adjust to the constantly evolving Chinese Baijiu market and consumer demands.

•        Service-driven and cohesive management teams.    Our talented and dedicated management teams, including both senior and mid-level, have guided our organization through its expansion and, we believe, positioned us for continued growth. Additionally, our PRC Subsidiaries’ management teams possess extensive experience across a broad range of disciplines, including Chinese Baijiu marketing, sales, e-commerce, finance, franchising and business management. Our PRC Subsidiaries’ management teams embrace our core purpose to “promote premium alcoholic beverages to the Chinese population of all legal ages”. They are the promotors of our passionate and customer-oriented business culture, which is shared by our employees throughout the Group. We believe our management teams are service-driven and cohesive, focusing on the Group’s long-term business growth. See “Management.”

•        Creative Product Designs.    We have been focusing on product designs to add a modern touch to the historical elegance of Chinese Baijiu bottles. We believe our PRC Subsidiaries’ designer packaging, symbolized by its bright coloring and prominently fat-bellied jars, are attractive to modern consumers who enjoy traditional China Baijiu culture. Our PRC Subsidiaries also customize the bottle designs to cater to special demands from certain consumers. In general, with creative designs and stylized names, our registered trademarks, such as Dagangjiu (translated as “Big Jar Liquor”), are effective in capturing the attention of Chinese consumers of all legal ages, young and old.

Competition

There is intense competition in the moderately priced Chinese Baijiu submarket, in which the majority of our products fall. We mainly compete with other light aromatic flavor Chinese Baijiu producers whose products fall in this price range, such as Erguotou (“二锅头”), Laocunzhang (“老村长”), and Jiangxiaobai (“江小白”). Erguotou is a traditional Chinese Baijiu well received in Beijing and its neighboring areas. Laocunzhang is a Chinese Baijiu brand from the northeastern region of China, which has gained growth by setting up extensive national distribution channels. Jiangxiaobai is a relatively new Chinese Baijiu brand that has gained rapid growth in the past decade, as the result of its advertising campaigns targeting the younger generation. In addition to the existing competitors, companies such as Kweichow Moutai and Yibin Wuliangye, which traditionally focused on the higher-end market, have also developed their moderately priced products. The new entrants further intensify the existing competition.

In response to the intense competition in the Chinese Baijiu markets, our PRC Subsidiaries have implemented a number of initiatives designed to generate higher revenues. Our PRC Subsidiaries currently generate most of their revenues from sales through brick-and-mortar stores because our targeted consumers are less prone to online shopping. Through designing advertisement materials, organizing tasting events, and providing resources for promotions, our PRC Subsidiaries bring the distributors, and eventually our products, closer to the consumers. Our PRC Subsidiaries are also adjusting to the e-commerce trend by setting up accounts at Douyin and Kuaishou, two popular short-video platforms in China. Our PRC Subsidiaries are also conducting live streaming shopping events — engaging internet celebrities to promote and sell our product during their livestreaming shows.

Our PRC Subsidiaries’ partnership with Fenjiu Group also provides us with a competitive edge when entering new markets. When entering a new market or commencing a relationship with a new distributor, our PRC Subsidiaries provide the new distributors with Fenjiu Liquor and our co-branded products bearing both Fenjiu Group and our labels. The fame of Fenjiu Liquor helps attract more consumers. After the new market stabilizes, our PRC Subsidiaries will increase the sale of our own brand products, giving consumers new options for light aromatic flavor Chinese Baijiu.

Customers

Most of our customers are downstream wholesale distributors of our PRC Subsidiaries. We rely upon several of our large customers from whom our PRC Subsidiaries generate substantial revenue each year, and the composition of our largest customers has changed from year to year. For the nine months ended March 31, 2023, the top five of our customers accounted for 20%, 18%, 11%, 11%, and 10% of our revenue, respectively. For the year ended June 30, 2022, the top five of our customers accounted for 13%, 12%, 12%, 11%, and 8% of our revenue, respectively. For the year ended June 30, 2021, the top five of our customers accounted for 16%, 16%, 13%, 10%, and 10% of our revenue, respectively. Our PRC Subsidiaries engage our major customers with purchase agreements negotiated on an arm’s length basis. These purchase agreements customarily cover a one-year period and contain material subsections such as targeted customers’ selling goals, representation and warranties of the customers, rights and responsibility of the customers, pricing adjustment, logistics and shipping, payment methods, downstream management and dispute resolutions.

Suppliers

We primarily rely upon four main distillers from whom our PRC Subsidiaries purchase Chinese Baijiu each year. For the nine months ended March 31, 2023, the top three of our suppliers accounted for 73%, 24%, and 3% of our total supply purchases. For the year ended June 30, 2022, the top three of our suppliers accounted for 39%, 32%, and 20% of our total supply purchases. For the year ended June 30, 2021, the top three of our suppliers accounted 54%, 39%, and 7% of our total supply purchases. All supplier contracts with large suppliers were entered from year to year on an arm’s length basis.

In general, our PRC Subsidiaries enter into procurement agreements in the ordinary course of business with our suppliers, pursuant to a form of supply order typically on a “deal by deal” basis. In addition, Huaxin has a strategic partnership with Fenjiu Group. Huaxin entered into a partnership agreement with Fenjiu Group on June 30, 2020, pursuant to which Fenjiu Group agrees to supply Huaxin with RMB 15 million worth of Fenjiu Liquor during the three-year period between June 30, 2020 and June 29, 2023, and Huaxin agrees to buy and distribute RMB 15 million worth of Fenjiu Liquor using its best efforts. The existing agreement does not automatically renew. The parties will need to enter into a new agreement before the expiration date if they intend to continue the business relationship.

Intellectual Property

Protection of our intellectual property is a strategic priority for our business. We rely on a combination of patent, copyright, trademark and trade secret laws, to establish and protect our proprietary rights. We do not rely on third-party licenses of intellectual property for use in our business.

As of the date of this prospectus, we had obtained two patents for liquor-making devices that can change proofs of various liquors, both of which were registered in 2015. Our issued PRC patents will expire in 2025. As of the date of this prospectus, we had registered 11 trademarks and had submitted 8 additional trademark applications. Our registered PRC trademarks will expire between 2024 and 2028 but can be renewed before the trademarks’ respective expiration date. As of the date of this prospectus, we have two (2) registered domain names, including orancoinc.com.

In addition to the foregoing protections, we generally control access to and use of our proprietary and other confidential information through the use of internal and external controls with our employees.

Employees

As of the date of this prospectus, we have 50 employees throughout our operations in 4 offices and 3 warehouses. None of our employees are covered by a collective bargaining agreement. We have not experienced any work stoppages. The following table sets forth the number of our employees by function as of the same date:

Functional Area	Number of Employees
Management	10
Financial Department	7
Sales and Marketing Department	29
Administrative Department	2
Warehouse Department	2
Total	50

As of the date of this prospectus, our employees were located in Duluth, Georgia, U.S.; Hong Kong, China; Fuqing City of Fujian Province, China; Taiyuan City of Shanxi Province, China; and Fenyang City of Shanxi Province, China.

As required by PRC laws and regulations, we participate in various employee social security plans that are organized by municipal and provincial governments, including housing, pension, medical insurance and unemployment insurance programs. We are required under Chinese law to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time.

We believe that we maintain a good working relationship with our employees, and we have not experienced any labor disputes.

Description of Properties

Our U.S. headquarters is located at 6470 East Johns Crossing, Suite 160, Duluth, GA, U.S., a 110 square feet office space we leased from Office Evolution under a Member Service Agreement that expires on September 30, 2023, at a monthly rent of $1,025.

We own properties aggregating approximately 1,561.6 square meters located in Xiaoxiang Village, Xinghua Town, Fenyang City, Shanxi Province, China, through Huaxin, one of the PRC Subsidiaries.

On August 12, 2019, Huaxin entered into a ten-year warehouse lease with Fujian Fuqing City Daxinwang Color Print Co., Ltd. (福建福清市大鑫旺彩印有限公司) at an annual rent of RMB500,000, under which Huaxin leases a 787 square meters warehouse located at No. 60 Paibian Industrial District, Paibian Village, Shangjing Town, Fuqing City, Fujian Province, China.

On July 31, 2021, Huaxin entered into a Letter of Intent regarding the lease and sale of a warehouse with Fujian Fuwang Metal Products Co., Ltd. (福建福旺金属制品有限公司), under which Huaxin intends to lease or purchase the 1,900 square meters property located at No. 60 Paibian Village, Shangjing Town, Fuqing City, Fujian Province, China, and pay a deposit of RMB 10,000,000. On March 1, 2023, the parties entered into an agreement pursuant to the terms described above.

On October 11, 2022, Huaxin entered into a one-year lease with Penghui Bo (薄鹏辉) at an annual rate of RMB 420,000, under which Huaxin leases 286 square meters of office properties located at No. 01 and No. 02 Floor 9, Wufeng Guoji, Zhenxing Street, Changzhi Road, High-Tech Development District, Taiyuan City, Shanxi Province, China.

Other than the properties leased described above, from time to time in the ordinary course of business, we also lease properties in China for office and warehousing purposes. The monthly rental amount of each such leases is generally below US$1,500.

We believe that our current facilities are adequate and suitable for our operations.

Legal Proceedings

Oranco has a potential litigation with its previous underwriter, Joseph Stone Capital, LLC (“JSC”), regarding the termination of JSC as the underwriter for this offering and the compensation for JSC (the “JSC Dispute”). To the best estimate of Oranco’s management, the claim amount will be at least $114,000. As of November 27, 2023, no lawsuit has been filed.

Except for the JSC Dispute, currently there are no legal proceedings pending or threatened against the Group. However, from time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise.

PRC Regulations

PRC Laws and Regulations on Overseas Listings

On December 24, 2021, the CSRC released the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments), or the Draft Administrative Provisions, and the Administrative Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments), together the “Overseas Listing Drafts”, both of which were open for public comments until January 23, 2022. On February 17, 2023, the CSRC issued the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises, or the “Trial Measures,” which became effective on March 31, 2023. The CSRC also circulated Supporting Guidance Rules No. 1 through No. 5, Notes on the Trial Measures, Notice on Administration Arrangements for the Filing of Overseas Listings by Domestic Enterprises and relevant CSRC Answers to Reporter Questions, collectively, the Guidance Rules and Notice, on CSRC’s official website, on the same day. The Trial Measures, together with the Guidance Rules and Notice, reiterate the basic principles of the Overseas Listing Drafts and impose substantially the same requirements for the overseas securities offering and listing by domestic enterprises. Under the Trial Measures and the Guidance Rules and Notice, domestic enterprises conducting overseas securities offering and listing, either directly or indirectly, shall complete filings with the CSRC pursuant to the Trial Measures’ requirements within three business days following the submission of application for an initial public offering or listing. Starting from March 31, 2023, enterprises that have been listed overseas or satisfy all of the following conditions shall be deemed as “Grandfathered Issuers,” or “Existing Companies,” and are not required to file with the CSRC immediately, but shall complete filings as required if they conduct refinancing or are involved in subsequent securities issuances that require filing with the CSRC: (i) the application for indirect overseas offering or listing shall have been approved by the relevant overseas regulatory authority or stock exchange prior to March 31, 2023 (as the SEC does not approve or disapprove of an offering, this requirement is interpreted to be the SEC’s declaration of the registration statement to be effective with respect to this offering), (ii) the enterprise is not required to reapply for the approval of the relevant overseas regulatory authority or stock exchange, and (iii) such overseas securities offering or listing shall be completed before September 30, 2023. Starting from March 31, 2023, domestic enterprises that have submitted valid applications for overseas offerings and listing but have not obtained the approval from relevant overseas regulatory authority or overseas stock exchange shall complete filings with the CSRC prior to the completion of their overseas offering and listings.

PRC Laws and Regulations on Alcohol Wholesale

Huaxin is in the alcohol wholesale business, including Fenjiu Liquor wholesale and imported wine wholesale, in China. Huaxin is subject to various existing and probable governmental regulations on its alcohol wholesale business.

Huaxin and Jinqiang are required to obtain a food operation license (the “Food Operation License”) pursuant to the Administrative Measures for Food Operation Licensing which came into effect on November 17, 2017. Huaxin has obtained Food Operation License and such license will expire on August 29, 2027. Jinqiang has obtained Food Operation License and such license will expire on November 6, 2023. Nevertheless, Huaxin and Jinqiang may be subject to penalties by PRC regulatory authorities if the Food Operation License is not timely renewed after expiration.

Currently, license for liquor wholesale is no longer required in nationwide level, but it is still required in some particular Provinces, such as Shanxi Province and Shanghai. In addition to Shanxi Province, the Group also sells liquor to other Provinces, namely Fujian, Ningxia, Gansu, Xinjiang, Beijing, Shanghai and Hebei Province. Liquor wholesale business of the Company is operated by its PRC Subsidiaries, Huaxin and Jinqiang, both of which were established in Shanxi Province and have obtained wholesale licenses in Shanxi Province. According to our telephone consultation with the competent authorities in Beijing, Shanghai, Ningxia, Gansu and Hebei, no wholesale license is required for Huaxin or Jinqiang in such Provinces since Huaxin and Jinqiang were established in Shanxi Province and have already obtained wholesale licenses in Shanxi Province. In conclusion, no further wholesale license is required in other Provinces where the Company’s PRC Subsidiaries operate their business, unless the Company newly establishes operating entity in such Provinces and license is still required for liquor wholesale business in such Provinces.

Regarding the imported wine business, pursuant to the Foreign Trade Law of the People’s Republic of China (Revised in 2016), a foreign trade operator engaged in import and export of goods shall register with competent local regulatory authorities in Shanxi Province that in charge of foreign trades; and pursuant to the Administrative Provisions of the Customs of the People’s Republic of China on the Registration of Customs Declaration Entities, consignors and consignees of imported and exported goods shall go through customs declaration entity registration formalities with their local Customs in accordance with the applicable provisions. Huaxin has completed the registration for a record as a foreign trade operator and has obtained Certificate of the Customs of the People’s Republic of China on the Registration of Customs Declaration Entities. The registration for a record as a foreign trade operator has no time limit; while the validity period for Certificate of the Customs of the PRC on the Registration of Customs Declaration Entities is two years and such certificate can be renewed before the expiration date. Nevertheless, Huaxin may be subject to penalties by PRC regulatory authorities if Huaxin fails to go through the modification formalities in the event of a change to any of its details registered with the competent governmental authorities including its name, nature, domicile and legal representative.

PRC Laws and Regulations on Environmental Protection

The Ministry of Ecology and Environment is responsible for the uniform supervision and control of environmental protection in the PRC. It formulates national environmental quality and discharge standards and monitors the PRC’s environmental system. Ecology and Environment bureaus at the county level and above are responsible for environmental protection within their areas of jurisdiction.

Pursuant to the Law on Environmental Impact Evaluation of the PRC promulgated on October 28, 2002 and amended on December 29, 2018, manufacturers must prepare and file an environmental impact report setting forth the impact that the proposed construction project may have on the environment and the measures to prevent or mitigate the impact for approval by the relevant PRC government authority prior to commencement of construction of the relevant project.

Pursuant to the Environmental Protection Law of the PRC, or the Environmental Protection Law, promulgated on and effective from December 26, 1989, and later amended on April 24, 2014 and became effective on January 1, 2015, the environmental protection department of the State Council is in charge of promulgating national standards for environmental protection. The Environmental Protection Law requires any facility that produces pollutants or other hazards to incorporate environmental protection measures in its operations and establish an environmental protection responsibility system. Any entity that discharges pollution must obtain the Pollution Discharging License from the relevant environmental protection authority. Remedial measures for breaches of the Environmental Protection Law include a warning, payment of damages or imposition of a fine. Criminal liability may be imposed for a material violation of environmental laws and regulations that causes loss of property, personal injuries or death.

Huaxin and its subsidiaries are not manufacturing, assembling or processing companies, thus are not subject to the PRC laws and regulations on environmental protection.

PRC Laws and Regulations on Intellectual Property Rights

Regulations on Trademarks

The Trademark Law of the PRC was adopted at the 24th meeting of the Standing Committee of the SCNPC on August 23, 1982. Four amendments were made on February 22, 1993, October 27, 2001, August 30, 2013, and April 23, 2019. The last amendment was implemented on November 1, 2019. The Regulations on the Implementation of the Trademark Law of the PRC were promulgated by the State Council of the People’s Republic of China on August 3, 2002, which took effect on September 15, 2002. It was revised on April 29, 2014 and became effective as of May 1, 2014. According to the Trademark Law and the implementing regulations, a trademark which has been approved and registered by the trademark office is a registered trademark, including a trademark of goods, services, collective trademark and certification trademark. The trademark registrant shall enjoy the exclusive right to use the trademark and shall be protected by law. The trademark law also specifies the scope of registered trademarks, procedures for registration of trademarks and the rights and obligations of trademark owners. We are currently holding 5 registered trademarks in China and enjoy the corresponding rights.

Regulations on Patents

Pursuant to the Patent Law of the PRC, or the Patent Law, promulgated by the SCNPC on March 12, 1984, as later amended on December 27, 2008, and October 17, 2020, and became effective from June 1, 2021, and the Implementation Rules of the Patent Law of the PRC, promulgated by the State Council on June 15, 2001 and latest amended on January 9, 2010, there are three types of patent in the PRC: invention patent, utility model patent and design patent. The protection period is 20 years for invention patent and 15 years for utility model patent and design patent, commencing from their respective application dates. Any dispute relating to an infringement of a patent can be resorted by negotiation between the parties, litigation in court, or the respective administration department. In the event that a patent is owned by two or more co-owners without an agreement regarding the distribution of revenue generated from the exploitation of any co-owner of the patent, such revenue shall be distributed among all the co-owners.

Existing patents can become narrowed, invalid or unenforceable due to a variety of grounds, including lack of novelty, creativity, and deficiencies in patent application. In China, a patent must have novelty, creativity and practical applicability. Under the Patent Law, novelty means that before a patent application is filed, no identical invention or utility model has been publicly disclosed in any publication in China or overseas or has been publicly used or made known to the public by any other means, whether in or outside of China, nor has any other person filed with the patent authority an application that describes an identical invention or utility model and is recorded in patent application documents or patent documents published after the filing date. Creativity means that, compared with existing technology, an invention has prominent substantial features and represents notable progress, and a utility model has substantial features and represents any progress. Practical applicability means an invention or utility model can be manufactured or used and may produce positive results. Patents in China are filed with the patent department of the State Council. Normally, the patent department of the State Council publishes an application for an invention patent within 18 months after the filing date, which may be shortened at the request of applicant. The applicant must apply to the SIPO for a substantive examination within 3 years from the date of application.

As of the date of this prospectus, we had obtained two patents for liquor-making devices that can change proofs of various liquors, both of which were registered in 2015. Our issued PRC patents will expire in 2025.

Regulations on Domain Names

The Ministry of Industry and Information Technology of the PRC, or the MIIT, promulgated the Measures on Administration of Internet Domain Names, or the Domain Name Measures, on August 24, 2017, which took effect on November 1, 2017 and replaced the Administrative Measures on China Internet Domain Name promulgated by the MIIT on November 5, 2004. According to the Domain Name Measures, the MIIT is in charge of the administration of PRC internet domain names. The domain name registration follows a first-to-file principle. Applicants for registration of domain names shall provide true, accurate and complete information of their identities to domain name registration service institutions. The applicant will become the holder of such domain names upon completion of the registration procedure.

As of the date of this prospectus, we do not have any domain name used for providing non-commercial internet-based information services.

PRC Laws and Regulations on Foreign Exchange

General Administration of Foreign Exchange

The principal regulation governing foreign currency exchange in the PRC is the Administrative Regulations of the PRC on Foreign Exchange (the “Foreign Exchange Regulations”), which were promulgated on January 29, 1996, became effective on April 1, 1996 and were last amended on August 5, 2008. Under these rules, Renminbi is generally freely convertible for payments of current account items, such as trade- and service-related foreign exchange transactions and dividend payments, but not freely convertible for capital account items, such as capital transfer, direct investment, investment in securities, derivative products or loans unless prior approval by competent authorities for the administration of foreign exchange is obtained. Under the Foreign Exchange Regulations, foreign-invested enterprises in the PRC may purchase foreign exchange without the approval of SAFE to pay dividends by providing certain evidentiary documents, including board resolutions, tax certificates, or for trade- and services-related foreign exchange transactions, by providing commercial documents evidencing such transactions.

Circular No. 37 and Circular No. 13

Circular 37 was released by SAFE on July 4, 2014 and abolished Circular 75 which had been in effect since November 1, 2005. Pursuant to Circular 37, a PRC resident should apply to SAFE for foreign exchange registration of overseas investments before it makes any capital contribution to a special purpose vehicle, or SPV, using his or her legitimate domestic or offshore assets or interests. SPVs are offshore enterprises directly established or indirectly controlled by domestic residents for the purpose of investment and financing by utilizing domestic or offshore assets or interests they legally hold. Following any significant change in a registered offshore SPV, such as capital increase, reduction, equity transfer or swap, consolidation or division involving domestic resident individuals, the domestic individuals shall amend the registration with SAFE. Where an SPV intends to repatriate funds raised after completion of offshore financing to the PRC, it shall comply with relevant PRC regulations on foreign investment and foreign debt management. A foreign-invested enterprise established through return investment shall complete relevant foreign exchange registration formalities in accordance with the prevailing foreign exchange administration regulations on foreign direct investment and truthfully disclose information on the actual controller of its stockholders.

If any stockholder who is a PRC resident (as determined by the Circular No. 37) holds any interest in an offshore SPV and fails to fulfil the required foreign exchange registration with the local SAFE branches, the PRC Subsidiaries of that offshore SPV may be prohibited from distributing their profits and dividends to their offshore parent company or from carrying out other subsequent cross-border foreign exchange activities. The offshore SPV may also be restricted in its ability to contribute additional capital to its PRC Subsidiaries. Where a domestic resident fails to complete relevant foreign exchange registration as required, fails to truthfully disclose information on the actual controller of the enterprise involved in the return investment or otherwise makes false statements, the foreign exchange control authority may order them to take remedial actions, issue a warning, and impose a fine of less than RMB 300,000 (approximately US$42,850) on an institution or less than RMB 50,000 (approximately US$ 7,000) on an individual.

Circular 13 was issued by SAFE on February 13, 2015, and became effective on June 1, 2015. Pursuant to Circular 13, a domestic resident who makes a capital contribution to an SPV using his or her legitimate domestic or offshore assets or interests is no longer required to apply to SAFE for foreign exchange registration of his or her overseas investments. Instead, he or she shall register with a bank in the place where the assets or interests of the domestic enterprise in which he or she has interests are located if the domestic resident individually seeks to make a capital contribution to the SPV using his or her legitimate domestic assets or interests; or he or she shall register with a local bank at his or her permanent residence if the domestic resident individually seeks to make a capital contribution to the SPV using his or her legitimate offshore assets or interests.

As of the date of this this prospectus, all of our beneficial stockholders have completed registrations in accordance with Circular 37.

Circular 19 and Circular 16

Circular 19 was promulgated by SAFE on March 30, 2015, and became effective on June 1, 2015. According to Circular 19, the foreign exchange capital in the capital account of foreign-invested enterprises, meaning the monetary contribution confirmed by the foreign exchange authorities or the monetary contribution registered for account entry through banks, shall be granted the benefits of Discretional Foreign Exchange Settlement (“Discretional Foreign Exchange Settlement”). With Discretional Foreign Exchange Settlement, foreign capital in the capital account of a foreign-invested enterprise for which the rights and interests of monetary contribution have been confirmed by the local foreign exchange bureau, or for which book-entry registration of monetary contribution has been completed by the bank, can be settled at the bank based on the actual operational needs of the foreign-invested enterprise. The allowed Discretional Foreign Exchange Settlement percentage of the foreign capital of a foreign-invested enterprise has been temporarily set to be 100%. The Renminbi converted from the foreign capital will be kept in a designated account and if a foreign-invested enterprise needs to make any further payment from such account, it will still need to provide supporting documents and to complete the review process with its bank.

Furthermore, Circular 19 stipulates that foreign-invested enterprises shall make bona fide use of their capital for their own needs within their business scopes. The capital of a foreign-invested enterprise and the Renminbi it obtained from foreign exchange settlement shall not be used for the following purposes:

•        directly or indirectly used for expenses beyond its business scope or prohibited by relevant laws or regulations;

•        directly or indirectly used for investment in securities unless otherwise provided by relevant laws or regulations;

•        directly or indirectly used for entrusted loan in Renminbi (unless within its permitted scope of business), repayment of inter-company loans (including advances by a third party) or repayment of bank loans in Renminbi that have been sub-lent to a third party; or

•        directly or indirectly used for expenses related to the purchase of real estate that is not for self-use (except for foreign-invested real estate enterprises).

Circular 16 was issued by SAFE on June 9, 2016. Pursuant to Circular 16, enterprises registered in the PRC may also convert their foreign debts from foreign currency to Renminbi on a self-discretionary basis. Circular 16 provides an integrated standard for conversion of foreign exchange capital items (including but not limited to foreign currency capital and foreign debts) on a self-discretionary basis applicable to all enterprises registered in the PRC. Circular 16 reiterates the principle that an enterprise’s Renminbi capital converted from foreign currency-denominated capital may not be directly or indirectly used for purposes beyond its business scope or purposes prohibited by PRC laws or regulations, and such converted Renminbi capital shall not be provided as loans to non-affiliated entities.

The PRC Subsidiaries’ distributions to their offshore parents are required to comply with the requirements as described above.

PRC Regulations on Dividend Distributions and Transfer of Cash

Under our current corporate structure, Oranco, Inc., the U.S. holding company, may rely on dividend payments from our PRC Subsidiaries for cash and financing requirements we may have, including the funds necessary to pay dividends and other cash distributions to our shareholders or to service any debt we may incur. Sure Rich, our Hong Kong subsidiary, will receive distributions from our PRC Subsidiaries. Sure Rich may make distribution of such payments to Reliant, our British Virgin Islands subsidiary. Oranco may receive payments from Reliant.

According to the Foreign Investment Law of the People’s Republic of China and its implementing rules, which jointly established the legal framework for the administration of foreign-invested companies, a foreign investor may, in accordance with other applicable laws, freely transfer into or out of China its contributions, profits, capital earnings, income from asset disposal, intellectual property rights, royalties acquired, compensation or indemnity legally obtained, and income from liquidation, made or derived within the territory of China in RMB or any foreign currency, and any entity or individual shall not illegally restrict such transfer in terms of the currency, amount and frequency. According to the Company Law of the People’s Republic of China and other Chinese laws and regulations, our PRC Subsidiaries may pay dividends only out of their respective accumulated profits as determined in accordance with Chinese accounting standards and regulations. In addition, each of our PRC Subsidiaries is required to set aside at least 10% of its accumulated after-tax profits, if any, each year to fund a certain statutory reserve fund, until the aggregate amount of such fund reaches 50% of its registered capital. Where the statutory reserve fund is insufficient to cover any loss a PRC subsidiary incurred in the previous financial year, its current financial year’s accumulated after-tax profits shall first be used to cover the loss before any statutory reserve fund is drawn therefrom. Such statutory reserve funds and the accumulated after-tax profits that are used for covering the loss cannot be distributed to us as dividends. At their discretion, our PRC Subsidiaries may allocate a portion of their after-tax profits based on Chinese accounting standards to a discretionary reserve fund.

Our PRC Subsidiaries receive substantially all of their revenue in Renminbi. Renminbi is not freely convertible into other currencies. As result, any restriction on currency exchange may limit the ability of our PRC Subsidiaries to use their potential future Renminbi revenues to pay dividends to us. The Chinese government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. Shortages in availability of foreign currency may then restrict the ability of our PRC Subsidiaries to remit sufficient foreign currency to our offshore entities for our offshore entities to pay dividends or make other payments or otherwise to satisfy our foreign-currency-denominated obligations. The Renminbi is currently convertible under the “current account,” which includes dividends, trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and foreign currency debt. Currently, our PRC Subsidiaries may purchase foreign currency for settlement of “current account transactions,” including payment of dividends to us, without the approval of SAFE by complying with certain procedural requirements. However, the relevant Chinese governmental authorities may limit or eliminate our ability to purchase foreign currencies in the future for current account transactions. The Chinese government may continue to strengthen its capital controls, and additional restrictions and substantial vetting processes may be instituted by SAFE for cross-border transactions falling under both the current account and the capital account. Any existing and future restrictions on currency exchange may limit our ability to utilize revenue generated in Renminbi to fund our business activities outside of China or pay dividends in foreign currencies to holders of our securities. Foreign exchange transactions under the capital account remain subject to limitations and require approvals from, or registration with, SAFE and other relevant Chinese governmental authorities. This could affect our ability to obtain foreign currency through debt or equity financing for our subsidiaries. See “Risks Related to Doing Business in China — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering to make loans or additional capital contributions to our PRC Subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business” for a detailed discussion of the Chinese legal restrictions on the payment of dividends and our ability to transfer cash within our group. In addition, shareholders may potentially be subject to Chinese taxes on dividends paid by us in the event Oranco is deemed a Chinese resident enterprise for Chinese tax purposes.

Cash dividends, if any, on Oranco’s capital shares will be paid in U.S. dollars. If Oranco is considered a PRC tax resident enterprise for tax purposes, any dividends Oranco pays to its overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10.0%. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC project. The 5% withholding tax rate, however, does not automatically apply and certain requirements must be satisfied, including without limitation that (a) the Hong Kong project must be the beneficial owner of the relevant dividends; and (b) the Hong Kong project must directly hold no less than 25% share ownership in the PRC project during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong project must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to any dividends paid by WFOE to its immediate holding company, Sure Rich. As of the date of this prospectus, we have not applied for the tax resident certificate from the relevant Hong Kong tax authority. Sure Rich intends to apply for the tax resident certificate if and when WFOE plans to declare and pay dividends to Sure Rich.

PRC Laws and Regulations on Taxation

Enterprise Income Tax

The Enterprise Income Tax Law of the People’s Republic of China (the “EIT Law”) was promulgated by the SCNPC on March 16, 2007 and became effective on January 1, 2008, and was later amended on December 29, 2018. The Implementation Rules of the EIT Law (the “Implementation Rules”) were promulgated by the State Council on December 6, 2007 and was last amended on April 23, 2019. According to the EIT Law and the Implementation Rules, enterprises are divided into resident enterprises and non-resident enterprises. Resident enterprises shall pay enterprise income tax on their incomes obtained in and outside the PRC at the rate of 25%. Non-resident enterprises setting up institutions in the PRC shall pay enterprise income tax on the incomes obtained by such institutions in and outside the PRC at the rate of 25%. Non-resident enterprises with no institutions in the PRC, and non-resident enterprises whose incomes having no substantial connection with their institutions in the PRC, shall pay enterprise income tax on their incomes obtained in the PRC at a reduced rate of 10%.

The Arrangement between the PRC and Hong Kong Special Administrative Region for the Avoidance of Double Taxation the Prevention of Fiscal Evasion with respect to Taxes on Income (the “Arrangement”) was promulgated by the State Administration of Taxation (“SAT”) on August 21, 2006 and came into effect on December 8, 2006. According to the Arrangement, a company incorporated in Hong Kong will be subject to withholding tax at the lower rate of 5% on dividends it receives from a company incorporated in the PRC if it holds a 25% interest or more in the PRC company.

In April 2009, the Ministry of Finance, or MOF, and SAT jointly issued the Notice on Issues Concerning Process of Enterprise Income Tax in Enterprise Restructuring Business, or Circular 59. In December 2009, SAT issued the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, or Circular 698. Both Circular 59 and Circular 698 became effective retroactively as of January 2008. In March 2011, SAT issued the Notice on Several Issues Regarding the Income Tax of Non-PRC Resident Enterprises, or SAT Circular 24, effective April 2011. By promulgating and implementing these circulars, the PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of equity interests in a PRC resident enterprise by a non-resident enterprise.

Under Circular 698, where a non-resident enterprise conducts an “indirect transfer” by transferring the equity interests of a PRC “resident enterprise” indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise, being the transferor, may be subject to PRC enterprise income tax, if the indirect transfer is considered to be an abusive use of company structure without reasonable commercial purposes. As a result, gains derived from such indirect transfer may be subject to PRC tax at a rate of up to 10%. Circular 698 also provides that, where a non-PRC resident enterprise transfers its equity interests in a PRC resident enterprise to its related parties at a price lower than the fair market value, the relevant tax authority has the power to make a reasonable adjustment to the taxable income of the transaction.

In February 2015, the SAT issued Circular 7 to replace the rules relating to indirect transfers in Circular 698. Circular 7 has introduced a new tax regime that is significantly different from that under Circular 698. Circular 7 extends its tax jurisdiction to not only indirect transfers set forth under Circular 698 but also transactions involving transfer of other taxable assets, through the offshore transfer of a foreign intermediate holding company. In addition, Circular 7 provides clearer criteria than Circular 698 on how to assess reasonable commercial purposes and has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. Circular 7 also brings challenges to both the foreign transferor and transferee (or other person who is obligated to pay for the transfer) of the taxable assets. Where a non-resident enterprise conducts an “indirect transfer” by transferring the taxable assets indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise being the transferor, or the transferee, or the PRC entity which directly owned the taxable assets may report to the relevant tax authority such indirect transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise.

On October 17, 2017, the SAT issued a Notice Concerning Withholding Income Tax of Non-Resident Enterprise, or SAT Notice No. 37, which abolishes Circular 698 and certain provisions of Circular 7. SAT Notice No. 37 reduces the burden of the withholding obligator, such as revocation of contract filing requirements and tax liquidation procedures, strengthens the cooperation of tax authorities in different places, and clarifies the calculation of tax payable and mechanism of foreign exchange.

Value-added Tax

Pursuant to the Provisional Regulations on Value-added Tax of the PRC, or the VAT Regulations, which were promulgated by the State Council on December 13, 1993, took effect on January 1, 1994, and were amended on November 10, 2008, February 6, 2016, and November 19, 2017, respectively, and the Rules for the Implementation of the Provisional Regulations on Value-added Tax of the PRC, which were promulgated by the MOF on December 25, 1993, and were amended on December 15, 2008, and October 28, 2011, respectively, entities and individuals that sell goods or labor services of processing, repair or replacement, sell services, intangible assets, or immovables, or import goods within the territory of the People’s Republic of China are taxpayers of value-added tax. The VAT rate is 17% for taxpayers selling goods, labor services, or tangible movable property leasing services or importing goods, except otherwise specified; 11% for taxpayers selling services of transportation, postal, basic telecommunications, construction and lease of immovable, selling immovable, transferring land use rights, selling and importing other specified goods including fertilizers; 6% for taxpayers selling services or intangible assets.

According to the Notice on the Adjustment to the Value-added Tax Rates issued by the SAT and the MOF on April 4, 2018, where taxpayers make VAT taxable sales or import goods, the applicable tax rates shall be adjusted from 17% to 16% and from 11% to 10%, respectively. Subsequently, the Notice on Policies for Deepening Reform of Value-added Tax was issued by the SAT, the MOF and the General Administration of Customs on March 30, 2019 and took effective on April 1, 2019, which further adjusted the applicable tax rate for taxpayers making VAT taxable sales or importing goods. The applicable tax rates shall be adjusted from 16% to 13% and from 10% to 9%, respectively.

Dividend Withholding Tax

The Enterprise Income Tax Law provides that since January 1, 2008, an income tax rate of 10% will normally be applicable to dividends declared to non-PRC resident investors that do not have an establishment or place of business in the PRC, or that have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within the PRC.

PRC Laws and Regulations on Employment and Social Welfare

Labor Law of the PRC

Pursuant to the Labor Law of the PRC, which was promulgated by the SCNPC on July 5, 1994 with an effective date of January 1, 1995 and was last amended on December 29, 2018 and the Labor Contract Law of the PRC, which was promulgated on June 29, 2007, became effective on January 1, 2008 and was last amended on December 28, 2012, with the amendments coming into effect on July 1, 2013, enterprises and institutions shall ensure the safety and hygiene of a workplace, strictly comply with applicable rules and standards on workplace safety and hygiene in China, and educate employees on such rules and standards. Furthermore, employers and employees shall enter into written employment contracts to establish their employment relationships. Employers are required to inform their employees about their job responsibilities, working conditions, occupational hazards, remuneration and other matters with which the employees may be concerned. Employers shall pay remuneration to employees on time and in full accordance with the commitments set forth in their employment contracts and with the relevant PRC laws and regulations. Huaxin and its subsidiary company have entered into written employment contracts with all the employees and performed their obligations under the relevant PRC laws and regulations.

Social Insurance and Housing Fund

Pursuant to the Social Insurance Law of the PRC, which was promulgated by the SCNPC on October 28, 2010 and became effective on July 1, 2011, and last amended on December 29, 2018, employers in the PRC shall provide their employees with welfare schemes covering basic pension insurance, basic medical insurance, unemployment insurance, maternity insurance, and occupational injury insurance. PRC Subsidiaries have deposited the social insurance fees required by relevant regulations. If PRC Subsidiaries have not fully deposited the social insurance fees for all the employees in compliance with the applicable regulations, the social security premium collection agency may order PRC Subsidiaries to make or supplement contributions within a stipulated period and PRC Subsidiaries shall be subject to a late payment fine computed from the due date at the rate of 0.05% per day. If payment is not made within the stipulated period, the relevant administrative authorities may impose a fine ranging from one to three times the amount of the amount in arrears.

In accordance with the Regulations on Management of Housing Provident Fund, which were promulgated by the State Council on April 3, 1999 and last amended on March 24, 2019, employers must register at the designated administrative centers and open bank accounts for depositing employees’ housing funds. Employers and employees are also required to pay and deposit housing funds, with an amount no less than 5% of the monthly average salary of the employee in the preceding year in full and on time. PRC Subsidiaries have registered at the designated administrative centers and opened bank accounts for depositing employees’ housing funds. They also have deposited employees’ housing funds. If they had not done so, PRC Subsidiaries might be ordered by the housing provident fund management center to complete the registration formalities, open bank accounts, pay, and deposit within a prescribed time limit. Failing to register or open bank accounts at the expiration of the time limit could result in fines of not less than RMB 10,000 (approximately US$1,400) or more than RMB 50,000 (approximately US$7,000). And an application may be made to a people’s court for compulsory enforcement if payment and deposit have not been made after the expiration of the time limit.

MANAGEMENT

Directors and Executive Officers

The following table provides information regarding our current executive officers and directors, including their ages, as of May 1, 2023.

Directors and Executive Officers	Age	Position(s)
Peng Yang	32	Chief Executive Officer, Director, President and Secretary
Tat Fai (Eric) Chung*	42	Chief Financial Officer and Director Nominee
Mei Chi*	49	Independent Director
Cha Hwa (Brandson) Chong*	57	Independent Director
Bin Wang*	65	Independent Director

____________

*        Each of Mr. Chung, Ms. Chi, Mr. Chong, and Bin Wang has accepted appointment as a director, which will be immediately effective upon the declaration of effectiveness of Oranco’s registration statement on Form S-1 by the SEC, of which this prospectus is a part.

Directors and Executive Officers

Mr. Peng Yang.    Mr. Yang has been serving as Oranco’s CEO and director since January 5, 2018. Mr. Yang has international business and management experience from his positions working with Huaxin, a company engaged in wine trading, and Reliant Investment (Group) Limited, an investment company. He has served as the general manager assistant and overseas affairs manager of Huaxin since 2015 and as limited director of Reliant Investment (Group) Limited since 2016. Mr. Yang is a leading member of our sophisticated and long-serving management team who has experience in alcohol marketing and has led us through multiple business breakthroughs. Mr. Yang holds a bachelor’s degree in engineering, with honors, from the University of Auckland in New Zealand in 2016.

Mr. Tat Fai (Eric) Chung.    Mr. Chung started providing services as the interim CFO since December 18, 2021, and officially became the CFO on September 18, 2022. Mr. Chung will also serve as a director of Oranco, Inc. Before joining Oranco, he served as the Finance Manager of Sino Energy International Holdings Group Limited from 2020 to 2022. From 2016 to 2020, Mr. Chung served as the Senior Manager of Zhonghui Anda CPA Limited. Mr. Chung also served as Manager at BDO Limited from 2015 to 2016, and held different positions at PricewaterhouseCoopers Limited from 2005 to 2014, at Pentagon CPA Limited from 2004 to 2005, and at David Fong & Co., Certified Public Accountants between 2003 and 2004. Mr. Chung graduated from the University of New South Wales in Australia with a commerce degree of double majors in accounting and information systems.

Independent Directors

Ms. Mei Chi.    Ms. Chi will serve as an independent director of Oranco, Inc. Since 2019, Ms. Chi has been working at Kingdom Investment Managers Limited, where she is responsible for fund raising, negotiation between the limited partners and the general partners of funds, preparing due diligence and maintaining client relationships. Ms. Chi is also a Responsible Officer in Type 1 at Kingdom Securities Limited since 2021. Between 2019 and May 2022 Ms. Chi served as a director of Kingdom Growth Fund SPC. Between August 2015 and November 2018, Ms. Chi worked at OCBC Wing Hang Bank Limited as a senior relationship manager, where she advised clients on listed securities and maintained customer relationships. Between 2006 and 2015, Ms. Chi worked as a senior customer service officer at Bank of China (Hong Kong) Limited. Ms. Chi graduated from the Open University of Hong Kong with a bachelor’s degree in business administration. We believe Ms. Chi’s experience in the financial service industry qualifies her as an independent director of Oranco.

Mr. Cha Hwa (Brandson) Chong.    Mr. Chong will serve as an independent director of Oranco, Inc. Mr. Chong has been working as a senior advisor on capital operations at SinoSteel Golden Prosperity Development Limited since September 2019. Mr. Chong has also been holding the position of director of the international financial services center at the Shenzhen Branch of Guangdong Enterprise Management Consulting Association since December 2017. From October 2020 to April 2021, Mr. Chong served as the executive director at Aurum Pacific (China) Group Limited, a company listed on the Hong Kong Stock Exchange. From October 2017 to July 2018, Mr. Chong served as the financial executive director at Aquatic Foods Group PLC, a company listed on the London Stock Exchange. Between August 2010 and November 2011, Mr. Chong served as an independent director of Jintai Mining Group Limited, a company listed on Nasdaq. Mr. Chong has also served as an independent director at several listed companies, including Sino Energy International Holdings Group Limited, China Beidahuang Industry Group Holdings Limited, Boshiwa International Holding Limited, and China Mining Resources Group Limited. We believe Mr. Chong is qualified to serve on Oranco’s board because of his financial background and experience as an independent director of public companies.

Mr. Bin Wang.    Mr. Wang will serve as an independent director of Oranco, Inc. Mr. Wang is the Managing Director of Eon Capital International Ltd, a Hong Kong-incorporated corporate advisory service company since 2007. He also acted as the Chairman and CEO of Alberton Acquisition Corp. (ALAC), a NASDAQ listing company from 2018 to 2020. From 2010 to 2012, he served as an Independent Board Director of Sky Digital Stores Corp. (SKYC), participating in the company’s public listing process. Mr. Wang began his financial career in 1994 with Chemical Bank, as market segment manager for developing the bank’s commercial banking business in the US domestic Asian market. He then served as Vice President and Team Leader of Chase International Financial Services after Chemical Bank’s merger into Chase in 1996 and later combination into JP Morgan Chase in 2000. He continued his service at JP Morgan Chase with a broad range of management responsibilities in the development and growth of the bank’s international business until 2006. Mr. Wang graduated from Northwestern Polytechnic University in 1980, received his M.S. degree in Mechanical Engineering from Xi’an Jiaotong University in 1983 and he obtained his MA in economics from Illinois State University in 1992. Mr. Wang has over 30 years of management experience in financial industry and has provided his financial advisory services to dozens of corporation clients in both U.S. and Asia.

Board Composition

Our business and affairs are managed under the direction of our board of directors. Our board of directors currently has one (1) member. Our amended bylaws provide that our board of directors will consist of a number of directors to be fixed from time to time by the board, but shall not be less than one (1) nor more than nine (9). Immediately following the completion of this offering, we expect that our board of directors will consist of five (5) directors, of which three will be independent under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq (see below). Members of the board of directors will be elected at our annual meeting of stockholders to hold office until their successors have been elected and qualified, subject to prior death, resignation, disqualification, or removal from office.

Controlled Company

We are a “controlled company” as defined under the listing requirements and rules of Nasdaq because Mr. Peng Yang controls more than 50% of our voting rights. For so long as we remain a controlled company under that definition, we are permitted to elect to rely, and will rely, on certain exemptions from corporate governance rules, including:

•        the requirement that a majority of the board of directors consist of independent directors;

•        the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•        the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•        the requirement for an annual performance evaluation of the nominating and corporate governance committee and the compensation committee.

Director Independence

Applicable Nasdaq rules and regulations, or the Nasdaq Listing Rules, require a majority of a listed company’s board of directors to be composed of independent directors within one year of listing. In addition, the Nasdaq Listing Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act of 1934, as amended, or the Exchange Act. The Nasdaq independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees, that neither the director nor any of his family members has engaged in various types of business dealings with us and that the director is not associated with the holders of more than 5% of Oranco’s common stock. In addition, under applicable Nasdaq Listing Rules, a director will only qualify as an “independent director” if, in the opinion of the listed company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our board of directors shall determine that our directors other than Mr. Peng Yang and Mr. Tat Fai (Eric) Chung, representing three of our five directors, are “independent directors” as defined under applicable Nasdaq Listing Rules. In making such determination, our board of directors considered the current and prior relationships that each such director has with our company and all other facts and circumstances that our board of directors deemed relevant in determining his or her independence, including the beneficial ownership of our capital stock by each director and the transactions described in the section titled “Certain Relationships and Related Party Transactions.”

There are no family relationships among any of our directors or executive officers.

Board Committees

Oranco’s board of directors has established an audit committee, compensation committee, and a nominating and corporate governance committee, each of which operates pursuant to a committee charter. Oranco’s board of directors may establish other committees to facilitate the management of its business. The composition and functions of each committee are described below.

Audit Committee

Upon the completion of this offering, Oranco’s audit committee will consist of Mei Chi, Cha Hwa (Brandson) Chong, and Bin Wang, with Cha Hwa (Brandson) Chong serving as chair of the audit committee. Oranco’s board of directors has determined that each of these individuals meets the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, or the Exchange Act, and the applicable listing standards of Nasdaq. Each member of Oranco’s audit committee can read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. Oranco’s board of directors has also determined that Cha Hwa (Brandson) Chong qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the Nasdaq Listing Rules. In arriving at these determinations, the board has examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.

The functions of this committee include, among other things:

•        overseeing the Company’s relationship with the independent auditor;

•        reviewing the adequacy and effectiveness of the Company’s internal control policies and procedures on a regular basis;

•        overseeing the Company’s compliance procedures; and

•        reviewing the Company’s annual and quarterly financial statements.

Oranco’s board of directors has adopted a written charter for our audit committee effective upon consummation of this offering, which will be available on our corporate website at www.orancoinc.com upon consummation of this offering.

Oranco believes that the composition and functioning of our audit committee will comply with all applicable SEC and Nasdaq rules and regulations. Oranco intends to comply with future requirements to the extent they become applicable to Oranco.

Compensation Committee

Upon the completion of this offering, Oranco’s compensation committee will consist of Mei Chi, Cha Hwa (Brandson) Chong, and Bin Wang, with Bin Wang serving as chair of the compensation committee. Each of these individuals is an independent director, as defined in Rule 16b-3 promulgated under the Exchange Act. Oranco’s board of directors has determined that each of these individuals is “independent” as defined under the applicable listing standards of Nasdaq, including the standards specific to members of a compensation committee. The functions of this committee include, among other things:

•        reviewing the Company’s goals and objectives relevant to the executives’ compensation and evaluation the executives; performance of such goals and objectives;

•        reviewing and making recommendations to the board of directors with respect to director compensation;

•        administering the Company’s incentive-compensation plans and equity-based plans; and

•        approving any share option award or any other type of award as may be required for complying with any tax, securities, or other regulatory requirement.

Oranco’s board of directors has adopted a written charter for its compensation committee effective upon consummation of this offering, which will be available on Oranco’s corporate website at www.orancoinc.com upon consummation of this offering.

Oranco believes that the composition and functioning of Oranco’s compensation committee will comply with all applicable SEC and Nasdaq rules and regulations. Oranco intends to comply with future requirements to the extent they become applicable to Oranco.

Nominating and Corporate Governance Committee

Upon the completion of this offering, Oranco’s nominating and corporate governance committee will consist of Mei Chi, Cha Hwa (Brandson) Chong, and Bin Wang, with Mei Chi serving as chair of the nominating and corporate governance committee. Oranco’s board of directors has determined that each of these individuals is “independent” as defined under the applicable listing standards of Nasdaq and SEC rules and regulations. The functions of this committee include, among other things:

•        making recommendations as to the size and composition of the board of directors;

•        recommending desired qualifications and characteristics for board membership and with corresponding attributes;

•        establishing and administering a periodic assessment procedure relating to the performance of the board as a whole and its individual members; and

•        developing and recommending to the board of directors a set of corporate governance principles and practices.

Oranco’s board of directors has adopted a written charter for our nominating and corporate governance committee effective upon consummation of this offering, which will be available on Oranco’s corporate website at www.orancoinc.com upon consummation of this offering.

Oranco believes that the composition and functioning of our nominating and corporate governance committee will comply with all applicable SEC and Nasdaq rules and regulations. Oranco intends to comply with future requirements to the extent they become applicable to Oranco.

Compensation Committee Interlocks and Insider Participation

None of Oranco’s directors who serve as a member of its compensation committee is, or has at any time during the past year been, one of Oranco’s officers or employees. None of Oranco’s executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving on our board of directors or compensation committee.

Code of Business Conduct and Ethics

Effective upon the closing of this offering, Oranco will adopt a Code of Business Conduct and Ethics, or the Code of Ethics, applicable to all of Oranco’s employees, executive officers and directors. This includes Oranco’s principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. Following the closing of this offering, the full text of the Code of Ethics will be available on our website at www.orancoinc.com. Oranco intends to post on Oranco’s website all disclosures that are required by law or the listing standards of the Nasdaq Global Capital Market concerning any amendments to, or waivers from, any provision of the Code of Ethics. Information contained on, or that can be accessed through, Oranco’s website is not incorporated by reference into this prospectus. We have included Oranco’s website in this prospectus solely as an inactive textual reference.

Independent Director Compensation

Prior to this offering, Oranco did not have a formal director compensation policy or pay compensation to any of Oranco’s independent directors. While Oranco did not have a formal director compensation policy, Oranco entered into a director service agreement with each of the independent directors, pursuant to which each of such independent directors’ nomination will become effective upon the completion of this offering. We do reimburse all of Oranco’s independent directors for their reasonable out-of-pocket expenses incurred in attending board of directors and committee meetings, attending functions on Oranco’s behalf and in performance of their duties as directors. No compensation was earned by or paid to Oranco’s independent directors for the fiscal year ended June 30, 2022.

EXECUTIVE COMPENSATION

Except for Mr. Peng Yang and Mr. Tat Fai (Eric) Chung, no current or prior officer or director has received any remuneration or compensation from the Company in the past two fiscal years, nor has any member of the Company’s management been granted any option or stock appreciation right. We do not have any compensatory plans or arrangements, such as payments to any officer in relation to resignation, retirement, or other termination of employment, or any change in control of the Company, or a change in the officer’s responsibilities following a change in control of the Company.

Mr. Peng Yang entered into an employment agreement with Huaxin, one of Oranco’s operating subsidiaries, which has a five-year term commencing on July 1, 2021 and ending on June 30, 2026. Mr. Yang’s monthly base salary is RMB 10,000 (approximately USD 1,400) under the employment agreement. Mr. Yang’s employment agreement with us contains customary terms on noncompetition, non-solicitation and confidentiality terms. Mr. Yang is not entitled to compensation upon termination of his employment with us.

Mr. Chung entered into an employment agreement with Oranco, Inc. on September 18, 2022. Mr. Chung’s monthly base salary is HKD 43,500 (approximately USD 5,500) under his employment agreement. Mr. Chun’s employment agreement contains customary terms, including salary, duties, noncompetition, confidentiality of information, and termination. Oranco, Inc. may terminate the agreement with one month’s prior notice, and Mr. Chung may terminate the agreement with two months’ prior notice. Mr. Chung is not entitled to compensation upon termination of his employment with us.

The foregoing description of the terms of the employment agreements is qualified in its entirety by reference to the provisions of the employment agreements filed as Exhibits 10.3 and 10.4 to the registration statement on Form S-1 to which this prospectus forms a part.

The following summary compensation table sets forth the compensation earned by Oranco’s named executive officers for the fiscal years 2023, 2022 and 2021.

Summary Compensation Table

	Fiscal Year	Salary ($)		Bonus ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Name and Principal Position
Peng Yang	2023	17,228	(1)	—	—	—	17,228
Chief Executive Officer and Chairman of the Board	2022	17,916	(1)	—	—	—	17,916
	2021	18,586	(1)	—	—	—	18,586
Tat Fai (Eric) Chung	2023	62,576	(2)	—	—	—	62,576
Chief Financial Officer and Director Nominee	2022	66,504	(3)	—	—	—	66,504

____________

(1)      Salaries were paid in RMB.

(2)      Salaries were paid in HKD. The US$1.00 to HKD 7.8363 on June 30, 2023, represents the noon buying rate set forth in the H.10 statistical release of the U.S. Federal Reserve Board exchange rate.

(3)      Salaries were paid in HKD. The US$1.00 to HKD 7.8492 on September 19, 2022, represents the noon buying rate set forth in the H.10 statistical release of the U.S. Federal Reserve Board exchange rate.

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of Oranco’s common stock as of May 1, 2023, by (i) each stockholder known by us to be the beneficial owner of more than 5% of Oranco’s common stock (our only class of voting securities), (ii) each of our directors and executive officers, and (iii) all of our directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC and general includes voting or investment power with respect to securities. Shares of common stock subject to options (or other convertible securities) exercisable within 60 days after the date of this prospectus, are deemed to be outstanding and beneficially owned for purposes of computing the percentage ownership of such person but are not treated as outstanding for purposes of computing the percentage ownership of others. To the best of our knowledge, except as otherwise indicated, each of the persons named in the table has sole voting and investment power with respect to the shares of Oranco’s common stock beneficially owned by such person, except to the extent such power may be shared with a spouse. To our knowledge, none of the shares listed below are held under a voting trust or similar agreement, except as noted. To our knowledge, there is no arrangement, including any pledge by any person of securities of the Company or any of its parents, the operation of which may at a subsequent date result in a change in control of the Company.

Directors and Officers	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership after offering
		before offering(1)	After Offering(2)
Peng Yang(3)(4)	9,662,384	76.74%	60.7%
Tat Fai (Eric) Chung(5)		*	*
Mei Chi(6)		*	*
Cha Hwa (Brandson) Chong(7)		*	*
Bin Wang(8)		*	*
All directors and executive officers as a group (5 persons)	9,662,384	76.74%	60.7%
Principal Shareholders Owning 5% or More of Common Stock
Peng Yang(3)(4)	9,662,384	76.74%	60.7%
Million Success Business Limited(9)	1,596,646	12.66%	10.0%

____________

*        Less than 1%

(1)      Percentage is calculated based on 12,584,625 shares of common stock issued and outstanding as of November 27, 2023.

(2)      Based on 14,584,625 shares of common stock issued and outstanding upon completion of this Offering with an assumed offering price of 5.00 per share.

(3)      Includes 1,062,431 shares of common stock held of record by Million Success Business Limited, an entity controlled by Peng Yang, our CEO.

(4)      The address of Mr. Peng Yang is 6470 East Johns Crossing, Suite 160, Johns Creek, GA, 30097.

(5)      The address of Tat Fat (Eric) Chung is Flat A, 6th Floor, Hung Hay Building, 1 Fa Yuen Street, Mongkok, Kowloon, Hong Kong.

(6)      The address of Ms. Mei Chi is Rm 1203, Hiu Ming Court, Hiu Kwong Street, Kwun Tong, Kowloon, Hong Kong.

(7)      The address of Mr. Cha Hwa (Brandson) Chong is Suites 2701-08, 27/F, Shui On Centre, 6-8 Harbour Road, Wan Chai, Hong Kong.

(8)      The address of Mr. Bin Wang is 112 Rico Dr. North, Morganville, New Jersey, 07751.

(9)      The address of Million Success Business Limited is Flat 905, 9/F, Woon Lee Commercial Building, No. 7-9 Austin Avenue, Tsim Sha Tsui, Hong Kong.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Related Persons

Other than the amounts due to Mr. Peng Yang, the Chief Executive Officer and a director of the Company, as described below, we had no other related party transactions during the nine months ended March 31, 2023, fiscal years ended June 30, 2022, 2021 and 2020.

Sure Rich owed US$1,650,000 to Mr. Peng Yang since May 31, 2013. Sure Rich is an investment holding company. The purpose of the loan was to provide sufficient funds for Sure Rich to continue operation. The loan is interest-free, unsecured and repayable on demand.

The loan of US$13,319,891 to Reliant from Mr. Peng Yang was repayable in 15 annual instalments between July 1, 2018 and June 30, 2033. The loan represented the acquisition consideration payable by Reliant for the sale of shares of Sure Rich from Mr. Peng Yang to Reliant. US$1,769,486 in total had been repaid to Mr. Peng Yang in 2019 and 2020. Mr. Peng Yang has not demanded repayment from the Group during the nine months ended March 31, 2023, fiscal years ended June 30, 2022, 2021 and 2020.

The short-term loans due to Mr. Peng Yang are interest-free, unsecured and repayable on demand.

As of the end of the nine months ended March 31, 2023, fiscal years ended June 30, 2022, 2021 and 2020, the outstanding balances of the amount due to Mr. Peng Yang were RMB 106,596,383 (US$15,521,635), RMB 104,038,668 (US$15,532,564), RMB 101,364,852 (US$15,699,417) and RMB 100,407,646 (US$14,211,780), respectively. The movements of the amounts due during the periods solely represent the Company’s expenses paid by Mr. Peng Yang on behalf of the Company. Mr. Peng Yang loaned RMB 2,557,715 (US$368,281), RMB 2,673,816 (US$399,199), RMB 957,206 (US$148,252) and RMB 5,233,064 (US$740,692) to the Company to pay for the Company’s operating expenses for the nine months ended March 31, 2023, fiscal years ended June 30, 2022, 2021 and 2020, respectively. The amounts due to Mr. Peng Yang are interest-free.

DESCRIPTION OF THE SECURITIES

Introduction

The following description of our capital stock and certain provisions of our articles of incorporation and bylaws are summaries and are qualified by reference to the articles of incorporation and the bylaws. Copies of these documents are filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part.

Authorized Capital Stock

As of the date of this prospectus, the Company has authorized 100,000,000 shares of only one class of common stock with a par value of $0.001 per share. Each share of common stock entitles the holder to one non-cumulative vote, in person or proxy, on any matter on which action of the stockholders of the corporation is sought.

Common Stock

As dictated by our articles of incorporation, all shares of common stock have equal rights and privileges with respect to (i) one non-cumulative vote for each share held of record on all matters submitted to a vote of the stockholders; (ii) to participate equally and to receive any and all such dividends as may be declared by the Board of Directors out of funds legally available therefor; and (iii) to participate pro rata in any distribution of assets available for distribution upon liquidation of the Company. Stockholders of the Company have no pre-emptive rights to acquire additional shares of common stock or any other securities. The common stock is not subject to redemption and carries no subscription or conversion rights. All outstanding shares of common stock are fully paid and non-assessable. The articles of incorporation may only be amended by a majority vote of the stockholders holding only not less than 90% of the then issued and outstanding shares of the Company. A quorum of outstanding shares for voting on an amendment to the articles of incorporation shall not be met unless 95% or more of the issued and outstanding shares are present at a properly called and noticed meeting of the Stockholders.

As of November 27, 2023, there were 12,584,625 shares of common stock issued and outstanding.

Nevada Laws Affecting Oranco’s common stock or Corporate Governance

Anti-Takeover Effects of Nevada Law

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes, or NRS, generally prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder for a period of two years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the Board of Directors prior to the date the interested stockholder obtained such status or the combination is approved by the Board of Directors and thereafter is approved at a meeting of the stockholders (and not by written consent) by the affirmative vote of stockholders representing at least 60% of the outstanding voting power held by disinterested stockholders. Further, this prohibition extends beyond the expiration of the two-year period, unless:

•        the combination was approved by the Board of Directors prior to the person becoming an interested stockholder or the transaction by which the person first became an interested stockholder was approved by the Board of Directors before the person became an interested stockholder or the combination is later approved by a majority of the voting power held by disinterested stockholders (which may be by written consent); or

•        the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the two years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher. In each case, the price-per-share calculation is increased for interest from the date of the calculation, and decreased for dividends paid on common shares.

A “combination” is generally defined to include

(a)     Any merger or consolidation with an “interested stockholder”;

(b)    any sale, lease exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having:

(i)     an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation,

(ii)    an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or

(iii)   10% or more of the earning power or net income of the corporation;

(c)     certain other transactions with an interested stockholder or an affiliate or associate of an interested stockholder;

(d)    The issuance or transfer, in one transaction or a series of transactions, of any shares that have an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding voting shares of corporation to an “interested stockholder” (except under the exercise of warrants or rights to purchase shares offered, or a dividend or distribution paid or made, pro rata to all stockholders);

(e)     The adoption of any plan or proposal for the liquidation or dissolution of corporation under any agreement, arrangement or understanding, whether or not in writing, with the “interested stockholder”;

(f)     Any receipt by the “interested stockholder” of the benefit, directly or indirectly (except proportionately as a stockholder of the corporation), of any loan, advance, guarantee, pledge or other financial assistance or any tax credit or other tax advantage provided by or through the corporation; and

(g)    certain other reclassifications, recapitalizations, mergers/consolidations with subsidiaries, or other transactions (whether or not by agreement with the “interested stockholder”) that has the immediate and proximate effect of increasing the proportionate voting shares (including through convertible securities) held by the “interested stockholder”, unless such transaction would otherwise be excluded by clause (d) above.

In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within two years, did own) 10% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our Company even though such a transaction may offer Oranco’s stockholders the opportunity to sell their stock at a price above the prevailing market price.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS apply to “issuing corporations” that are Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and that conduct business directly or indirectly in Nevada. The control share statute prohibits an acquirer, under certain circumstances, from voting its shares of a target corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Generally, once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares only have such voting rights as are approved by a majority of disinterested stockholders. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

A corporation may elect to not be governed by, or “opt out” of, the control share provisions by making an election in its articles of incorporation or bylaws, provided that the opt-out election must be in place on the 10th day following the date an acquiring person has acquired a controlling interest, that is, crossing any of the three thresholds described above. We have not opted out of the control share statutes and will be subject to these statutes if we are an “issuing corporation” as defined in such statutes.

The effect of the Nevada control share statutes is that the acquiring person, and those acting in association with the acquiring person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders at an annual or special meeting. The Nevada control share law, if applicable, could have the effect of discouraging takeovers of our company.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Exchange Listing

We have applied to list Oranco’s common stock on the Nasdaq Capital Market under the symbol “ORNC.” Completion of this offering is conditioned upon the final approval of the Nasdaq listing.

Transfer Agent and Registrar

Our transfer agent and registrar is Issuer Direct Corporation.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, no public market existed for Oranco’s common stock. Future sales of Oranco’s common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of Oranco’s common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

Based on the number of shares outstanding as of November 27, 2023, upon the closing of this offering, 14,584,625 shares of common stock will be outstanding, assuming no outstanding options are exercised. All of the shares of common stock sold in this offering will be freely tradable without restrictions or further registration under the Securities Act, except for any shares sold to our “affiliates,” as that term is defined under Rule 144 under the Securities Act. The remaining 12,584,625 shares of common stock, held by existing stockholders are “restricted securities,” as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if their resale qualifies for exemption from registration described below under Rule 144 promulgated under the Securities Act or another available exemption.

As a result of the lock-up agreements described below and the provisions of Rule 144 under the Securities Act, the shares of common stock that will be deemed restricted securities after this offering will be available for sale in the public market as follows:

•        none of the existing restricted shares will be eligible for immediate sale upon the completion of this offering; and

•        12,584,625 restricted shares will be eligible for sale in the public market upon expiration of lock-up agreements 6 months after the closing of this offering, subject in certain circumstances to the volume, manner of sale and other limitations under Rule 144 under the Securities Act, which are summarized below.

Lock-up Agreements

We have agreed that (i) our directors, officers and holders of more than 5% of the Company’s outstanding shares and (ii) each of the Company and any successors of the Company, for a period of six months from the effective date of this Registration Statement, will not (a) offer, sell, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company, or (b) file or cause to be filed any registration statement with the SEC relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company. After the expiration of the six-month period, the shares of common stock held by our directors, executive officers and our shareholders of 5% or more of our shares of common stock may be sold subject to the restrictions under Rule 144 under the Securities Act or by means of registered public offerings.

Rule 144

Some of Oranco’s stockholders will be forced to hold their shares of Oranco’s common stock for at least a six-month period before they are eligible to sell those shares, and even after that six-month period, sales may not be made under Rule 144 promulgated under the Securities Act unless we and such stockholders are in compliance with other requirements of Rule 144.

In general, Rule 144 provides that (i) any of our non-affiliates that has held restricted common stock for at least six months is thereafter entitled to sell its restricted stock freely and without restriction, provided that we remain compliant and current with our SEC reporting obligations, and (ii) any of our affiliates, which includes our directors, executive officers and other person in control of us, that has held restricted common stock for at least six months is thereafter entitled to sell its restricted stock subject to the following restrictions: (a) we are compliant and current with our SEC reporting obligations, (b) certain manner of sale provisions are satisfied, (c) a Form 144 is filed with the SEC, and (d) certain volume limitations are satisfied, which limit the sale of shares within any three-month period to a number of shares that does not exceed the greater of 1% of the total number of outstanding shares or the average weekly trading volume on the Nasdaq Capital Market for the four (4) weeks preceding the filing of a notice of

Form 144. A person who has ceased to be an affiliate at least three months immediately preceding the sale and who has owned such shares of common stock for at least one year is entitled to sell the shares under Rule 144 without regard to any of the limitations described above.

In general, non-affiliate persons who have beneficially owned restricted shares of Oranco’s common stock for at least six months, and any affiliate of the company who owns either restricted or unrestricted shares of Oranco’s common stock, are entitled to sell their securities without registration with the SEC under an exemption from registration provided by Rule 144 under the Securities Act.

Non-Affiliates

Any person who is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale may sell an unlimited number of restricted securities under Rule 144 if:

•        the restricted securities have been held for at least six months, including the holding period of any prior owner other than one of our affiliates (subject to certain exceptions);

•        we have been subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale; and

•        we are current in our Exchange Act reporting at the time of sale.

Any person who is not deemed to have been an affiliate of ours at the time of, or at any time during the three months preceding, a sale and has held the restricted securities for at least one year, including the holding period of any prior owner other than one of our affiliates, will be entitled to sell an unlimited number of restricted securities without regard to the length of time we have been subject to Exchange Act periodic reporting or whether we are current in our Exchange Act reporting. Non-affiliate resales are not subject to the manner of sale, volume limitation or notice filing provisions of Rule 144.

Affiliates

Persons seeking to sell restricted securities who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to the restrictions described above. They are also subject to additional restrictions, by which such person would be required to comply with the manner of sale and notice provisions of Rule 144 and would be entitled to sell within any three-month period only that number of securities that does not exceed the greater of either of the following:

•        1% of the number of shares of Oranco’s common stock then outstanding, which will equal approximately 145,846 shares immediately after the completion of this offering, based on 12,584,625 shares currently issued and outstanding at an assumed offering price of $5.00 per share; or

•        the average weekly trading volume of Oranco’s common stock on the stock exchange on which our shares are listed during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Additionally, persons who are our affiliates at the time of, or any time during the three months preceding, a sale may sell unrestricted securities under the requirements of Rule 144 described above, without regard to the six-month holding period of Rule 144, which does not apply to sales of unrestricted securities.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-US HOLDERS

The following discussion is a summary of the material US federal income tax consequences to Non-US Holders (as defined below) of the purchase, ownership, and disposition of Oranco’s common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other US federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-US tax laws are not discussed. This discussion is based on the US Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the US Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-US Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership, and disposition of Oranco’s common stock.

This discussion is limited to Non-US Holders that hold Oranco’s common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all US federal income tax consequences relevant to a Non-US Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. In addition, it does not address consequences relevant to Non-US Holders subject to special rules, including, without limitation:

•        US expatriates and former citizens or long-term residents of the United States;

•        persons holding Oranco’s common stock as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•        banks, insurance companies, and other financial institutions;

•        brokers, dealers, or traders in securities;

•        “controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid US federal income tax;

•        partnerships or other entities or arrangements treated as partnerships for US federal income tax purposes (and investors therein);

•        tax-exempt organizations or governmental organizations;

•        persons deemed to sell Oranco’s common stock under the constructive sale provisions of the Code;

•        persons who hold or receive Oranco’s common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•        tax-qualified retirement plans; and

•        “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If an entity treated as a partnership for US federal income tax purposes holds Oranco’s common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships holding Oranco’s common stock and the partners in such partnerships should consult their tax advisors regarding the US federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE US FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF ORANCO’S COMMON STOCK ARISING UNDER THE US FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-US TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-US Holder

For purposes of this discussion, a “Non-US Holder” is any beneficial owner of Oranco’s common stock that is neither a “US person” nor an entity treated as a partnership for US federal income tax purposes. A US person is any person that, for US federal income tax purposes, is or is treated as any of the following:

•        an individual who is a citizen or resident of the United States;

•        a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•        an estate, the income of which is subject to US federal income tax regardless of its source; or

•        a trust that (1) is subject to the primary supervision of a US court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for US federal income tax purposes.

Distributions

As described in the section titled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of Oranco’s common stock in the foreseeable future. However, if we do make distributions of cash or property on Oranco’s common stock, such distributions will constitute dividends for US federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under US federal income tax principles. Amounts not treated as dividends for US federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-US Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “— Sale or Other Taxable Disposition.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-US Holder will be subject to US federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-US Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-US Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-US Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-US Holder are effectively connected with the Non-US Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-US Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-US Holder will be exempt from the US federal withholding tax described above. To claim the exemption, the Non-US Holder must furnish to the applicable withholding agent a valid IRS Document

Form W-8ECI, certifying that the dividends are effectively connected with the Non-US Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to US federal income tax on a net income basis at the regular rates. A Non-US Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-US Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

A Non-US Holder will not be subject to US federal income tax on any gain realized upon the sale or other taxable disposition of Oranco’s common stock unless:

•        the gain is effectively connected with the Non-US Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-US Holder maintains a permanent establishment in the United States to which such gain is attributable);

•        the Non-US Holder is a non-resident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•        Oranco’s common stock constitutes a US real property interest (USRPI) by reason of our status as a US real property holding corporation (USRPHC) for US federal income tax purposes.

Gain described in the first bullet point above generally will be subject to US federal income tax on a net income basis at the regular rates. A Non-US Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A Non-US Holder described in the second bullet point above will be subject to US federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of Oranco’s common stock, which may be offset by US source capital losses of the Non-US Holder (even though the individual is not considered a resident of the United States), provided the Non-US Holder has timely filed US federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-US real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition of Oranco’s common stock by a Non-US Holder will not be subject to US federal income tax if Oranco’s common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market and such Non-US Holder owned, actually and constructively, 5% or less of Oranco’s common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-US Holder’s holding period.

Non-US Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on Oranco’s common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-US status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on Oranco’s common stock paid to the Non-US Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of Oranco’s common stock within the United States or conducted through certain US-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption. Proceeds of a disposition of Oranco’s common stock conducted through a non-US office of a non-US broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-US Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-US Holder’s US federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act (FATCA)) on certain types of payments made to non-US financial institutions and certain other non-US entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, Oranco’s common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the US Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on Oranco’s common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in Oranco’s common stock.

UNDERWRITING

US Tiger Securities, Inc. (“USTS,” or the “Representative”) is acting as the lead, managing or co-managing underwriter, and representative of the underwriters of the offering of the shares of common stock described in this prospectus. Oranco will enter into an underwriting agreement with the Representative. Subject to the terms and conditions of the underwriting agreement, Oranco agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares of Common Stock
US Tiger Securities, Inc.
Total

The underwriters are committed to purchase all the shares of common stock offered by us. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

The underwriters are offering the shares of common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters propose to offer the shares of common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at such price less a concession not in excess of US$           per share of common stock. After the initial offering of the shares of common stock to the public, if all of the shares of common stock are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms.

Some of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. All sales of shares of common stock in the United States will be made by broker-dealers registered with the SEC. Sales of any shares of common stock made outside of the United States may be made by affiliates of the underwriters.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and to contribute to payments the underwriters may be required to make in respect thereof.

Discounts, Commissions and Expenses

Under the underwriting agreement, we will pay our underwriter fees and commissions equal to 7.0% of the gross proceeds raised in the offering and a non-accountable expense allowance equal to 1.0% of the gross proceeds. In addition to the cash commission, we will also reimburse the underwriter for the full amount of its reasonable out-of-pocket expenses, including its legal and travel expenses in an amount not to exceed $250,000. As the date of this prospectus, we have paid an advance of $[        ] to the underwriter to be applied to the underwriter’s anticipated out-of-pocket expenses. Such advance payments will be returned to us to the extent such out-of-pocket expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A).

We have agreed to pay expenses relating to the offering, including, but not limited to, (i) all filing fees and communication expenses relating to the registration of the shares to be sold in this offering with the SEC, the filing of the offering materials with FINRA, and the listing of such shares on the Nasdaq Capital Market or such other exchanges as the Company and USTS together determine; (ii) translation costs for due diligence purposes; (iii) all fees, expenses and disbursements relating to the registration, qualification or exemption of such shares under the securities laws of Hong Kong and the PRC if requested by USTS, and such other foreign jurisdictions in Asia as USTS may reasonably designate (including, without limitation, all filing and registration fees, and the reasonable fees and disbursements of underwriter’s counsel); (iv) the costs of all mailing and printing of the underwriting documents, registration statements, prospectuses and all amendments, supplements and exhibits thereto and as many preliminary and final prospectuses as the Representative may reasonably deem necessary; (v) the costs of preparing, printing and delivering certificates representing the shares and the fees and expenses of the transfer agent for such shares; (vi) the reasonable cost for road show meetings and preparation of a power point presentation; (vii) the costs and expenses of a public relations firm experienced in assisting issuers in public offerings; (viii) stock transfer and/or stamp taxes, if any, payable upon the transfer of the securities from the Company to USTS; (ix) the costs associated with post-closing advertising the offering in the national editions of the Wall Street Journal and New York Times; (x) the one-time costs associated with bound volumes of the public offering materials as well as commemorative mementos and lucite tombstones, each of which the Company or its designee will provide within a reasonable time after the Closing in such quantities as USTS may reasonably request; (xi) the fees and expenses of the Company’s accountants; (xii) the fees and expenses of the Company’s legal counsel and other agents and representatives; (xiii) the fees and expenses of the transfer agent for the common stock; (xiv) up to $250,000 to cover USTS’ accountable expenses for the Offering, including reasonable, out-of-pocket expenses (including, but not limited to, travel, communication, due diligence and background checks of the Company, Company’s officers and directors, and third party and legal counsel expenses, etc.) in connection with the performance of its service hereunder, regardless of whether a closing of this offering occurs.

The following table shows the per share and total public offering price, and underwriting discounts to be paid by us, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to additional 300,000 shares of common stock.

	Per Share of Common Stock	Total Without Exercise of Over-Allotment Option	Total With Full Exercise of Over-Allotment Option
Public offering price	US$ 5.00	US$ 10,000,000	US$ 11,500,000
Underwriting discounts	US$ 0.35	US$ 700,000	US$ 805,000
Proceeds, before expenses, to us	US$ 4.65	US$ 9,300,000	US$ 10,695,000

Representative’s Warrants

Upon the closing of this offering, we have agreed to issue to the Representative or its designees warrants to purchase a number of shares of common stock equal to 4.0% of the total number of shares of common stock sold by us in this offering, including shares of common stock (if any) sold upon the exercise of the option to purchase additional shares of common stock. The exercise price of the Representative’s Warrants is equal to 120% of the offering price of the shares of common stock offered in this offering. The Representative’s Warrants will be exercisable for a period of three years after the date of commencement of sales of this offering. The Representative’s Warrants and the underlying shares of common stock have been deemed compensation by FINRA and are therefore subject to FINRA Rule 5110(e)(1). In accordance with FINRA Rule 5110(e)(1), and except as otherwise permitted by FINRA rules, neither the Representative’s Warrants nor any of our shares of common stock issued upon exercise of the Representative’s Warrants may be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities by any person, for a period of 180 days beginning on the date of commencement of sales of this offering. The Representative’s Warrants and the shares of common stock issuable upon exercise thereof are registered on the registration statement of which this prospectus forms a part.

Right of Participation

We will grant to USTS the right to participate as an investment banker, joint book-runner and/or joint placement agent, for every future public and private equity and/or debt offering, including all equity-linked financings during such twelve (12) months period following the closing of this offering, for us or any successor to or any subsidiary of us, on terms customary to USTS.

Escrow Account

We will establish and maintain an SEC compliant offering deposit or escrow account with the financial institution as designated by the Representative and us, and we will deposit into the designated account an amount of Five Hundred Thousand dollars ($500,000) (the “Escrow Amount”) in order to provide source of funding for certain indemnification obligations of us to the underwriters and other indemnified persons as described in the registration statement and the underwriting agreement to be entered into between the Representative and us. The Escrow Amount will be held at the designated account for six (6) months after the closing of this offering, during which period we may use the Escrow Amount for low-risk investment (e.g. bonds, mutual funds, money market funds, etc.) at its discretion, subject to certain terms and conditions.

Lock-Up Agreements

We have agreed not to, for a period of six (6) months from the effective date of this Registration Statement, (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant or modify the terms of any option, right, or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or other shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of common stock or other shares of capital stock of the Company; (ii) file or cause to be filed any registration statement with the Securities and Exchange Commission relating to the offering of any shares of common stock or other shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of common stock or other shares of capital stock of the Company (other than pursuant to a registration statement on Form S-8 for employee benefit plans); or (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of common stock or other capital stock of the Company, whether any such transaction described in clause (i), (ii) or (iii) above is to be settled by delivery of shares of common stock, other shares of capital stock of the Company or such other securities, in cash or otherwise.

All of our directors and executive officers have agreed that, subject to certain exceptions, not to, without the prior written consent of the Representative, and each of our beneficial owners of non-affiliated 5% or greater of our outstanding shares of common stock, for a period of six (6) months from the effective date of this Registration Statement: (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock of the Company or any securities convertible into or exercisable or exchangeable for or represent the right to receive shares of common stock, whether now beneficially owned (as such term is used in Rule 13d-3 of the Exchange Act) or hereafter acquired by the lock-up parties (collectively, the “Lock-Up Securities”); (ii) enter into a transaction which would have the same effect, or any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in clause (i) above or this clause (ii) is to be settled by delivery of shares of common stock or such other securities, in cash or otherwise; (iii) make any written demand for or exercise any right with respect to the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for shares of common stock; or (iv) publicly disclose the intention to do any of the foregoing.

Indemnification

We have agreed to indemnify the Representative against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments that the Representative may be required to make for these liabilities.

Stamp Taxes

If you purchase shares of common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Price Stabilization, Short Positions, and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the price of our shares of common stock. Specifically, the underwriters may sell more shares of common stock than it is obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares of common stock available for purchase by the underwriters under option to purchase additional shares of common stock. The underwriters can close out a covered short sale by exercising the option to purchase additional shares of common stock or purchasing shares of common stock in the open market. In determining the source of shares of common stock to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares of common stock compared to the price available under the option to purchase additional shares of common stock. The underwriters may also sell shares of common stock in excess of the option to purchase additional shares of common stock, creating a naked short position. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of common stock in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing our shares of common stock in this offering because such underwriter repurchases those shares of common stock in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, our shares of common stock in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our shares of common stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on the Nasdaq Capital Market, in the over-the-counter market, or otherwise.

Passive Market Making

In connection with this offering, the underwriters may engage in passive market making transactions in our shares of common stock on the Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares of common stock and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Determination of Offering Price

Prior to this offering, there has been no public market for our securities. The public offering price of the shares we are offering was determined by us in consultation with the underwriters based on discussion with potential investors in light of the history and prospects of our company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, market valuations of other companies that we and the Underwriter believe to be comparable to us, estimates of our business potential, the public stock price for similar companies, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or on the websites or through online services maintained by the underwriter or its affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriter may agree with us to allocate a specific number of shares of common stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriter’s websites and any information contained in any other website maintained by the underwriter is not part of this prospectus, has not been approved and/or endorsed by us or the underwriter and should not be relied upon by investors.

The Representative has informed us that it does not expect to confirm sales of shares of common stock offered by this prospectus to accounts over which they exercise discretionary authority.

Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in, and may in the future engage in, various activities, which may include securities trading, investment banking and other commercial dealings, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter and certain of its affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses. In addition, from time to time, the underwriter and its affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

In the ordinary course of their various business activities, the underwriter and certain of its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the underwriter or its affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriter and its affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the shares of common stock offered hereby. Any such short positions could adversely affect future trading prices of the shares of common stock offered hereby. The underwriter and certain of its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Application for NASDAQ Market Listing

We have applied for a conditional approval letter to have our common stock approved for listing/quotations on the Nasdaq Capital Market under the symbol “ORNC.” We will not launch this offering without a listing approval letter from the Nasdaq Capital Market. Our receipt of a listing approval letter is not the same as an actual listing on the Nasdaq Capital Market. The listing approval letter is conditioned upon certain conditions. There is no guarantee that our shares of common stock will be approved for listing by Nasdaq.

If our common stock is listed on the Nasdaq Capital Market, we will be subject to continued listing requirements and corporate governance standards. We expect these new rules and regulations to significantly increase our legal, accounting and financial compliance costs.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (CA2001) has not been, and will not be, lodged with the Australian Securities and Investments Commission, as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act. It does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the

Corporations Act and applicable regulations) in Australia and may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act as set out below. Accordingly, if you receive this prospectus in Australia:

The shares of common stock may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares of common stock may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares of common stock may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares of common stock, you represent and warrant to us that you are an Exempt Investor. To the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this prospectus is void and incapable of acceptance.

A.     By applying for shares of common stock, you confirm and warrant that you are either:

•        a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

•        a “sophisticated investor” under section 708(8)(c)(i) or (d) of the Corporations Act and that you have provided an accountant’s certificate to the Company which complies with the requirements of section 708(8)I(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

•        a person associated with the Company under Section 708(12) of the Corporations Act; or

•        a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act.

B.      As any offer of shares of common stock under this prospectus will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares of common stock, you warrant and agree that you will not offer any of the securities issued to you pursuant to this prospectus for resale in Australia within 12 months of those securities being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Bermuda

The shares of common stock may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda (section 3(i)) which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.

British Virgin Islands

The shares of common stock are not being, and may not be offered to the public or to any person in the British Virgin Islands for purchase or subscription by or on behalf of the Company. The shares of common stock may be offered to companies incorporated under the BVI Business Companies Act, 2004 (British Virgin Islands), but only where the offer will be made to, and received by, the relevant BVI company entirely outside of the British Virgin Islands.

Canada

The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus and Registration Exemptions or subsection 73.3(2) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to Part 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, Part 3A.4) of National Instrument (“NI”) 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Cayman Islands

This prospectus does not constitute a public offer of the shares of common stock, whether by way of sale or subscription, in the Cayman Islands. Each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of common stock to the public in the Cayman Islands.

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, or each referred as a “Relevant Member State,” an offer to the public of the shares of common stock which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any shares of common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

For the purposes of this provision, the expression an “offer shares of common stock to the public” in relation to the shares of common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe to the shares of common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

•        to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

•        to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriter or the underwriter nominated by us for any such offer; or

•        in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of common stock shall require us or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive, and each person who initially acquires any shares of common stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the underwriter and us that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any shares of common stock being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares of common stock to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

Hong Kong

No shares of common stock have been offered or sold, and no securities may be offered or sold, in Hong Kong, by means of any document, other than to a “professional investor” as defined in the Securities and Futures Ordinance Rules (Cap. 571D) of Hong Kong, or the SFO, and any rules made under that Ordinance; or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong, or the CEO, or which do not constitute an offer or invitation to the public for the purpose of the CEO and the SFO. No document, invitation or advertisement relating to the securities has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the content of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.

This prospectus has not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus may not be issued, circulated or distributed in Hong Kong, and the securities may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the securities will be required, and is deemed by the acquisition of the securities, to confirm that he is aware of the restriction on offers of the securities described in this prospectus and the relevant offering documents and that he is not acquiring, and has not been offered any securities in circumstances that contravene any such restrictions.

Japan

The offering has not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948 of Japan, as amended), or FIEL, and the Initial Purchaser will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Kuwait

Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the shares of common stock, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

Malaysia

No prospectus or other offering material or document in connection with the offer and sale of the shares of common stock has been or will be registered with the Securities Commission of Malaysia, or the Commission, for the Commission’s approval pursuant to the Capital Markets and Services Act 2007, Act 671. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock may not be circulated or distributed, nor may the shares of common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services License; (iii) a person who acquires the shares of common stock, as principal, if the offer is on terms that the shares of common stock may only be acquired at a consideration of not less than RM 250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM 300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM 400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM 10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM 10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in each of the preceding categories (i) to (xi), the distribution of the shares of common stock is made by a holder of a Capital Markets Services License who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

People’s Republic of China

This prospectus may not be circulated or distributed in the PRC and the shares of common stock may not be offered or sold, and will not be offered or sold to any person for re-offering or resale directly or indirectly to any resident of the PRC or for the benefit of, legal or natural persons of the PRC except pursuant to applicable laws and regulations of the PRC. Further, no legal or natural persons of the PRC may directly or indirectly purchase any of the shares of common stock or any beneficial interest therein without obtaining all prior PRC governmental approvals that are required, whether statutorily or otherwise. Persons who come into possession of this prospectus are required by the issuer and its representatives to observe these restrictions. For the purpose of this paragraph, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Korea

The shares of common stock have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder, or the FSCMA, and the shares of common stock have been and will be offered in Korea as a private placement under the FSCMA. None of the shares of common stock may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder, or the FETL. The shares of common stock have not been listed on any of securities exchanges in the world including, without limitation, the Korea Exchange in Korea. Furthermore, the purchaser of the shares of common stock shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the shares of common stock. By the purchase of the shares of common stock, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the shares of common stock pursuant to the applicable laws and regulations of Korea.

Qatar

In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person’s request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Centre Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need-to-know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

Saudi Arabia

This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority pursuant to resolution number 2-11-2004 dated 4 October 2004 as amended by resolution number 1-28-2008, as amended. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

South Africa

Due to restrictions under the securities laws of South Africa, the shares of common stock are not offered, and the offer shall not be transferred, sold, renounced or delivered, in South Africa or to a person with an address in South Africa, unless one or other of the following exemptions applies:

•        the offer, transfer, sale, renunciation or delivery is to: (a) persons whose ordinary business is to deal in securities, as principal or agent; (b) the South African Public Investment Corporation; (c) persons or entities regulated by the Reserve Bank of South Africa; (d) authorized financial service providers under South African law; (e) financial institutions recognized as such under South African law; (f) a wholly-owned subsidiary of any person or entity contemplated in (c), (d) or (e), acting as agent in the capacity of an authorized portfolio manager for a pension fund or collective investment scheme (in each case duly registered as such under South African law); or (g) any combination of the person in (a) to (f); or

•        the total contemplated acquisition cost of the securities, for any single addressee acting as principal is equal to or greater than ZAR1,000,000.

No “offer to the public” (as such term is defined in the South African Companies Act, No. 71 of 2008 (as amended by Companies Act 3 of 2011 and subsequent Act 19 of 2012) in South Africa is being made in connection with the issue of the shares of common stock. Accordingly, this prospectus does not, nor is it intended to, constitute a “registered prospectus” (as that term is defined in the South African Companies Act) prepared and registered under the South African Companies Act and has not been approved by, and/or filed with, the South African Companies and Intellectual Property Commission or any other regulatory authority in South Africa. Any issue or offering of the shares of common stock in South Africa constitutes an offer of the shares of common stock in South Africa for subscription or sale in South Africa only to persons who fall within the exemption from “offers that are not offers to the public” set out in section 96(1)(a) of the South African Companies Act. Accordingly, this prospectus must not be acted on or relied on by persons in South Africa who do not fall within section 96(1)(a) of the South African Companies Act (such persons being referred to as SA Relevant Persons). Any investment or investment activity to which this prospectus relates is available in South Africa only to SA Relevant Persons and will be engaged in South Africa only with SA Relevant Persons.

Singapore

This prospectus has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock may not be circulated or distributed, nor may the shares of common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(2), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the shares of common stock are subscribed or purchased under Section 275 of the SFA by a relevant person, which is: a corporation (which is not an accredited investor (as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of common stock pursuant to an offer made under Section 275 of the SFA except:

•        to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

•        where no consideration is or will be given for the transfer;

•        where the transfer is by operation of law;

•        as specified in Section 276(7) of the SFA; or

•        as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or the SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under Art. 652a or Art. 653(d)(e)(f) of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to the offering, the Company or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or the CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of securities.

Taiwan

The shares of common stock have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the shares of common stock in Taiwan.

United Arab Emirates

This prospectus is not intended to constitute an offer, sale or delivery of shares of common stock or other securities under the laws of the United Arab Emirates, or the UAE. The shares of common stock have not been and will not be registered under Federal Law No. 4 of 2000 Concerning the Emirates Securities and Commodities Authority and the Emirates Security and Commodity Exchange, or with the UAE Central Bank, the Dubai Financial Market, the Abu Dhabi Securities Market or with any other UAE exchange.

The offering, the shares of common stock and interests therein have not been approved or licensed by the UAE Central Bank or any other relevant licensing authorities in the UAE, and do not constitute a public offer of securities in the UAE in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended) or otherwise.

In relation to its use in the UAE, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the shares of common stock may not be offered or sold directly or indirectly to the public in the UAE.

United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order and other persons to whom it may lawfully be communicated (each such person being referred to as a “relevant person”).

This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus or any of its contents.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus and certain legal matters as to Nevada law will be passed upon for our company by Flangas Law Group. Certain legal matters as to PRC law will be passed upon for us by Beijing Zhonglun W&D Taiyuan Law Firm. Jun He Law Offices LLC is acting as United States counsel in connection with the registration of Oranco’s securities under the Securities Act. The Underwriter is being represented by Greenberg Traurig, LLP with respect to certain legal matters as to United States federal securities and New York State law. Certain legal matters as to PRC law will be passed upon for the underwriter by AllBright Law Offices (Fuzhou).

EXPERTS

The consolidated financial statements for each of the years ended June 30, 2022 and 2021, as set forth in this prospectus and elsewhere in the registration statement have been so included in reliance on the report of PKF Littlejohn LLP, an independent registered public accounting firm, given on their authority as experts in accounting and auditing. The current address of PKF Littlejohn LLP is 15 Westferry Circus, Canary Wharf, London, E14 4HD.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus, as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock, was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 (No. 333-270702) under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and Oranco’s common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document is not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement is this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. You may read and copy the registration statement, the related exhibits and other material we file with the SEC at the SEC’s public reference room in Washington, D.C. at 100 F Street, Room 1580, N.E., Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

Upon completion of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with this law, will be required to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available on the website of the SEC referred to above. We also maintain a website at www.orancoinc.com. Our website and the information contained on, or that can be accessed through, our website is not deemed to be incorporated by reference in, and is not considered part of, this prospectus. You should not rely on any such information in making your decision whether to purchase Oranco’s common stock.

We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law.

ORANCO, INC.
INDEX TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Oranco Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Oranco Inc. (a Nevada corporation) and subsidiaries (the “Company”) as of June 30, 2022 and 2021, the related consolidated statements of comprehensive income, shareholders’ equity and cash flows for each of the two years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2022 and 2021, and the results of its operations and its cash flows for each of the two years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PKF Littlejohn LLP

London, United Kingdom

May 1, 2023, except for the effects of the adjustments to retrospectively apply the change in presentation for the June 2023 share reverse split described in Notes 13 and 21, as to which the date is July 7, 2023

PCAOB ID No.: 2814

We have served as the Company’s auditor since 2018.

ORANCO, INC.
CONSOLIDATED BALANCE SHEETS

	June 30, 2022	June 30, 2021
	US$	US$
ASSETS
Current assets
Cash and cash equivalents	8,994,340	20,314,035
Inventories	11,046,837	1,916,573
Accounts receivable	4,430,883	4,565,305
Other current assets	318,319	112,865
Prepayments	7,091,645	4,307,852
Prepaid land lease and other leases	91,023	94,427
Total current assets	31,973,047	31,311,057

Non-current assets
Investment	149,296	154,880
Property, plant and equipment	365,054	411,531
Prepaid land lease and other leases	1,127,788	1,264,399
Total non-current assets	1,642,138	1,830,810
Total assets	33,615,185	33,141,867

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	108,561	112,621
Accrued expenses and other current liabilities	667,925	885,583
Contract liabilities	—	57,147
Amount due to Director	3,322,862	3,033,028
Current tax liabilities	163,976	514,834
Total current liabilities	4,263,324	4,603,213
Non-current liabilities
Amount due to Director	12,209,702	12,666,389
Total liabilities	16,473,026	17,269,602

Shareholders’ equity
Number of authorized shares with par value US$0.001 (Note (i))	10,000,000	10,000,000
Number of issued shares with par value US$0.001 (Note (i))	8,389,750	8,389,750

Equity
Share capital	39,139	39,139
Additional paid-in capital	377,538	377,538
Accumulated and other comprehensive income	155,037	798,853
Retained earnings	16,570,445	14,656,735
Total shareholders’ equity	17,142,159	15,872,265
Total liabilities and shareholders’ equity	33,615,185	33,141,867

____________

Note:

(i)      Giving retroactive effect to the Reverse Split as detailed in note 13 to the consolidated financial statements.

The accompanying notes are an integral part of the consolidated financial statements.

ORANCO, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended June 30, 2022	Year Ended June 30, 2021
	US$	US$
Revenues	15,945,418	15,191,866
Cost of sales	7,671,428	5,299,465
Selling and distribution expenses	3,768,329	879,083
Administrative expenses	1,224,720	1,442,203
Income from operations	3,280,941	7,571,115

Other income	40,775	44,763
Income before income taxes	3,321,716	7,615,878
Income taxes	1,408,006	2,507,617
Net income	1,913,710	5,108,261

Other comprehensive income:
Net change in foreign currency translation adjustment	(643,816)	1,046,451
Total comprehensive income	1,269,894	6,154,712
Earnings per share:
Basic and diluted earnings per share (Note (i))	0.23	0.61

____________

Note:

(i)      Giving retroactive effect to the Reverse Split as detailed in note 13 to the consolidated financial statements.

The accompanying notes are an integral part of the consolidated financial statements.

ORANCO, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Number of shares (Note (i))	Share capital (US$)	Additional paid-in capital (US$)	Accumulated and other comprehensive income (US$)	Retained earnings (US$)	Total shareholders’ equity (US$)
Balance at June 30, 2020	8,389,750	39,139	377,538	(247,598)	9,548,474	9,717,553
Other comprehensive income	—	—	—	1,046,451	—	1,046,451
Net income	—	—	—	—	5,108,261	5,108,261
Total comprehensive income for the year	—	—	—	1,046,451	5,108,261	6,154,712
Balance at June 30, 2021	8,389,750	39,139	377,538	798,853	14,656,735	15,872,265
Other comprehensive income	—	—	—	(643,816)	—	(643,816)
Net income	—	—	—	—	1,913,710	1,913,710
Total comprehensive income for the year	—	—	—	(643,816)	1,913,710	1,269,894
Balance at June 30, 2022	8,389,750	39,139	377,538	155,037	16,570,445	17,142,159

____________

Note:

(i)      Giving retroactive effect to the Reverse Split as detailed in note 13 to the consolidated financial statements.

The accompanying notes are an integral part of the consolidated financial statements.

ORANCO, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended June 30, 2022	Year Ended June 30, 2021
	US$	US$
Operating activities
Net income	1,913,710	5,108,261
Adjustments:
Depreciation and amortization	127,426	127,330
Interest income	(40,775)	(44,763)
Changes in assets and liabilities, net of effects of acquisitions:
Inventories	(9,199,366)	55,978
Accounts receivable	(30,180)	18,242
Other current assets	(209,523)	(4,053)
Prepayments	(2,939,113)	1,135,345
Accounts payable	—	9,246
Accrued expenses and other current liabilities	(240,815)	46,437
Current tax liabilities	(332,296)	52,754
Amount due to Director	399,190	148,252
Cash (used in)/generated from operating activities	(10,551,742)	6,653,029

Financing activities
Interest received	40,775	44,763
Cash generated from financing activities	40,775	44,763

Effect of movements in exchange rate on cash held	(808,728)	1,295,083
(Decrease)/increase in cash and cash equivalents	(11,319,695)	7,992,875
Cash and cash equivalents, beginning of the year	20,314,035	12,321,160
Cash and cash equivalents, end of the year	8,994,340	20,314,035

Supplemental disclosure of cash flows information
Cash paid during the year for interest	—	—
Cash paid during the year for income taxes	1,759,791	2,460,187

The accompanying notes are an integral part of the consolidated financial statements.

ORANCO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$, unless otherwise stated)

1.      SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

(a)     Description of business

Oranco, Inc. (the “Company”) was incorporated under the laws of the State of Nevada on June 16, 1977. The Company and its subsidiaries (the “Group”) are principally engaged in marketing and wholesale of own-brand spirits and wine in the People’s Republic of China (the “PRC”).

Details of the subsidiaries are set out in note 19 set forth below.

(b)    Basis of presentation and principals of consolidation

The Consolidated Financial Statements include the financial statements of Oranco, Inc. and its subsidiaries.

Subsidiaries are all entities over which the Group has control. The Group controls an entity when the Group is exposed to or has rights to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are de-consolidated from the date that control ceases.

The accompanying consolidated financial statements have been prepared in accordance with the U.S. generally accepted accounting principles or GAAP. The Group operates in one reportable segment and solely within the PRC. Accordingly, no segment or geographic information has been presented.

Use of Estimates

The preparation of these Consolidated Financial Statements requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets and liabilities, income and expenses. Actual results may differ from those estimates. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised and in any future periods affected. Areas requiring a significant degree of estimation include useful lives of property, plant and equipment, allowance for doubtful debts, provision for obsolete inventories and fair value of investment.

(c)     Financial instruments

Financial instruments of the Group primarily consist of cash and cash equivalents, accounts receivable, other current assets, accounts payable, accrued expenses and other current liabilities and amount due to Director. The carrying values of the Group’s financial instruments approximate their fair values, principally because of the short-term maturity of these instruments or their terms.

The Group has no derivative financial instruments.

(d)    Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and highly liquid investments which are unrestricted as to withdrawal or use, and which have maturities of three months or less when purchased.

(e)     Revenue recognition

Our revenue consists primarily of the sale of own-brand products, wine, and co-branded products with Fenjiu Liquor in the PRC. Sales of products are for cash or otherwise agreed-upon credit terms. Our payment terms vary by location and customer. Our customers consist primarily of wholesale distributors. Our revenue generating activities have a single performance obligation and are recognized at the point in time when control transfers and our obligation has been fulfilled, which is when the ownership of the related goods are transferred to the customer, depending upon the method of distribution, and shipping terms. We have elected to treat transportation as a fulfilment activity. Revenue is measured as the amount

ORANCO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$, unless otherwise stated)

1.      SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

of consideration we expect to receive in exchange for our products. Our sales terms do not allow for a right of return except for matters related to any manufacturing defects on our part. Certain customers receive cash-based incentives or credits, which are accounted for as variable consideration. We estimate these amounts based on the expected amount to be provided to customers and reduce revenue. We believe that there will not be significant changes to our estimates of variable consideration.

(f)     Equity investments

An investment in which the Company has the ability to exercise significant influence, but does not have a controlling interest, is accounted for using the equity method. Significant influence is generally considered to exist when the Company has an ownership interest in the voting stock between 20% and 50%, and other factors, such as representation on the board of directors, voting rights, and the impact of commercial arrangements, are considered in determining whether the equity method of accounting is appropriate.

(g)    Impairment of investments

We periodically review our equity investments for impairment. We consider whether impairment indicators exist by evaluating the companies’ financial and liquidity position and access to capital resources, among others. If the assessment indicates that the investment is impaired, we write down the investment to its fair value by recording the corresponding charge as a component of other income (expense), net. Fair value is estimated using the best information available, which may include cash flow projections or other available market data.

(h)    Accounts receivable and allowance for credit loss

Accounts receivable are stated at the amount the Group expects to collect. The Group maintains allowances for doubtful accounts for estimated losses. Management considers the following factors when determining the collectability of specific accounts: historical experience, creditworthiness of the clients, aging of the receivables and other specific circumstances related to the accounts. Allowance for doubtful accounts is made and recorded into administrative expenses based on the aging of accounts receivable and on any specifically identified receivables that may become uncollectible. Accounts receivable which are deemed to be uncollectible are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Group takes a write-off of the account balances when the Group can demonstrate all means of collection on the outstanding balances have been exhausted. Our assessment considered the impact of COVID-19 and estimates of expected credit and collectability trends. Volatility in market conditions and evolving credit trends are difficult to predict and may cause variability and volatility that may have an impact on our allowance for credit losses in future periods. There is no allowance for credit losses or write-off during the years ended June 30, 2022 and June 30, 2021.

(i)     Inventories

Inventories consist of raw materials, finished products and packaging materials. Inventories are stated at the lower of cost or net realizable value. Cost is determined using the weighted average method. The Group routinely evaluates the net realizable value of the inventories in light of current market conditions and market trends and records a write-down against the cost of inventories should the net realizable value fall below the cost. There is no write-down on inventories during the years ended June 30, 2022 and June 30, 2021.

ORANCO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$, unless otherwise stated)

1.      SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

(j)     Property, plant and equipment

Property, plant and equipment are carried at cost less accumulated depreciation and any recorded impairment. Depreciation is calculated on a straight-line basis over the following estimated useful lives:
Category	Estimated useful life	Estimated residual values
Building	20 years	0 – 10%
Computer and office equipment	3 years	0 – 10%
Leasehold improvement	Over the shorter of lease term or the estimated useful lives of the assets

Repairs and maintenance are expensed as incurred and asset improvements are capitalized. Consideration is given at each balance sheet date to determine whether there is any indication of impairment of the carrying amounts of the property, plant and equipment. The indication could be an unfavorable development of a business or severe economic slowdown as well as reorganization of the operation. In assessing value in use, the estimated future cash flows are discounted to their present value, based on the time value of money and the risks specific to the PRC where the assets are located.

(k)    VAT and VAT refund

VAT on sales is charged at 13% on revenue from product sales and is subsequently paid to the PRC tax authorities after netting input VAT on purchases. The excess of output VAT over input VAT is recognized in other current liabilities, and the excess of input VAT over output VAT is recognized in other current assets in the Consolidated Balance Sheets.

(l)     Operating leases

We determine if an arrangement is a lease at inception. Payments under our lease arrangements are fixed. Right-of-use (“ROU”) assets and lease liabilities are recognized at the present value of the future lease payments at the lease commencement date. The interest rate used to determine the present value of the future lease payments is incremental borrowing rate, because the interest rate implicit in the leases is not readily determinable. The incremental borrowing rate is estimated to approximate the interest rate on a collateralized basis with similar terms and payments, and in economic environments where the leased asset is located. The lease terms include periods under options to extend or terminate the lease when it is reasonably certain that we will exercise that option. The Group generally uses the base, non-cancelable, lease term when determining the ROU assets and lease liabilities. ROU assets also include any prepaid lease payments and lease incentives. The current portion of operating lease liabilities is included in accrued expenses and other current liabilities. Should there be long term portion, the non-current lease liabilities will be included in operating lease liabilities. Operating lease expense is recognized on a straight-line basis over the lease term.

(m)   Foreign currency translation

All of the Group’s operations are conducted in the PRC and as a result, the functional currency of the Group is the Chinese Renminbi (“RMB”). The presentation currency of the Group is the United States dollars (“USD or US$”).

Monetary assets and liabilities denominated in currencies other than the applicable functional currencies are translated into the functional currency at the prevailing rates of exchange at the balance sheet date. Transactions in currencies other than the functional currency are converted into the functional currency at the applicable rates of exchange prevailing at the transaction dates. Transaction gains and losses are recognized in the statements of comprehensive income.

ORANCO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$, unless otherwise stated)

1.      SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

In translating the financial statements of the Company’s subsidiaries in functional currencies into the presentation currency, assets and liabilities are translated from the subsidiaries’ functional currencies to the presentation currency at the exchange rate at the balance sheet date. Equity amounts are translated at historical exchange rates; revenues, expenses, and other gains and losses are translated using the average rate for the period. Translation adjustments are reported as cumulative translation adjustments and are shown as a separate component of other comprehensive income/(loss) in the Consolidated Statements of Comprehensive Income.

The following exchange rates, representing the noon buying rate set forth in the H.10 statistical release of the U.S. Federal Reserve Board, were used to translate the amounts from the functional currency RMB into the presentation currency United States dollars (“USD or US$”) for the respective periods:
	June 30, 2022	June 30, 2021
Year end exchange rate	US$1.00 to RMB 6.6981	US$1.00 to RMB 6.4566
Year average exchange rate	US$1.00 to RMB 6.4477	US$1.00 to RMB 6.6217

(n)    Income taxes

Income taxes are provided for in accordance with the laws and regulations applicable to the Group as enacted by the relevant tax authorities. The impact of an uncertain income tax position on the income tax return is recognized at the largest amount that is more-likely-than-not to be sustained upon audit of the related tax authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. As at June 30, 2022 and June 30, 2021, the Group had no uncertain income tax position. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Group records interest and penalties related to unrecognized tax liabilities (if any) in interest expenses and administrative expenses, respectively.

(o)    COVID-19 impact

The novel coronavirus, or COVID-19, pandemic has created, and may continue to create, significant uncertainty in macroeconomic conditions. The full extent to which the COVID-19 pandemic will directly or indirectly impact the global economy, the lasting social effects, and impact on the Group’s business, results of operations, and financial condition will depend on future developments that are highly uncertain and cannot be accurately predicted. As of the date of issuance of the financial statements, the Group is not aware of any specific event of circumstance related to COVID-19 that would require it to update its estimates or judgments or to adjust the carrying value of its assets or liabilities. Actual results could differ from those estimates and any such differences may be material to the consolidated financial statements. As events continue to evolve and additional information becomes available, the Group’s estimates and assumptions may change materially in future periods.

(p)    Fair value measurement

The Group defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

ORANCO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$, unless otherwise stated)

1.      SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Group follows the provisions of ASC 820, “Fair Value Measurements and Disclosures”. ASC 820 clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 applies to assets or liabilities for which there are inputs, other than quoted prices in level, that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the asset or liability.

The carrying value of financial instruments included in current assets and liabilities approximate their fair values because of the short-term nature of these instruments.

(q)    Business combinations

Business acquisitions are accounted for under the acquisition method. The acquisition method requires the reporting entity to identify the acquirer, determine the acquisition date, recognize and measure the identifiable assets acquired, the liabilities assumed and any non-controlling interest in the acquired entity, and recognize and measure goodwill or a bargain gain from the purchase. The acquiree’s results are included in the Company’s consolidated financial statements from the date of acquisition. Assets acquired and liabilities assumed are recorded at their fair values on the date acquired and the excess of the purchase price over the amounts assigned is recorded as goodwill, or if the fair value of the net assets acquired exceeds the purchase price consideration, a bargain purchase gain is recorded. Adjustments to fair value assessment are generally recorded to goodwill over the measurement period (not longer than 12 months). The acquisition method also requires that acquisition-related transaction and post-acquisition restructuring costs be charged to expense as committed, and requires the Company to recognize and measure certain assets and liabilities, including those arising from contingencies and contingent consideration in a business combination.

(r)     Transactions between entities under common control

When accounting for a transfer of assets or exchange of shares between entities under common control of the Group, the carrying amounts of the assets and liabilities transferred shall remain unchanged subsequent to the transaction, and no gain or loss shall be recorded in the Consolidated Statements of Operations.

(s)     Commitments and contingencies

In the normal course of business, the Group is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations, shareholder lawsuits, and non-income tax matters. An accrual for a loss contingency is recognized when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. If a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, is disclosed. As at June 30, 2022 and June 30, 2021, the Group had no such potential material loss contingency.

ORANCO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$, unless otherwise stated)

1.      SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

(t)     Software development costs

We expense software development costs, including costs to develop software products or the software to be sold, leased or marketed to external users, before technological feasibility is reached. Technological feasibility is typically reached shortly before the release of such products and as a result, development costs that meet the criteria for capitalization were not material for the periods presented.

Software development costs also include costs to develop software to be used solely to meet internal needs. We capitalize development costs related to these software applications once the preliminary project stage is complete and it is probable that the project will be complete, and the software will be used to perform the function intended. Costs capitalized for developing such software applications were not material for the periods presented.

(u)    Recently issued accounting pronouncements

Recently adopted

During December 2019, the FASB issued ASU 2019-12, to amend and simplify the accounting for income taxes by removing certain exceptions to the general principles of Topic 740, and also improve consistent application of and simplify U.S. GAAP for other areas of Topic 740 by clarifying and amending existing guidance.

The Group has adopted ASU 2019-12 as of July 1, 2021 and determined the adoption of this did not have an impact on its consolidated financial statements.

Not yet adopted

During August 2020, the FASB issued ASU 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40),” which simplifies the accounting for convertible instruments, reduces complexity for preparers and practitioners and improves the decision usefulness and relevance of the information provided to financial statement users. ASU 2020-06 also amends the guidance for the derivatives scope exception for contracts in an entity’s own equity to reduce form-over-substance-based accounting conclusions. ASU 2020-06 is effective for the Group as of July 1, 2024.

During May 2021, the FASB issued ASU 2021-04, to clarify and reduce diversity in accounting for modifications or exchanges of freestanding equity-classified written call options that remain equity classified after modification or exchange. The standard is effective for the Group as of July 1, 2023.

During July 2021, the FASB issued ASU 2021-05, which requires lessors to classify leases as operating leases if they have variable lease payments that do not depend on an index or rate and would have selling losses if they were classified as sales-type or direct financing leases. ASU 2020-06 is effective for the Group as of July 1, 2022.

The Group is reviewing the impact of these accounting pronouncements but does not currently expect the adoption of these to have a material impact on its consolidated financial statements.

ORANCO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$, unless otherwise stated)

2.      REVENUES AND OTHER INCOME

Revenues represent the invoiced spirits and wine products sold to customers less rebates and surcharges.

	Year Ended June 30, 2022	Year Ended June 30, 2021
	US$	US$
Revenues	18,092,018	17,204,693
Sales rebates	(2,146,600)	(2,012,827)
	15,945,418	15,191,866
Other income	40,775	44,763
	15,986,193	15,236,629

All revenue is derived in the PRC. A concentration analysis of the revenue is as follows:

	Year Ended June 30, 2022	Year Ended June 30, 2021
Customer A	11%	16%
Customer B	13%	16%
Customer C	13%	13%
Customer D	5%	10%
Customer E	8%	10%
Customer F	11%	9%
Customer G	8%	4%
Others	31%	22%
	100%	100%

3.      PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, net, consists of the following:

	June 30, 2022	June 30, 2021
	US$	US$
Computer and office equipment	50,687	52,583
Building	560,551	581,517
	611,238	634,100
Less: accumulated depreciation	(246,184)	(222,569)
Property, plant and equipment, net	365,054	411,531

4.      PREPAID LAND LEASE AND OTHER LEASES

Prepaid land lease and other leases consist of the following:

	June 30, 2022	June 30, 2021
	US$	US$
Prepaid land lease and other leases	1,605,590	1,744,062
Less: accumulated amortization	(386,779)	(385,236)
Prepaid land lease and other leases, net	1,218,811	1,358,826

ORANCO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$, unless otherwise stated)

4.      PREPAID LAND LEASE AND OTHER LEASES (cont.)

The carrying amounts of the prepaid land lease and other leases are analyzed as:

	June 30, 2022	June 30, 2021
	US$	US$
Current assets	91,023	94,427
Non-current assets	1,127,788	1,264,399
	1,218,811	1,358,826

Prepaid land lease represents the cost of the rights of the use of the land in respect of leasehold land in the PRC, on which the Group’s buildings are situated. Prepaid other leases represent the leases of warehouse and offices in the PRC. The prepaid land lease’ terms are 70 years, ending in 2082. The other leases’ terms are 10 years starting from August 12, 2019.

The prepaid land lease is as follows:

	June 30, 2022	June 30, 2021
	US$	US$
Within 1 year	18,757	19,459
Later than 1 year but no later than 5 years	75,029	77,835
Later than 5 years	631,784	674,873
	725,570	772,167

5.      INVENTORIES

Inventories consist of the following:

	June 30, 2022	June 30, 2021
	US$	US$
Raw materials	10,699,515	1,551,440
Finished goods	319,600	336,604
Packaging material	27,722	28,529
	11,046,837	1,916,573

6.      ACCOUNTS RECEIVABLE

	June 30, 2022	June 30, 2021
	US$	US$
Accounts receivable	4,430,883	4,565,305

The Group normally allows credit terms to well-established customers ranging from 90 to 150 days. The Group seeks to maintain strict control over its accounts receivable. Overdue accounts receivable are reviewed regularly by the Board of Directors. There was no allowance for credit losses or write-off during the years ended June 30, 2022 and June 30, 2021.

ORANCO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$, unless otherwise stated)

6.      ACCOUNTS RECEIVABLE (cont.)

A concentration analysis of accounts receivable is as follows:

	June 30, 2022	June 30, 2021
Customer A	10%	23%
Customer B	12%	16%
Customer C	12%	14%
Customer D	0%	10%
Customer E	8%	9%
Customer F	13%	9%
Customer G	9%	5%
Others	36%	14%
	100%	100%

7.      OTHER CURRENT ASSETS

	June 30, 2022	June 30, 2021
	US$	US$
Other receivables	12,071	112,865
Other tax receivables	306,248	—
	318,319	112,865

8.      PREPAYMENTS

	June 30, 2022	June 30, 2021
	US$	US$
Prepayments for
– purchase of inventories	2,478,192	1,835,126
– advertising expenses (Note (i))	2,770,607	1,958,275
– warehouse lease (Note (ii))	1,492,961	—
– others	349,885	514,451
	7,091,645	4,307,852

____________

Notes:

(i)      The Group had entered into contracts with third-party advertising companies for advertising campaigns to be launched during the contract period. As at June 30, 2022 and 2021, the Group had prepaid advertising expenses of US$2,770,607 and US$1,958,275, respectively. These contracts are to expire within 1 year from the balance sheet date.

(ii)     As at June 30, 2022, the Group had prepaid US$1,492,961 to a third party for a potential lease of a warehouse in the PRC. Subsequently in March 2023, the Group entered into an agreement with the third party for the lease of the warehouse for a term of 10 years. The prepayment will be fully utilised by end of the lease term.

9.      CASH AND CASH EQUIVALENTS

	June 30, 2022	June 30, 2021
	US$	US$
Cash on hand	4,852	40,606
Cash held in banks	8,989,488	20,273,429
	8,994,340	20,314,035

Cash and cash equivalents of US$8,978,018 and US$20,296,047 were held in the PRC as at June 30, 2022 and June 30, 2021, respectively. The rest were held in Hong Kong and the USA.

Cash held in banks earns interest at floating rates based on daily bank deposit rates.

ORANCO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$, unless otherwise stated)

10.    ACCOUNTS PAYABLE

	June 30, 2022	June 30, 2021
	US$	US$
Accounts payable	108,561	112,621

For the larger suppliers, the Group makes payment in advance for the inventories. For the smaller suppliers, the Group obtains credit terms ranging from 30 to 90 days.

A concentration analysis of the suppliers based on the purchases made during the year is as follows:

	June 30, 2022	June 30, 2021
Supplier A	39%	54%
Supplier B	32%	39%
Supplier C	20%	7%
Supplier D	9%	0%
	100%	100%

11.    ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:

	June 30, 2022	June 30, 2021
	US$	US$
Accrued salaries and bonus	46,051	42,639
Other accrued expenses and other payables	621,874	728,287
Other tax payables	—	114,657
	667,925	885,583

12.    AMOUNT DUE TO DIRECTOR

	June 30, 2022	June 30, 2021
	US$	US$
Amount due within 1 year	3,322,862	3,033,028
Amount due after 1 year	12,209,702	12,666,389
	15,532,564	15,699,417

The short-term loan due to Director, Mr. Peng Yang, is interest-free, unsecured and repayable on demand.

Sure Rich Investment (Group) Limited owed US$ 1,650,000 to the Director since May 31, 2013. The loan is interest-free, unsecured and repayable on demand.

The loan of US$13,319,891 to Reliant Galaxy International Limited from the Director was repayable in 15 annual instalments between July 1, 2018 and June 30, 2033. US$1,769,486 in total had been repaid to the Director in 2019 and 2020. The Director has not demanded repayment from the Group during the years ended June 30, 2022 and June 30, 2021 and will not be seeking repayment that may cause stress on the Group’s working capital.

ORANCO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$, unless otherwise stated)

13.    EQUITY AND CAPITAL MANAGEMENT

Consolidated balance sheets as at June 30, 2022, June 30, 2021 and June 30, 2020

	Pre-Reverse Split	Adjustments	Post-Reverse Split
Number of shares
– authorized	50,000,000	(40,000,000)	10,000,000
– issued and fully paid	41,948,748	(33,558,998)	8,389,750
Value (US$)	39,139	—	39,139

Additional paid -in capital
Value (US$)	377,538	—	377,538

Total share capital
Value (US$)	416,677	—	416,677

Consolidated statements of profit or loss for the year ended June 30, 2022

	Pre-Reverse Split	Adjustments	Post-Reverse Split
Earnings per share
– basic and diluted	0.05	0.18	0.23

Weighted average number of shares in issue for the year
– basic and diluted	41,948,748	(33,558,998)	8,389,750

Consolidated statements of profit or loss for the year ended June 30, 2021

	Pre-Reverse Split	Adjustments	Post-Reverse Split
Earnings per share
– basic and diluted	0.12	0.49	0.61

Weighted average number of shares in issue for the year
– basic and diluted	41,948,748	(33,558,998)	8,389,750

Each share has a nominal value of US$0.001 per share.

In March 2023, the authorized capital shares of the Company were increased from 50,000,000 to 100,000,000.

On June 8, 2023, Oranco, Inc. effected a reverse stock split at a ratio of 1-for-5 solely to decrease its issued and outstanding shares of common stock from 41,948,748 shares to 8,389,750 shares, with a par value of $0.001 each (the “Reverse Split”). As of the date of this report, the Company has 41,948,748 shares of common stock. As a result of Reverse Split, the Company has 8,389,750 shares of common stock issued and outstanding.

Earnings per share is calculated by dividing the net income attributable to owners of the Company by the weighted average number of shares in issue throughout the years. There were weighted average of 41,948,748 shares (Pre-Reverse Split) issued and outstanding for the years ended June 30, 2022 and 2021. The effects of all potential shares are anti-dilutive for the years ended June 30, 2022 and 2021. The Company used weighted average of 8,389,750 shares (Post-Reverse Split) for the purpose of calculating earnings per share on the assumption that the Reverse Split had been effective during the years ended June 30, 2022 and 2021.

ORANCO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$, unless otherwise stated)

14.    INCOME TAXES

The Company is subject to taxes in the USA. The Company has had no taxable income under Federal or State tax laws. The Company has no available loss carryforward that may be offset against future federal income taxes.

The Company’s BVI subsidiary is not subject to taxation.

The Company’s Hong Kong subsidiary is subject to taxes in Hong Kong. The Hong Kong subsidiary has had no taxable income.

The Company’s PRC Subsidiaries are subject to taxes in the PRC. The applicable PRC statutory income tax rate is 25% according to the Enterprise Income Tax Law.

A reconciliation of the income tax expenses is set out below:

	June 30, 2022	June 30, 2021
	US$	US$
Profit before income tax	3,321,716	7,615,878
Taxation at the applicable tax rates of 25%/16.5%/21%	846,672	1,903,969
Tax effect on non-taxable income	(148)	(11,191)
Tax effect of expenses that are not deductible	568,066	731,849
Overprovision in respect of previous year	(6,584)	(117,010)
Income taxes	1,408,006	2,507,617

15.    CONTRIBUTION PLAN IN THE PRC

As stipulated by the PRC state regulations, the subsidiaries in the PRC participate in the state-run defined contribution retirement scheme. All employees are entitled to an annual pension payment equal to a fixed proportion of the average basic salary of the geographical area of their last employment at their retirement date. The PRC Subsidiaries are required to make contributions to the local social security bureau at 29.4% to 37.4% of the previous year’s average basic salary amount of the geographical area where the employees are under employment with the PRC Subsidiaries. The Group has no obligation for the payment of pension benefits beyond the annual contributions.

According to the relevant rules and regulations of the PRC, the PRC Subsidiaries and their employees are each required to make contributions to an accommodation fund at 9% of the salaries and wages of the employees which are administered by the Public Accumulation Funds Administration Centre. There is no further obligation for the Group except for such contributions to the accommodation fund. The Group had no significant obligation apart from the contributions.

16.    SHORT-TERM OPERATING LEASE

On June 30, 2020, the Group adopted ASU 2016-02 using the modified retrospective method as of the effective date of June 30, 2020 (the “effective date method”). Under the effective date method, financial results reported prior to 2019 are unchanged. In transition to the new lease guidance, the Group elected the package of practical expedients permitted under the transition guidance within the new standard that allowed the Group to not reassess whether a contract is or contains a lease, lease classification and initial direct costs; however, the Group did not elect the hindsight transitional practical expedient. The Group has also elected the practical expedient to not account for lease components (e.g., fixed payments including rent, real estate taxes and insurance costs) separately from the non-lease components. After assessment of the cumulative impact of adopting ASU 2016-02, it was determined that the cumulative effect adjustment required under the new guidance was immaterial and therefore the Group did not record a retrospective adjustment to the opening balance of retained earnings at July 1, 2019.

The Group is a lessee under a number of operating leases for offices and staff residence fully prepaid and the prepayments would be utilized according to the lease terms. The Group’s leases generally have remaining lease terms of 3 months to 1 year and some of which include options to terminate the leases within 1 year.

ORANCO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$, unless otherwise stated)

16.    SHORT-TERM OPERATING LEASE (cont.)

These leases do not have rent escalation holidays, concessions, leasehold improvement incentives, or other build-out clauses. Further, the leases do not contain contingent rent provisions. As a result, the Group has not recognized any right-of-use assets or any lease liabilities as of June 30, 2022.

Supplemental information related to leases is as follows:

	June 30, 2022	June 30, 2021
	US$	US$
Operating lease costs	253,966	136,064

17.    RELATED PARTY BALANCES AND TRANSACTIONS

The Group had the following transactions with related parties during the financial periods:

	June 30, 2022	June 30, 2021
	US$	US$
Current liabilities	3,322,862	3,033,028
Non-current liabilities	12,209,702	12,666,389
	15,532,564	15,699,417

The balance represented the amount due to Director, Mr. Peng Yang, as at June 30, 2022 and June 30, 2021.

18.    COMMITMENTS AND CONTINGENCIES

At the end of each reporting period, neither the Group nor the Company had any significant contingent liabilities, capital and other commitments.

19.    DETAILS OF SUBSIDIARIES

Company name	Place and date of incorporation	Capital	Attributable equity interest	Principal activities
Reliant Galaxy International Limited	Established in British Virgin Islands on January 3, 2017	Registered and paid-in capital of RMB 69,100	100%	Investment holding
Sure Rich Investment (Group) Limited	Established in Hong Kong on February 1, 2007	Share capital of RMB1	100%	Investment holding
Fujian Jin’ou Trading Co., Ltd.	Established in the PRC on July 5, 2004	Registered and paid-in capital of US$1,650,000	100%	Investment holding and marketing own-brand and wholesaling of spirits
Fenyang Huaxin Wine Industry Development Co., Ltd.	Established in the PRC on April 15, 2013	Registered and paid-in capital of RMB1,000,000	100%	Marketing own-brand and wholesaling of spirits and wines
Fenyang Jinqiang Wine Industry Co., Ltd.	Established in the PRC on November 7, 2013	Registered capital 10,000,000 and paid-in capital of RMB5,000,000	100%	Marketing own-brand and wholesaling of spirits
Beijing Huaxin Tianchuang Enterprise Management Consulting Co., Ltd.	Established in the PRC on April 14, 2018	Registered and issued capital of RMB1,000,000	51% Note (i)	Dormant

____________

Note:

(i)      The subsidiary was registered with unpaid share capital and the Company committed to pay up its share of the issued capital in the amount of RMB510,000 (US$76,141) on March 31, 2037, which is 20 years from the date of incorporation permitted by the Regulation of the People’s Republic of China on Company Registration. The amount due to the subsidiary is interest-free and unsecured.

ORANCO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$, unless otherwise stated)

20.    INVESTMENT

Company name	Place and date of incorporation	Capital	Attributable equity interest	Principal activities
Guangzhou Silicon Technology Co., Ltd.	Established in the PRC on September 8, 2015	Registered and issued capital of RMB5,000,000	20%	Development, sale and provision of software solutions

On September 1, 2018, Fenyang Huaxin Wine Industry Development Co., Ltd. acquired 20% equity interest of Guangzhou Silicon Technology Co., Ltd. which then became an associate of the Company.

21.    SUBSEQUENT EVENTS

These consolidated financial statements were approved by the Board and were available for issuance on May 1, 2023, except for notes 13 and 21 which were approved by the Board on July 7, 2023 and the Company has evaluated subsequent events through to the date of this Report. Other than those as disclosed in notes 8 and 13 and that the Company has filed an application for listing in the United States on May 1, 2023, no subsequent events required disclosure in or adjustments to these consolidated financial statements.

ORANCO, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(Amounts in US$, except for number of shares and per share data)

	(unaudited) March 31, 2023	June 30, 2022
	US$	US$
ASSETS:
Current assets
Cash and cash equivalents	14,514,749	8,994,340
Inventories	10,100,041	11,046,837
Accounts receivable	6,249,885	4,430,883
Other current assets	11,773	318,319
Prepayments	3,185,207	7,091,645
Prepaid land lease and other leases	234,388	91,023
Total current assets	34,296,043	31,973,047

Non-current assets
Investment	145,611	149,296
Property, plant and equipment	310,799	365,054
Prepaid land lease and other leases	1,894,904	1,127,788
Total non-current assets	2,351,314	1,642,138
Total assets	36,647,357	33,615,185

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	23,851	108,561
Accrued expenses and other current liabilities	779,927	667,925
Amount due to Director	3,613,282	3,322,862
Current tax liabilities	190,100	163,976
Total current liabilities	4,607,160	4,263,324
Non-current liabilities
Amount due to Director	11,908,353	12,209,702
Total liabilities	16,515,513	16,473,026

Shareholders’ equity
Number of authorized shares with par value US$0.001 (Note (i))	20,000,000	10,000,000
Number of issued shares with par value US$0.001 (Note (i))	8,389,750	8,389,750

Equity
Share capital	39,139	39,139
Additional paid-in capital	377,538	377,538
Accumulated other comprehensive income	(230,013)	155,037
Retained earnings	19,945,180	16,570,445
Total shareholders’ equity	20,131,844	17,142,159
Total liabilities and shareholders’ equity	36,647,357	33,615,185

____________

Note:

(i)      Giving retroactive effect to the Reverse Split as detailed in note 13 to the consolidated financial statements.

The accompanying notes are an integral part of the consolidated financial statements.

ORANCO, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (Unaudited)
(Amounts in US$, unless otherwise stated)

	Nine months ended March 31, 2023	Nine months ended March 31, 2022
	US$	US$
Revenues	14,225,398	12,855,427
Cost of sales	5,750,793	6,314,207
Selling and distribution expenses	3,116,044	2,733,940
Administrative expenses	874,071	837,909
	4,484,490	2,969,371
Other income	22,297	31,754
Income before income taxes	4,506,787	3,001,125

Income taxes	1,132,052	867,236
Net income	3,374,735	2,133,889

Other comprehensive income:
Net change in foreign currency translation adjustment	(385,050)	312,846
Total comprehensive income	2,989,685	2,446,735

Earnings per share:
Basic and diluted earnings per share (Note (i))	0.40	0.25

____________

Note:

(i)      Giving retroactive effect to the Reverse Split as detailed in note 13 to the consolidated financial statements.

The accompanying notes are an integral part of the consolidated financial statements.

ORANCO, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (Unaudited)
(Amounts in US$, unless otherwise stated)

	Share capital	Additional paid-in capital	Accumulated other comprehensive income	Retained earnings	Total shareholders’ equity
Balance at June 30, 2021	39,139	377,538	798,853	14,656,735	15,872,265
Total comprehensive income for the period	—	—	312,846	2,133,889	2,446,735
Balance at March 31, 2022	39,139	377,538	1,111,699	16,790,624	18,319,000

Balance at June 30, 2022	39,139	377,538	155,037	16,570,445	17,142,159
Total comprehensive income for the period	—	—	(385,050)	3,374,735	2,989,685
Balance at March 31, 2023	39,139	377,538	(230,013)	19,945,180	20,131,844

The accompanying notes are an integral part of the consolidated financial statements.

ORANCO, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(Amounts in US$, unless otherwise stated)

	Nine months ended March 31, 2023	Nine months ended March 31, 2022
	US$	US$
Operating activities
Net income	3,374,735	2,133,889
Adjustments:
Depreciation and amortization	122,581	128,697
Interest income	(22,297)	(31,754)
Changes in assets and liabilities, net of effects of acquisitions:
Inventories	666,635	(5,996,525)
Accounts receivable	(1,906,871)	(1,161,855)
Other current assets	295,361	5,889
Prepayments	2,681,904	(2,103,922)
Accounts payable	(81,116)	—
Accrued expenses and other current liabilities	127,056	(181,178)
Current tax liabilities	29,835	(229,759)
Amount due to Director	368,281	375,692
Cash generated from/(used in) operating activities	5,656,104	(7,060,826)

Financing activities
Interest received	22,297	31,754
Cash generated from financing activities	22,297	31,754

Effect of movements in exchange rate on cash held	(157,992)	312,795
Increase/(decrease) in cash and cash equivalents	5,678,401	(7,029,072)
Cash and cash equivalents, beginning of the period	8,994,340	20,314,035
Cash and cash equivalents, end of the period	14,514,749	13,597,758

Supplemental disclosure of cash flows information
Cash paid during the period for interest	—	—
Cash paid during the period for income taxes	1,102,216	1,096,996

Non-cash transaction:

During the nine months ended March 31, 2023, prepayment of US$1,007,919 was transferred to prepaid land lease and other leases as detailed in note 8 to the consolidated financial statements.

The accompanying notes are an integral part of the consolidated financial statements.

ORANCO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(Amounts in US$, unless otherwise stated)

1.      SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

(a)     Description of business

Oranco, Inc. (the “Company”) was incorporated under the laws of the State of Nevada on June 16, 1977. The Company and its subsidiaries (the “Group”) are principally engaged in marketing and wholesale of own-brand spirits and wine in the People’s Republic of China (the “PRC”).

Details of the subsidiaries are set out in note 19.

(b)    Basis of presentation and principals of consolidation

The Consolidated Financial Statements include the financial statements of Oranco, Inc. and its subsidiaries.

Subsidiaries are all entities over which the Group has control. The Group controls an entity when the Group is exposed to or has rights to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are de-consolidated from the date that control ceases.

The accompanying consolidated financial statements have been prepared in accordance with the U.S. generally accepted accounting principles or GAAP. The Group operates in one reportable segment and solely within the PRC. Accordingly, no segment or geographic information has been presented.

Use of Estimates

The preparation of these Consolidated Financial Statements requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets and liabilities, income and expenses. Actual results may differ from those estimates. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised and in any future periods affected. Areas requiring a significant degree of estimation include useful lives of property, plant and equipment, allowance for doubtful debts, provision for obsolete inventories and fair value of investment.

(c)     Financial instruments

Financial instruments of the Group primarily consist of cash and cash equivalents, accounts receivable, other current assets, accounts payable, accrued expenses and other current liabilities and amount due to Director. The carrying values of the Group’s financial instruments approximate their fair values, principally because of the short-term maturity of these instruments or their terms.

The Group has no derivative financial instruments.

(d)    Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and highly liquid investments which are unrestricted as to withdrawal or use, and which have maturities of three months or less when purchased.

(e)     Revenue recognition

Our revenue consists primarily of the sale of own-brand products, wine, and co-branded products with Fenjiu Liquor in the PRC. Sales of products are for cash or otherwise agreed-upon credit terms. Our payment terms vary by location and customer. Our customers consist primarily of wholesale distributors. Our revenue generating activities have a single performance obligation and are recognized at the point

ORANCO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(Amounts in US$, unless otherwise stated)

1.      SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

in time when control transfers and our obligation has been fulfilled, which is when the ownership of the related goods are transferred to the customer, depending upon the method of distribution, and shipping terms. We have elected to treat transportation as a fulfilment activity. Revenue is measured as the amount of consideration we expect to receive in exchange for our products. Our sales terms do not allow for a right of return except for matters related to any manufacturing defects on our part. Certain customers receive cash-based incentives or credits, which are accounted for as variable consideration. We estimate these amounts based on the expected amount to be provided to customers and reduce revenue. We believe that there will not be significant changes to our estimates of variable consideration.

(f)     Equity investments

An investment in which the Company has the ability to exercise significant influence, but does not have a controlling interest, is accounted for using the equity method. Significant influence is generally considered to exist when the Company has an ownership interest in the voting stock between 20% and 50%, and other factors, such as representation on the board of directors, voting rights, and the impact of commercial arrangements, are considered in determining whether the equity method of accounting is appropriate.

(g)    Impairment of investments

We periodically review our equity investments for impairment. We consider whether impairment indicators exist by evaluating the companies’ financial and liquidity position and access to capital resources, among others. If the assessment indicates that the investment is impaired, we write down the investment to its fair value by recording the corresponding charge as a component of other income (expense), net. Fair value is estimated using the best information available, which may include cash flow projections or other available market data.

(h)    Accounts receivable and allowance for credit loss

Accounts receivable are stated at the amount the Group expects to collect. The Group maintains allowances for doubtful accounts for estimated losses. Management considers the following factors when determining the collectability of specific accounts: historical experience, creditworthiness of the clients, aging of the receivables and other specific circumstances related to the accounts. Allowance for doubtful accounts is made and recorded into administrative expenses based on the aging of accounts receivable and on any specifically identified receivables that may become uncollectible. Accounts receivable which are deemed to be uncollectible are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Group takes a write-off of the account balances when the Group can demonstrate all means of collection on the outstanding balances have been exhausted. Our assessment considered the estimates of expected credit and collectability trends. Volatility in market conditions and evolving credit trends are difficult to predict and may cause variability and volatility that may have an impact on our allowance for credit losses in future periods. There is no allowance for credit losses or write-off during the periods ended March 31, 2023 and 2022.

(i)     Inventories

Inventories consist of raw materials, finished products and packaging materials. Inventories are stated at the lower of cost or net realizable value. Cost is determined using the weighted average method. The Group routinely evaluates the net realizable value of the inventories in light of current market conditions and market trends and records a write-down against the cost of inventories should the net realizable value fall below the cost. There is no write-down on inventories during the periods ended March 31, 2023 and 2022.

ORANCO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(Amounts in US$, unless otherwise stated)

1.      SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

(j)     Property, plant and equipment

Property, plant and equipment are carried at cost less accumulated depreciation and any recorded impairment. Depreciation is calculated on a straight-line basis over the following estimated useful lives:
Category	Estimated useful life	Estimated residual values
Building	20 years	0 – 10%
Computer and office equipment	3 years	0 – 10%
Leasehold improvement	Over the shorter of lease term or the estimated useful lives of the assets

Repairs and maintenance are expensed as incurred and asset improvements are capitalized. Consideration is given at each balance sheet date to determine whether there is any indication of impairment of the carrying amounts of the property, plant and equipment. The indication could be an unfavorable development of a business or severe economic slowdown as well as reorganization of the operation. In assessing value in use, the estimated future cash flows are discounted to their present value, based on the time value of money and the risks specific to the PRC where the assets are located.

(k)    VAT and VAT refund

VAT on sales is charged at 13% on revenue from product sales and is subsequently paid to the PRC tax authorities after netting input VAT on purchases. The excess of output VAT over input VAT is recognized in other current liabilities, and the excess of input VAT over output VAT is recognized in other current assets in the Consolidated Balance Sheets.

(l)     Operating leases

We determine if an arrangement is a lease at inception. Payments under our lease arrangements are fixed. Right-of-use (“ROU”) assets and lease liabilities are recognized at the present value of the future lease payments at the lease commencement date. The interest rate used to determine the present value of the future lease payments is incremental borrowing rate, because the interest rate implicit in the leases is not readily determinable. The incremental borrowing rate is estimated to approximate the interest rate on a collateralized basis with similar terms and payments, and in economic environments where the leased asset is located. The lease terms include periods under options to extend or terminate the lease when it is reasonably certain that we will exercise that option. The Group generally uses the base, non-cancelable, lease term when determining the ROU assets and lease liabilities. ROU assets also include any prepaid lease payments and lease incentives. The current portion of operating lease liabilities is included in accrued expenses and other current liabilities. Should there be long term portion, the non-current lease liabilities will be included in operating lease liabilities. Operating lease expense is recognized on a straight-line basis over the lease term.

(m)   Foreign currency translation

All of the Group’s operations are conducted in the PRC and as a result, the functional and reporting currency of the Group is the Chinese Renminbi.

Monetary assets and liabilities denominated in currencies other than the applicable functional currencies are translated into the functional currency at the prevailing rates of exchange at the balance sheet date. Transactions in currencies other than the functional currency are converted into the functional currency at the applicable rates of exchange prevailing at the transaction dates. Transaction gains and losses are recognized in the Consolidated Statements of Comprehensive Income.

ORANCO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(Amounts in US$, unless otherwise stated)

1.      SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

In translating the financial statements of the Company’s subsidiaries into the reporting currency, assets and liabilities are translated from the subsidiaries’ functional currencies to the reporting currency at the exchange rate at the balance sheet date. Equity amounts are translated at historical exchange rates; revenues, expenses, and other gains and losses are translated using the average rate for the period. Translation adjustments are reported as cumulative translation adjustments and are shown as a separate component of other comprehensive income/(loss) in the Consolidated Statements of Comprehensive Income.

The following exchange rates, representing the noon buying rate set forth in the H.10 statistical release of the U.S. Federal Reserve Board, were used to translate the amounts from the functional currency RMB into the presentation currency United States dollars (“USD or US$”) for the respective periods:
	March 31, 2023	March 31, 2022
Period end exchange rate	US$1.00 to RMB 6.8676	US$1.00 to RMB 6.3393
Nine months average exchange rate	US$1.00 to RMB 6.945	US$1.00 to RMB 6.3962

(n)    Income taxes

Income taxes are provided for in accordance with the laws and regulations applicable to the Group as enacted by the relevant tax authorities. The impact of an uncertain income tax position on the income tax return is recognized at the largest amount that is more-likely-than-not to be sustained upon audit of the related tax authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. As at March 31, 2023 and June 30, 2022, the Group had no uncertain income tax position. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Group records interest and penalties related to unrecognized tax liabilities (if any) in interest expenses and administrative expenses, respectively.

(o)    Fair value measurement

The Group defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

The Group follows the provisions of ASC 820, “Fair Value Measurements and Disclosures”. ASC 820 clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 applies to assets or liabilities for which there are inputs, other than quoted prices in level 1, that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the asset or liability.

The carrying value of financial instruments included in current assets and liabilities approximate their fair values because of the short-term nature of these instruments.

ORANCO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(Amounts in US$, unless otherwise stated)

1.      SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

(p)    Business combinations

Business acquisitions are accounted for under the acquisition method. The acquisition method requires the reporting entity to identify the acquirer, determine the acquisition date, recognize and measure the identifiable assets acquired, the liabilities assumed and any non-controlling interest in the acquired entity, and recognize and measure goodwill or a bargain gain from the purchase. The acquiree’s results are included in the Company’s consolidated financial statements from the date of acquisition. Assets acquired and liabilities assumed are recorded at their fair values on the date acquired and the excess of the purchase price over the amounts assigned is recorded as goodwill, or if the fair value of the net assets acquired exceeds the purchase price consideration, a bargain purchase gain is recorded. Adjustments to fair value assessment are generally recorded to goodwill over the measurement period (not longer than 12 months). The acquisition method also requires that acquisition-related transaction and post-acquisition restructuring costs be charged to expense as committed, and requires the Company to recognize and measure certain assets and liabilities, including those arising from contingencies and contingent consideration in a business combination.

(q)    Transactions between entities under common control

When accounting for a transfer of assets or exchange of shares between entities under common control of the Group, the carrying amounts of the assets and liabilities transferred shall remain unchanged subsequent to the transaction, and no gain or loss shall be recorded in the Consolidated Statements of Comprehensive Income.

(r)     Commitments and contingencies

In the normal course of business, the Group is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations, shareholder lawsuits, and non-income tax matters. An accrual for a loss contingency is recognized when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. If a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, is disclosed. As at March 31, 2023 and June 30, 2022, the Group had no such potential material loss contingency.

(s)     Software development costs

We expense software development costs, including costs to develop software products or the software to be sold, leased or marketed to external users, before technological feasibility is reached. Technological feasibility is typically reached shortly before the release of such products and as a result, development costs that meet the criteria for capitalization were not material for the periods presented.

Software development costs also include costs to develop software to be used solely to meet internal needs. We capitalize development costs related to these software applications once the preliminary project sage is complete and it is probable that the project will be complete, and the software will be used to perform the function intended. Costs capitalized for developing such software applications were not material for the periods presented.

ORANCO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(Amounts in US$, unless otherwise stated)

1.      SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

(t)     Recently issued accounting pronouncements not yet adopted

Not yet adopted

During August 2020, the FASB issued ASU 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40),” which simplifies the accounting for convertible instruments, reduces complexity for preparers and practitioners and improves the decision usefulness and relevance of the information provided to financial statement users. ASU 2020-06 also amends the guidance for the derivatives scope exception for contracts in an entity’s own equity to reduce form-over-substance-based accounting conclusions. ASU 2020-06 is effective for the Group as of July 1, 2024.

During May 2021, the FASB issued ASU 2021-04, to clarify and reduce diversity in accounting for modifications or exchanges of freestanding equity-classified written call options that remain equity classified after modification or exchange. The standard is effective for the Group as of July 1, 2023.

The Group is reviewing the impact of these accounting pronouncements but does not currently expect the adoption of these to have a material impact on its consolidated financial statements.

2.      REVENUES AND OTHER INCOME

Revenues represent the invoiced spirits and wine products sold to customers less rebates and surcharges.
	Nine months ended March 31, 2023	Nine months ended March 31, 2022
	US$	US$
Revenues	16,712,052	15,055,390
Sales rebate	(2,486,654)	(2,199,963)
	14,225,398	12,855,427
Other income	22,297	31,754
	14,247,695	12,887,181

All revenue is derived in the PRC. A concentration analysis of the revenue is as follows:
	Nine months ended March 31, 2023	Nine months ended March 31, 2022
Customer A	20%	14%
Customer B	18%	11%
Customer C	11%	13%
Customer D	11%	14%
Customer E	10%	1%
Customer F	8%	9%
Others	22%	38%
	100%	100%

ORANCO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(Amounts in US$, unless otherwise stated)

3.      PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, net, consists of the following:
	March 31, 2023	June 30, 2022
	US$	US$
Computer and office equipment	49,436	50,687
Building	546,717	560,551
	596,153	611,238
Less: accumulated depreciation	(285,354)	(246,184)
Property, plant and equipment, net	310,799	365,054

4.      PREPAID LAND LEASE AND OTHER LEASES

Prepaid land lease and other leases consist of the following:
	March 31, 2023	June 30, 2022
	US$	US$
Prepaid land lease and other leases	2,585,241	1,605,590
Less: accumulated amortization	(455,949)	(386,779)
Prepaid land lease and other leases, net	2,129,292	1,218,811

The carrying amounts of the prepaid land lease and other leases are analyzed as:
	March 31, 2023	June 30, 2022
	US$	US$
Current assets	234,388	91,023
Non-current assets	1,894,904	1,127,788
	2,129,292	1,218,811

Prepaid land lease represents the cost of the rights of the use of the land in respect of leasehold land in the PRC, on which the Group’s buildings are situated. Prepaid other leases represent the leases of warehouse and offices in the PRC. The prepaid land lease’ terms are 70 years, ending in 2082. The other leases’ terms are 10 years starting from August 12, 2019 and March 2, 2023.

Future minimum lease payments in relation to non-cancellable leases are as follows:
	March 31, 2023	June 30, 2022
	US$	US$
Within 1 year	163,906	18,757
Later than 1 year but no later than 5 years	655,622	75,029
Later than 5 years	1,309,242	631,784
	2,128,770	725,570

ORANCO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(Amounts in US$, unless otherwise stated)

5.      INVENTORIES

Inventories consist of the following:
	March 31, 2023	June 30, 2022
	US$	US$
Raw materials	8,569,751	10,699,515
Finished goods	1,503,253	319,600
Packaging material	27,037	27,722
	10,100,041	11,046,837

6.      ACCOUNTS RECEIVABLE

	March 31, 2023	June 30, 2022
	US$	US$
Accounts receivable	6,249,885	4,430,883

The Group normally allows credit terms to well-established customers ranging from 90 to 150 days. The Group seeks to maintain strict control over its accounts receivable. Overdue accounts receivable are reviewed regularly by the Board of Directors. There is no allowance for credit losses or write-off during the periods ended March 31, 2023 and 2022.

A concentration analysis of accounts receivable is as follows:
	March 31, 2023	June 30, 2022
Customer A	12%	11%
Customer B	11%	12%
Customer C	19%	12%
Customer D	6%	8%
Customer E	20%	13%
Customer F	7%	8%
Customer G	10%	4%
Others	15%	32%
	100%	100%

7.      OTHER CURRENT ASSETS

	March 31, 2023	June 30, 2022
	US$	US$
Other receivables	11,773	12,071
Other tax receivables	—	306,248
	11,773	318,319

ORANCO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(Amounts in US$, unless otherwise stated)

8.      PREPAYMENTS

	March 31, 2023	June 30, 2022
	US$	US$
Prepayments for
– purchase of inventories	580,729	2,478,192
– advertising expenses (Note (i))	2,337,788	2,770,607
– warehouse lease (Note (ii))	—	1,492,961
– others	266,690	349,885
	3,185,207	7,091,645

____________

Notes:

(i)      The Group had entered into contracts with third-party advertising companies for advertising campaigns to be launched during the contract period. As at March 31, 2023 and June 30, 2022, the Group had prepaid advertising expenses of US$2,337,788 and US$2,770,607, respectively. These contracts are to expire within 1 year from the balance sheet date.

(ii)     As at June 30, 2022, the Group had prepaid US$1,492,961 to a third party for a potential lease of a warehouse in the PRC. During the nine months ended March 31, 2023, the Group entered into an agreement with the third party for the lease of warehouse for a term of 10 years. Prepayment of US$1,007,919 was capitalized as prepaid other leases and will be fully amortised by end of the lease term. The remaining balance was refunded by the third party.

9.      CASH AND CASH EQUIVALENTS

	March 31, 2023	June 30, 2022
	US$	US$
Cash on hand	5,828	4,852
Cash held in banks	14,508,921	8,989,488
	14,514,749	8,994,340

Cash and cash equivalents of US$14,496,633 and US$8,978,019 were held in the PRC as at March 31, 2023 and June 30, 2022, respectively. The rest were held in Hong Kong and the USA.

Cash held in banks earns interest at floating rates based on daily bank deposit rates.

10.    ACCOUNTS PAYABLE

	March 31, 2023	June 30, 2022
	US$	US$
Accounts payable	23,851	108,561

For the larger suppliers, the Group makes payment in advance for the inventories. For the smaller suppliers, the Group obtains credit terms ranging from 30 to 90 days.

A concentration analysis of the suppliers based on the purchases made during the period is as follows:
	Nine months ended March 31, 2023	Nine months ended March 31, 2022
Supplier A	73%	38%
Supplier B	24%	57%
Supplier C	3%	5%
	100%	100%

ORANCO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(Amounts in US$, unless otherwise stated)

11.    ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:
	March 31, 2023	June 30, 2022
	US$	US$
Accrued salaries and bonus	46,929	46,051
Other accrued expenses and other payables	584,402	621,874
Other tax payables	148,596	—
	779,927	667,925

12.    AMOUNT DUE TO DIRECTOR

	March 31, 2023	June 30, 2022
	US$	US$
Amount due within 1 year	3,613,282	3,322,862
Amount due after 1 year	11,908,353	12,209,702
	15,521,635	15,532,564

The short-term loan due to Director is interest-free, unsecured and repayable on demand.

The non-current liabilities are repayable in instalments over 15 years from 2019 onwards. The Director has not demanded repayment from the Group during the periods ended March 31, 2023 and 2022 and will not be seeking repayment that may cause stress on the Group’s working capital.

13.    SHARE CAPITAL AND CAPITAL MANAGEMENT

Consolidated balance sheets as at March 31, 2023, June 30, 2022 and June 30, 2021
	Pre-Reverse Split	Adjustments	Post-Reverse Split
Number of shares
– authorized	50,000,000	(40,000,000)	10,000,000
– issued and fully paid	41,948,748	(33,558,998)	8,389,750
Value (US$)	39,139	—	39,139

Additional paid-in capital
Value (US$)	377,538	—	377,538

Total share capital
Value (US$)	416,677	—	416,677

Consolidated statements of profit or loss for the nine months ended March 31, 2023
	Pre-Reverse Split	Adjustments	Post-Reverse Split
Earnings per share
– basic and diluted	0.08	0.32	0.40

Weighted average number of shares in issue for the year
– basic and diluted	41,948,748	(33,558,998)	8,389,750

ORANCO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(Amounts in US$, unless otherwise stated)

13.    SHARE CAPITAL AND CAPITAL MANAGEMENT (cont.)

Consolidated statements of profit or loss for the nine months ended March 31, 2022
	Pre-Reverse Split	Adjustments	Post-Reverse Split
Earnings per share
– basic and diluted	0.05	0.20	0.25

Weighted average number of shares in issue for the year
– basic and diluted	41,948,748	(33,558,998)	8,389,750

Each share has a nominal value of US$0.001 per share.

In March 2023, the authorized capital shares of the Company were increased from 50,000,000 to 100,000,000.

On June 8, 2023, Oranco, Inc. effected a reverse stock split at a ratio of 1-for-5 solely to decrease its issued and outstanding shares of common stock from 41,948,748 shares to 8,389,750 shares, with a par value of $0.001 each (the “Reverse Split”). As of the date of this report, the Company has 8,389,750 shares of common stock issued and outstanding.

Earnings per share is calculated by dividing the net income attributable to owners of the Company by the weighted average number of shares in issue throughout the years. There were weighted average of 41,948,748 shares (Pre-Reverse Split) issued and outstanding for the nine months ended March 31, 2023 and 2022. The effects of all potential shares are anti-dilutive for the nine months ended March 31, 2023 and 2022. The Company used weighted average of 8,389,750 shares (Post-Reverse Split) for the purpose of calculating earnings per share on the assumption that the Reverse Split had been effective during the nine months ended March 31, 2023 and 2022.

14.    INCOME TAXES

The Company is subject to taxes in the USA. The Company has had no taxable income under Federal or State tax laws. The Company has no available loss carry forward that may be offset against future federal income taxes.

The Company’s BVI subsidiary is not subject to taxation.

The Company’s Hong Kong subsidiary is subject to taxes in Hong Kong. The Hong Kong subsidiary has had no taxable income.

The Company’s PRC subsidiaries are subject to taxes in the PRC. The applicable PRC statutory income tax rate is 25% according to the Enterprise Income Tax Law.

A reconciliation of the income tax expenses is set out below:
	Nine months ended March 31, 2023	Nine months ended March 31, 2022
	US$	US$
Profit before income tax	4,506,787	3,001,125
Taxation at the applicable tax rate of 25%/16.5%/21%	1,135,422	758,210
Tax effect on non-taxable income	(75,081)	(18,893)
Tax effect of expenses that are not deductible	71,711	127,919
Income taxes	1,132,052	867,236

ORANCO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(Amounts in US$, unless otherwise stated)

15.    CONTRIBUTION PLAN IN THE PRC

As stipulated by the PRC state regulations, the subsidiaries in the PRC participate in the state-run defined contribution retirement scheme. All employees are entitled to an annual pension payment equal to a fixed proportion of the average basic salary of the geographical area of their last employment at their retirement date. The PRC subsidiaries are required to make contributions to the local social security bureau at 29.4% to 37.4% of the previous year’s average basic salary amount of the geographical area where the employees are under employment with the PRC subsidiaries. The Group has no obligation for the payment of pension benefits beyond the annual contributions.

According to the relevant rules and regulations of the PRC, the PRC subsidiaries and their employees are each required to make contributions to an accommodation fund at 9% of the salaries and wages of the employees which are administered by the Public Accumulation Funds Administration Centre. There is no further obligation for the Group except for such contributions to the accommodation fund. The Group had no significant obligation apart from the contributions.

16.    SHORT-TERM OPERATING LEASE

The Group is a lessee under a number of operating leases for offices and staff residence fully prepaid and the prepayments would be utilized according to the lease terms. The Group’s leases generally have remaining lease terms of 3 months to 1 year and some of which include options to terminate the leases within 1 year. These leases do not have rent escalation holidays, concessions, leasehold improvement incentives, or other build-out clauses. Further, the leases do not contain contingent rent provisions. As a result, the Group has not recognized any right-of-use assets or any lease liabilities as of March 31, 2023 and June 30, 2022.

Supplemental information related to leases is as follows:
	Nine months ended March 31, 2023	Nine months ended March 31, 2022
	US$	US$
Operating lease costs	287,422	237,407
	March 31, 2023	June 30, 2022
Weighted average remaining lease term (years) of operating leases:	0.5	0.5
Weighted average discount rate of operating leases:	2.9%	2.9%

17.    RELATED PARTY BALANCES AND TRANSACTIONS

The Group had the following transactions with related parties during the financial periods:
	March 31, 2023	June 30, 2022
	US$	US$
Current liabilities	3,613,282	3,322,862
Non-current liabilities	11,908,353	12,209,702
	15,521,635	15,532,564

The balance represented the amount due to Director, Mr. Peng Yang, as at March 31, 2023 and June 30, 2022.

ORANCO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(Amounts in US$, unless otherwise stated)

18.    COMMITMENTS AND CONTINGENCIES

At the end of each reporting period, neither the Group nor the Company had any significant contingent liabilities, capital and other commitments.

19.    DETAILS OF SUBSIDIARIES

Company name	Place and date of incorporation	Capital	Attributable equity interest	Principal activities
Reliant Galaxy International Limited	Established in British Virgin Islands on January 3, 2017	Registered and paid-in capital of RMB69,100	100%	Investment holding

Sure Rich Investment (Group) Limited	Established in Hong Kong on February 1, 2007	Share capital of RMB1	100%	Investment holding

Fujian Jinou Trading Co., Ltd.	Established in the PRC on July 5, 2004	Registered and paid-in capital of US$1,650,000	100%	Investment holding and marketing own-brand and wholesaling of spirits

Shanxi Huaxin Wine Industry Development Co., Ltd. (Formerly known as Fenyang Huaxin Wine Industry Development Co., Ltd.) Note (i)	Established in the PRC on April 15, 2013	Registered and paid-in capital of RMB1,000,000	100%	Marketing own-brand and wholesaling of spirits and wines

Shanxi Jinqiang Wine Industry Co., Ltd. (Formerly known as Fenyang Jinqiang Wine Industry Co., Ltd.) Note (i)	Established in the PRC on November 7, 2013	Registered capital 10,000,000 and paid-in capital of RMB5,000,000	100%	Marketing own-brand and wholesaling of spirits

Beijing Huaxin Tianchuang Enterprise Management Consulting Co., Ltd.	Established in the PRC on April 14, 2018	Registered and issued capital of RMB1,000,000	51% Note (ii)	Dormant

____________

Notes:

(i)      The change of company name of the subsidiaries was effective on September 1, 2022.

(ii)     The subsidiary was registered with unpaid share capital and the Company committed to pay up its share of the issued capital in the amount of RMB510,000 (US$73,943) on March 31, 2037, which is 20 years from the date of incorporation permitted by the Regulation of the People’s Republic of China on Company Registration. The amount due to the subsidiary is interest-free and unsecured.

20.    INVESTMENT

Company name	Place and date of incorporation	Capital	Attributable equity interest	Principal activities
Guangzhou Silicon Technology Co., Ltd.	Established in the PRC on September 8, 2015	Registered and issued capital of RMB5,000,000	20%	Development, sale and provision of software solutions

On September 1, 2018, Shanxi Huaxin Wine Industry Development Co., Ltd. (formerly known as Fenyang Huaxin Wine Industry Development Co., Ltd.) acquired 20% equity interest of Guangzhou Silicon Technology Co., Ltd. which then became an associate of the Company.

ORANCO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(Amounts in US$, unless otherwise stated)

21.    SUBSEQUENT EVENTS

These consolidated financial statements were approved by the Board and were available for issuance on May 1, 2023, except for notes 13 and 21 which were approved by the Board on July 7, 2023, and the Company has evaluated subsequent events through to the date of this Report. Other than those as disclosed in note 13 and that the Company has filed an application for listing in the United States on May 1, 2023, no subsequent events required disclosure in or adjustments to these consolidated financial statements.

2,000,000 Shares of Common Stock
Shares underlying Representative’s Warrants:
80,000 Shares of Common Stock

Oranco, Inc.

_____________________

PROSPECTUS

_____________________

US TIGER SECURITIES, INC.

[                ], 2023

Through and including ___________________, 2023 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Additional risks and uncertainties not presently known or that are currently deemed immaterial may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase Oranco’s common stock. These purchasers will purchase Oranco’s common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the SEC registration fee and the FINRA filing fee. All of the expenses below will be paid by the Registrant.

SEC registration fee	$1,768
FINRA filing fee	$2,750	*
NASDAQ listing fee	10,000	*
Legal fees and expenses	460,000	*
Accounting fees and expenses	200,000	*
Printing and engraving expenses	25,000	*
Transfer agent and registrar fees and expenses	10,000	*
Miscellaneous fees and expenses	390,244	*
Total	$1,099,672	*

____________

*        To be filed by amendment.

Item 14. Indemnification of Directors and Officers

Neither our articles of incorporation nor bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statute. NRS Section 78.7502 provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with any defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities

None.

Item 16. Exhibits and Financial Statements

(a) Exhibits

Exhibit Number	Description
1.1*	Form of Underwriting Agreement
3.1**	Articles of Incorporation
3.2**	Bylaws
4.1**	Specimen Stock Certificate Evidencing the Shares of Common Stock
4.2*	Form of Warrant
4.3***	Form of Escrow Agreement
5.1*	Opinion of Flangas Law Group as to the legality of the shares
5.2**	Opinion of Beijing Zhonglun W&D Taiyuan Law Firm
5.3***	Opinion of Jun He Law Offices LLC regarding the validity of the Representative’s Warrants being registered
10.1**	The Share Exchange Agreement by and among Oranco, Inc., Reliant Galaxy International Limited, and the shareholders of Reliant Galaxy International Limited dated as of June 29, 2018.
10.2**	The Share Purchase Agreement by and among Million Success Business Limited and Claudio Gianascio dated as of December 26, 2017.
10.3**	English Translation of the Employment Agreement by and between the Registrant and Tat Fai (Eric) Chung dated as of September 18, 2022.
10.4**

English Translation of the Employment Agreement by and between Shanxi Huaxin Wine Industry Development Co., Limited (formerly Fenyang Huaxin Wine Industry Development Co., Limited) and Peng Yang, dated as of July 1, 2021.

10.5**

English Translation of the Distribution Agreement between Shanxi Huaxin Wine Industry Development Co., Limited (formerly Fenyang Huaxin Wine Industry Development Co., Limited) and Shanxi Xinghuacun Fenjiu Group Liquor Development Area Sales Co., Ltd. dated as of June 30, 2020.

10.6**

English Translation of the Equity Transfer Agreement between Fenyang Huaxin Wine Industry Development Co., Ltd. and Silicon Valley (China) Development Co., Ltd regarding the purchase of equity interest in Guangzhou Silicon Technology Co., Ltd. dated as of September 1, 2018.

10.7**	Translation of the Agreement regarding the Purchase and Sale of the Equity Interest in Sure Rich Investment (Group) Limited.
10.8**	English Translation of the Supplemental Repayment Agreement between Mr. Peng Yang and Reliant Galaxy International Limited dated as of October 3, 2018.
10.9**	Written Resolution of Sole Director of Oranco approving the related party transactions dated as of June 30, 2022.

Exhibit Number	Description
10.10**

English Translation of the Supply Agreement between Shanxi Huaxin Wine Industry Development Co., Limited (formerly Fenyang Huaxin Wine Industry Development Co., Limited) and Fenyang Xinghua Haokoufu Wine Industry Flagship Store dated as of August 15, 2022.

10.11**

English Translation of the Distribution Agreement between Shanxi Huaxin Wine Industry Development Co., Limited (formerly Fenyang Huaxin Wine Industry Development Co., Limited) and Fenyang Xinxinxiangrong Trading Co., Ltd. dated as of April 30, 2022.

10.12**

English Translation of the Distribution Agreement between Shanxi Jinqiang Wine Industry Co. Limited. (formerly Fenyang Jinqiang Wine Industry Co., Limited) and Fenyang Xinghua Haokoufu Wine Industry Flagship Store dated as of July 22, 2022.

10.13**

English Translation of the Distribution Agreement between Shanxi Jinqiang Wine Industry Co., Limited (formerly Fenyang Jinqiang Wine Industry Co., Limited) and Fenyang Xinxinxiangrong Trading Co., Ltd. dated as of August 19, 2022.

10.14**

English Translation of the Authorized Dealer Agreement between Shanxi Huaxin Wine Industry Development Co., Limited (formerly Fenyang Huaxin Wine Industry Development Co., Limited) and Beijing Huaxin Rongfa Trading Co., Ltd. dated as of July 1, 2022.

10.15**

English Translation of the Authorized Dealer Agreement between Shanxi Huaxin Wine Industry Development Co., Limited (formerly Fenyang Huaxin Wine Industry Development Co., Limited) and Fuqing Jinghong Trading Co., Ltd. dated as of November 6, 2022.

10.16**

English Translation of the Authorized Dealer Agreement between Shanxi Huaxin Wine Industry Development Co., Limited (formerly Fenyang Huaxin Wine Industry Development Co., Limited) and Shanghai Baiwang Trading Co., Ltd. dated as of May 6, 2022.

10.17**

English Translation of the Authorized Dealer Agreement between Shanxi Huaxin Wine Industry Development Co., Limited (formerly Fenyang Huaxin Wine Industry Development Co., Limited) and Fuqing Hongda Trading Co., Ltd. dated as of July 17, 2022.

10.18**

English Translation of the Authorized Dealer Agreement between Shanxi Huaxin Wine Industry Development Co., Limited (formerly Fenyang Huaxin Wine Industry Development Co., Limited) and Jingtai County Juqingyuan Department Store.

10.19**

English Translation of the Dealer Agreement between Shanxi Jinqiang Wine Industry Co. Limited. (formerly Fenyang Jinqiang Wine Industry Co., Limited) and Fuqing Jinghong Trading Co., Ltd. dated as of November 17, 2022.

10.20**

English Translation of the Dealer Agreement between Shanxi Jinqiang Wine Industry Co. Limited. (formerly Fenyang Jinqiang Wine Industry Co., Limited) and Shanghai Baiwang Trading Co., Ltd. dated as of May 17, 2022.

10.21**

English Translation of the Dealer Agreement between Shanxi Jinqiang Wine Industry Co. Limited. (formerly Fenyang Jinqiang Wine Industry Co., Limited) and Fuqing Hongda Trading Co., Ltd. dated as of June 18, 2022.

10.22**

English Translation of the Warehouse Lease Contract between Shanxi Huaxin Wine Industry Development Co., Limited (formerly Fenyang Huaxin Wine Industry Development Co., Limited) and Fujian Fuwang Metal Products Co., Ltd dated as of March 1, 2023.

14.1**	Code of Ethics
21.1**	Subsidiaries of the Registrant
23.1*	Consent of PKF Littlejohn, LLP
23.2*	Consent of Flangas Law Group (included in Exhibit 5.1)
23.3**	Consent of Beijing Zhonglun W&D Taiyuan Law Firm (included in Exhibit 5.2)
23.4***	Consent of Jun He Law Offices LLC (included in Exhibit 5.3)
23.5**	Consent of BMI Appraisals Limited
23.6**	Consent of Tat Fai (Eric) Chung
23.7**	Consent of Mei Chi
23.8**	Consent of Cha Hwa (Brandson) Chong
23.9**	Consent of Bin Wang
24.1*	Power of attorney (included on the signature page to this registration statement)
99.1**	Audit Committee Charter
99.2**	Corporate Governance and Nominating Charter
99.3**	Compensation Committee Charter

Exhibit Number	Description
101.INS	Inline XBRL Instance Document
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Label L
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in exhibit 101)
107*	Filing Fee Table

____________

*        Filed herewith

**      Previously filed

***    To be filed by amendment

Item 17.     Undertakings

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(4)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)    For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)    For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Johns Creek, Georgia, on the 27th day of November, 2023.

ORANCO, INC.
By:	/s/ Peng Yang
Name:	Peng Yang
Title:	Chief Executive Officer, Director and Chairman of the Board of Directors

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Peng Yang and Tat Fai (Eric) Chung as attorneys-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of shares of common stock the registrant (the “Shares”), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form S-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Signature	Capacity in Which Signed	Date
/s/ Peng Yang	Chief Executive Officer, Director and	November 27, 2023
Peng Yang	Chairman of the Board of Directors (principal executive officer)
/s/ Tat Fai (Eric) Chung	Chief Financial Officer and Director Nominee	November 27, 2023
Tat Fai (Eric) Chung	(principal financial officer)